UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

McKESSON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Notice of 2017 Annual Meeting of Stockholders

Wednesday, July 26, 2017

8:30 a.m. Central Daylight Time

The 2017 Annual Meeting of Stockholders of McKesson Corporation will be held at the Irving-Las Colinas Chamber of Commerce, 5201 N. O’Connor Boulevard, Irving, Texas 75039.

ITEMS OF BUSINESS:

•	Elect for a one-year term a slate of eight directors as nominated by the Board of Directors;

•	Ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending March 31, 2018;

•	Conduct a non-binding advisory vote on executive compensation;

•	Conduct a non-binding advisory vote on the frequency of the advisory vote on executive compensation;

•	Vote on two proposals submitted by shareholders, if properly presented; and

•	Conduct such other business as may properly be brought before the meeting.

Shareholders of record at the close of business on May 31, 2017 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

June 16, 2017

By Order of the Board of Directors

John G. Saia

Associate General Counsel and Corporate Secretary

YOUR VOTE IS IMPORTANT

We encourage you to read the proxy statement and vote your shares as soon as possible. Specific instructions on how to vote via Internet, by phone, by mail or in person are included on the proxy card.

PROXY SUMMARY

This summary highlights certain information in this proxy statement and does not contain all the information you should consider in voting your shares. Please refer to the complete proxy statement and our annual report prior to voting at the Annual Meeting of Stockholders to be held on July 26, 2017 (“Annual Meeting”).

Meeting Information

2017 Annual Meeting of Stockholders

Date and Time	Wednesday, July 26, 2017 | 8:30 a.m. Central Daylight Time

Location	Irving-Las Colinas Chamber of Commerce, 5201 N. O’Connor Boulevard, Irving, Texas

Record Date	May 31, 2017

Voting Items

Our board of directors (“Board” or “Board of Directors”) is asking you to take the following actions at the Annual Meeting:

Item	Your Board’s Recommendation	Page Reference

1 Election of Eight Directors for a One-Year Term	Vote FOR	5

2 Ratification of the Appointment of the Independent Registered Public Accounting Firm	Vote FOR	19

3 Non-binding Advisory Vote on Executive Compensation	Vote FOR	67

4 Non-binding Advisory Vote on Frequency of Advisory Vote on Executive Compensation	Vote FOR (1-year)	68

5 Shareholder Proposal on Independent Board Chairman	Vote AGAINST	69

6 Shareholder Proposal on Action by Written Consent of Shareholders	Vote AGAINST	72

How to Vote (see pages 75 – 78 for additional voting information)

Your vote is important. On June 16, 2017, McKesson Corporation (“Company,” “McKesson,” “we” or “us”) began delivering proxy materials to all shareholders of record at the close of business on May 31, 2017 (“Record Date”). As a shareholder, you are entitled to one vote for each share of common stock you held on the Record Date. You can vote in any of the following ways:

Vote via Internet	Call Toll-Free	Vote by Mail	Vote in Person

www.proxyvote.com	Call the phone number located at the top of your	Follow the instructions on your proxy card	Attend our Annual Meeting and vote by
	proxy card		ballot

- 2017 Proxy Statement	1

PROXY SUMMARY

Director Nominees

There are eight nominees for election to the Board of Directors. Wayne A. Budd will be retiring from the Board at the Annual Meeting. Upon his retirement, the size of the Board will be reduced to eight members. Additional information on each nominee may be found under Item 1 - Election of Directors, beginning on page 5.

Committee Memberships
Name and Title	AC	CC	FC	GC
Andy D. Bryant Chairman of the Board, Intel Corporation		✓	✓
N. Anthony Coles, M.D. Chairman and Chief Executive Officer, Yumanity Therapeutics, LLC		✓	✓
John H. Hammergren Chairman of the Board, President and Chief Executive Officer, McKesson Corporation
M. Christine Jacobs Chairman of the Board, President and Chief Executive Officer, Theragenics Corporation (Retired)		✓		✓
Donald R. Knauss Executive Chairman of the Board, The Clorox Company (Retired)	✓			✓
Marie L. Knowles Executive Vice President and Chief Financial Officer, ARCO (Retired)	✓		✓
Edward A. Mueller – Lead Independent Director Chairman of the Board and Chief Executive Officer, Qwest Communications International Inc. (Retired)		✓		✓
Susan R. Salka Chief Executive Officer and President, AMN Healthcare Services, Inc.	✓			✓

AC: Audit Committee   CC: Compensation Committee   FC: Finance Committee   GC: Governance Committee

The eight director nominees standing for reelection to the Board have diverse backgrounds, skills and experiences. We believe their varied backgrounds contribute to an effective and well-balanced Board that is able to provide valuable insight to, and effective oversight of, our senior executive team.

2020 Women on Boards

We were recognized once again by 2020 Women on Boards as a member of their Honor Roll for having more than 20% of board seats held by women. We are proud that since 2002 women have held three of our Board seats.

Tenure
Years of Service as of Annual Meeting
0 – 5	5 – 10	10+

2	- 2017 Proxy Statement

PROXY SUMMARY

Governance Highlights

At McKesson, the way we do business is just as important as the business itself. This is why we look toward our “ICARE” shared principles - integrity, customer first, accountability, respect and excellence - as a unifying set of values to guide us in our mission. The Board has adopted a number of policies to support our values, which we believe are important to the success of our business and strengthen Board and management accountability to our shareholders, customers and other stakeholders. These values have been recognized by a number of leading institutions:

Corporate Reputation and Leadership FORTUNE® Most Admired Company – Healthcare Wholesaler National Business Group on Health® Best Employer for Healthy Lifestyles	Diversity and Inclusion Human Rights Campaign Foundation® Best Place to Work for LGBT Equality Military Friendly® Top military-friendly company

The Board actively seeks input from our shareholders and is committed to continuous monitoring of sound and effective governance practices. Below are highlights of some of our key governance attributes. Details on our corporate governance can be found on pages 14 - 18.

Company Highlights

Company Performance Highlights

•   Total annual revenues of $198.5B, up 5% from prior year on a constant currency basis

•   Diversified our debt portfolio with the Company’s first British pound sterling and Euro-denominated bond offering

•   Total cash returned to shareholders of more than $2.5B through share repurchases and issuance of dividends

•   Reshaped and expanded our portfolio of businesses with more than $4.2B in 11 completed acquisitions

•   Completed transformational transaction to unlock shareholder value with creation of new joint venture, Change Healthcare

•   Re-invested $562M through internal capital spending

Social Responsibility and Diversity

•   Over $1.5M in philanthropic giving through the McKesson Foundation to support cancer patients

•   Executive-level Chairman’s Diversity Council responsible for ensuring the Company’s diversity strategy is understood and embraced at all levels

•   Helping communities impacted by disasters around the globe by making direct grants and matching employee donations for relief services

Environmental Sustainability

•   Standardized a path to LEED and WELL certification for our new office buildings

•   Multi-year decrease in sales fleet CO2 emissions

•   Honoring employees who make outstanding efforts for our planet through our McKesson Community Hero cash grant program

- 2017 Proxy Statement	3

PROXY SUMMARY

Executive Compensation Highlights

Total Shareholder Return of 75%,

CEO Direct Pay Down 27%

From the end of FY 2012 through the end of FY 2017, McKesson delivered total shareholder return (“TSR”) of 75%, while the Compensation Committee’s decisions and cumulative changes to our executive compensation program reduced CEO total direct compensation (“TDC”) by 27% over the same time period. For more information, see page 26.

FY 2017 Pay Strategy Aligns with Shareholder Value Creation

Incentive Pay Element	Metric	Rationale

Management Incentive Plan (annual cash incentive)	Adjusted EPS	Sets growth expectations for shareholders and serves as a key indicator of operational performance and profitability
	Adjusted OCF	Measures the ability to translate earnings to cash which fuels our capital deployment with a goal of maximizing shareholder returns

	Individual Modifier	Drives individual performance to achieve Company-wide and business unit results

Long-Term Incentive Plan (long-term cash incentive)	3-Year Cumulative Adjusted OCF	Measures effective management of working capital and cash generation over a multi-year period to return value to shareholders
	3-Year Average ROIC	Encourages leaders to make sound investments that will generate strong future returns for shareholders

Total Shareholder Return Units (long-term equity incentive)	MCK TSR vs. S&P 500 Health Care Index	Rewards relative performance against peers over time
	3-Year Cumulative Adjusted EPS	Improves line-of-sight and drives operational performance

Stock Options	Stock Price	Directly aligns with value delivered to shareholders

In our discussion of executive compensation throughout this proxy statement, we refer to Adjusted EPS as a performance metric specifically used in our incentive programs. In Appendix A to this proxy statement, we provide a reconciliation of earnings from continuing operations, net of tax, per diluted share attributable to the Company, as calculated in accordance with generally accepted accounting principles (GAAP), to Adjusted EPS (non-GAAP). Definitions and explanations of other defined terms used in the table above can be found in the Compensation Discussion and Analysis, beginning on page 24.

Executive Compensation Best Practices

•	Year-round outreach to our shareholders by Governance Relations Office

•	Compensation Committee oversight ensures that pay design supports our business and talent strategy

•	Awards designed to align with annual operating plan and long-range strategic plan, incentivize stretch performance

•	Emphasis on performance-based variable pay

–	91% of CEO target direct compensation (“TDC”) is variable

–	78% of CEO TDC is long-term (performance or vesting periods of at least 3 years)

•	Robust stock ownership guidelines (10 x base salary for CEO, 3 x base salary for other executive officers)

•	Double-trigger change in control arrangements

4	- 2017 Proxy Statement

PROPOSALS TO BE VOTED ON

ITEM 1.	Election of Directors

There are eight nominees for election to the Board of Directors of the Company. The directors elected at the Annual Meeting will hold office until the 2018 Annual Meeting of Stockholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal.

All nominees are current directors. Andy D. Bryant, N. Anthony Coles, M.D., John H. Hammergren, M. Christine Jacobs, Donald R. Knauss, Marie L. Knowles, Edward A. Mueller, and Susan R. Salka were elected to the Board at the 2016 Annual Meeting of Stockholders. Wayne A. Budd will be retiring from the Board at the Annual Meeting.

For purposes of the upcoming Annual Meeting, the Governance Committee has recommended the reelection of each nominee as a director. Each nominee has informed the Board that he or she is willing to serve as a director. If any nominee should decline or become unable or unavailable to serve as a director for any reason, your proxy authorizes the persons named in the proxy to vote for a replacement nominee, if the Board names one, as those persons determine in their best judgment. As an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

The following is a brief description of the age, principal occupation, position and business experience, including other public company directorships, for at least the past five years and major affiliations of each of the nominees. Each director’s biographical information includes a description of the director’s experience, qualifications, attributes or skills that qualify the director to serve on the Company’s Board at this time.

Nominees

Your Board recommends a vote “FOR” each Nominee.

Andy D. Bryant
Chairman of the Board, Intel Corporation

Mr. Bryant, age 67, was elected Chairman of the Board of Intel Corporation in May 2012. He was named a director of Intel’s board in July 2011 and served as Vice Chairman of the Board from that time until his election as Chairman. He served as Executive Vice President and Chief Administrative Officer of Intel from October 2007 to July 2011. Mr. Bryant joined Intel in 1981 and held a number of management positions before serving as Intel’s Chief Financial Officer from February 1994 to October 2007. He is also a director of Columbia Sportswear Company. He was formerly a director of Synopsys Inc. Mr. Bryant has been a director of the Company since January 2008. He is Chair of the Compensation Committee and a member of the Finance Committee.

Mr. Bryant’s years of experience as an executive at a large global company, including in the roles of Chief Administrative Officer and Chief Financial Officer, provide to the Company’s Board operational, strategic planning and financial expertise and considerable business acumen, as well as international business experience. We believe the Company benefits from his Board leadership perspective garnered from serving as both Vice Chairman and Chairman of Intel’s Board. Mr. Bryant also has other public company board experience with service on audit and governance committees.

- 2017 Proxy Statement	5

ITEM 1. ELECTION OF DIRECTORS

N. Anthony Coles, M.D.
Chairman and Chief Executive Officer, Yumanity Therapeutics, LLC

Dr. Coles, age 57, has served as Chairman and Chief Executive Officer of Yumanity Therapeutics, LLC, a company focused on transforming drug discovery for neuro-degenerative diseases, since October 2014. Prior to this, from October 2013, Dr. Coles served as Chairman and CEO of TRATE Enterprises LLC, a privately held company. Dr. Coles served as President, Chief Executive Officer and Chairman of the Board of Onyx Pharmaceuticals, Inc. (“Onyx”), a biopharmaceutical company, from 2012 until 2013, having served as its President, Chief Executive Officer and a member of its board of directors from 2008 until 2012. Prior to joining Onyx in 2008, he was President, Chief Executive Officer and a member of the board of directors of NPS Pharmaceuticals, Inc. (“NPS”), a public biopharmaceutical company. Before joining NPS in 2005, he served in various leadership positions in the biopharmaceutical and pharmaceutical industries, including at Merck & Co., Inc., Bristol-Myers Squibb Company and Vertex Pharmaceuticals Incorporated. Dr. Coles currently serves as a director of Regeneron Pharmaceuticals, Inc. and CRISPR Therapeutics. In addition to having previously served as a director of Onyx and NPS, he was formerly a director of Laboratory Corporation of America Holdings and Campus Crest Communities, Inc. Dr. Coles has been a director of the Company since April 2014. He is Chair of the Finance Committee and a member of the Compensation Committee.

In light of his former and current chairman and chief executive positions, Dr. Coles brings to the Board executive and board leadership experience, as well as business management and strategic planning experience, in the healthcare industry. He also brings an innovative mindset. We believe Dr. Coles’ training as a physician will serve the Board well as it provides oversight with respect to various aspects of the Company’s businesses.

John H. Hammergren
Chairman of the Board, President and Chief Executive Officer, McKesson Corporation

Mr. Hammergren, age 58, has served as Chairman of the Board since July 2002, and President and Chief Executive Officer of the Company since April 2001. Mr. Hammergren joined the Company in 1996 and held a number of management positions before becoming President and Chief Executive Officer. He was a director of the Hewlett-Packard Company from 2005 through April 2013. Mr. Hammergren is the Chairman of the Supervisory Board of Celesio AG. Additionally, he is currently a member of the Business Council, the Business Roundtable and the Healthcare Leadership Council, as well as the Board of Trustees for the Center for Strategic & International Studies (“CSIS”). He has been a director of the Company since July 1999.

Mr. Hammergren brings more than 30 years of business and healthcare experience to the Board, including service on other public company boards. Under Mr. Hammergren’s leadership, McKesson has become a leading provider of healthcare services and information technology solutions, increased revenues more than $156 billion, expanded global markets, and provided shareholders with a significant annual return on investment. The Board benefits from Mr. Hammergren’s extensive knowledge of the Company, including his deep understanding of its customer base, competition, management team, workforce, challenges and opportunities. His involvement with the Healthcare Leadership Council, the Business Council and the Business Roundtable allows him to bring the Board new insights and perspectives on the changing healthcare industry, the nation’s economic and regulatory climate, and relevant public policy issues.

M. Christine Jacobs
Chairman of the Board, President and Chief Executive Officer, Retired, Theragenics Corporation

Ms. Jacobs, age 66, retired from Theragenics Corporation, a manufacturer of prostate cancer treatment devices and surgical products, in 2013, having served as its Chairman, President and Chief Executive Officer. She held the position of Chairman from 2007 to 2013, and previously from 1998 to 2005. She was Co-Chairman of the Board from 1997 to 1998 and was elected President in 1992 and Chief Executive Officer in 1993. Ms. Jacobs has been a director of the Company since January 1999. She is a member of the Compensation Committee and the Governance Committee.

Having led a public company within the healthcare industry for over 20 years, Ms. Jacobs brings to our Board significant relevant industry experience and a keen understanding of and strong insight into issues, challenges and opportunities facing the Company, including those related to legislative healthcare initiatives. As a Chairman and Chief Executive Officer of Theragenics Corporation, she was at the forefront of her company in regard to the evolving corporate governance environment, which enables her to provide ongoing valuable contributions as a member of the Governance Committee of our Board. In September 2011, Ms. Jacobs began serving as Co-Chair of the Securities and Exchange Commission (“SEC”) Advisory Committee on Small and Emerging Companies, which reflects her leadership and public company experience, including capital formation experience. At the request of SEC Chair Mary Jo White, she served a second term in that role. Ms. Jacobs’ Co-Chair term ended September 2015.

6	- 2017 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS

Donald R. Knauss
Executive Chairman of the Board, Retired, The Clorox Company

Mr. Knauss, age 66, retired from The Clorox Company in 2015, having served as Executive Chairman of the Board from November 2014 until July 2015 and Chairman and Chief Executive Officer from October 2006 until November 2014. He was Executive Vice President of The Coca-Cola Company and President and Chief Operating Officer for Coca-Cola North America from February 2004 until September 2006. Prior to his employment with The Coca-Cola Company, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble and served as an officer in the United States Marine Corps. He currently serves as a director of the Kellogg Company and Target Corporation. Mr. Knauss also serves as the chairman of the board of trustees for the University of San Diego and is a member of the Economic Advisory Council of the San Francisco Federal Reserve Board. He was formerly a director of

URS Corporation. Mr. Knauss has been a director of the Company since October 2014. He is a member of the Audit Committee and the Governance Committee.

Mr. Knauss has gained substantial Board leadership skills through his chairmanship role at The Clorox Company. He also brings substantial executive experience, including in the roles of Chief Executive Officer, President and Chief Operating Officer, through which he has developed valuable operational insights and strategic and long-term planning capabilities. In addition, Mr. Knauss possesses extensive international business management experience, which provides him with valuable insights into global business strategy. He also possesses extensive retail expertise, which includes experience in the retail pharmacy area. Mr. Knauss also has significant other public company board experience. Having worked outside of the healthcare industry, Mr. Knauss enhances the diverse perspectives on the Board.

Marie L. Knowles
Executive Vice President and Chief Financial Officer, Retired, ARCO

Ms. Knowles, age 70, retired from Atlantic Richfield Company (“ARCO”) in 2000 and was Executive Vice President and Chief Financial Officer from 1996 until 2000. She joined ARCO in 1972 and held a number financial and operating management positions including President of ARCO Transportation Company from 1993 to 1996. Ms. Knowles is also the Chair of the Independent Trustees Fidelity Fixed Income and Asset Allocation Funds. Ms. Knowles was formerly a director of America West Holdings Corporation, ARCO, Phelps Dodge Corporation and URS Corporation. She has been a director of the Company since March 2002. She is Chair of the Audit Committee and a member of the Finance Committee.

Ms. Knowles brings to the Board extensive financial experience gained through her career at ARCO, including her tenure as Chief Financial Officer. This experience makes her well qualified to serve as Chair of the Company’s Audit Committee and as the audit committee financial expert. This experience also enables Ms. Knowles to provide critical insight into, among other things, the Company’s financial statements, accounting principles and practices, internal control over financial reporting, and risk management processes. It is also noteworthy that Ms. Knowles was named a 2013 Outstanding Director by the San Francisco Business Times and the Silicon Valley Business Journal.

Edward A. Mueller
Chairman of the Board and Chief Executive Officer, Retired, Qwest Communications International Inc.

Mr. Mueller, age 70, retired as Chairman and Chief Executive Officer of Qwest Communications International Inc., a provider of voice, data and video services, in April 2011. He held the position of Chairman and Chief Executive Officer of Qwest Communications from August 2007 to April 2011. From January 2003 until July 2006, he served as Chief Executive Officer of Williams-Sonoma, Inc., a provider of specialty products for cooking. Prior to joining Williams-Sonoma, Inc., Mr. Mueller served as President and Chief Executive Officer of Ameritech Corporation, a subsidiary of SBC Communications, Inc., from 2000 to 2002. He was formerly a director of The Clorox Company, CenturyLink, Inc., Williams-Sonoma, Inc. and VeriSign, Inc. Mr. Mueller has been a director of the Company since April 2008 and was elected to the role of Lead Independent

Director in July 2013. He was reelected to an additional two-year term as Lead Independent Director effective July 2017. He is a member of the Compensation Committee and the Governance Committee.

Mr. Mueller brings to the Board chief executive leadership and business management experience, as well as a strong business acumen and strategic planning expertise. Having worked outside the healthcare industry, he also adds to the mix of experiences perspectives on our Board that promotes a robust, deliberative decision-making process. While Chairman of the Board of Qwest Communications, Mr. Mueller had a leadership role in corporate governance, which enables him to provide valuable contributions as a member of the Governance Committee of our Board. He also has public company board experience with audit committee service.

- 2017 Proxy Statement	7

ITEM 1. ELECTION OF DIRECTORS

Susan R. Salka
Chief Executive Officer and President, AMN Healthcare Services, Inc.

Ms. Salka, age 52, has served as Chief Executive Officer and President of AMN Healthcare Services, Inc., provider of healthcare workforce solutions and staffing services to healthcare facilities across the nation, since 2005, and a director of the company since 2003. She has served in several other executive roles since joining the company in 1990, including Chief Operating Officer, Chief Financial Officer and Senior Vice President of Business Development. She was formerly a director of Beckman Coulter Inc. and Playtex Products. Ms. Salka has been a director of the Company since October 2014. She is a member of the Audit Committee and the Governance Committee.

With over 25 years of experience in the healthcare services industry, Ms. Salka brings to the Board a deep understanding of emerging trends in healthcare services. This industry experience gives her insight into important aspects of the Company’s businesses, including opportunities potentially available to those businesses. She has also served in a number of executive leadership positions, including as a Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, which have provided her with business management, operational, financial and long-range planning experience. Ms. Salka also brings valuable experience acquired through significant public company board service.

The Board, Committees and Meetings

The Board of Directors is the Company’s governing body with responsibility for oversight, counseling and direction of the Company’s management to serve the long-term interests of the Company and its shareholders. The Board’s goal is to build long-term value for the Company’s shareholders and to ensure the vitality of the Company for its customers, employees and other individuals and organizations that depend on the Company. To achieve its goal, the Board monitors both the performance of the Company and the performance of the Chief Executive Officer (“CEO”). The Board consisted of nine members during the fiscal year ended March 31, 2017 (“FY 2017”), all of whom were independent with the exception of John H. Hammergren, the Chairman of the Board (“Chairman”). Upon the retirement of Mr. Budd at the Annual Meeting, the size of the Board will be reduced to eight members.

The Board has, and for many years has had, standing committees: the Audit Committee, the Compensation Committee, the Finance Committee, and the Governance Committee. Each of these committees is governed by a written charter approved by the Board in compliance with the applicable requirements of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) listing requirements (collectively, the “Applicable Rules”). The charter of each committee requires an annual review by that committee. Each member of our standing committees is independent, as determined by the Board, under the NYSE listing standards and the Company’s director independence standards. In addition, each member of the Audit Committee and Compensation Committee meets the additional, heightened independence criteria applicable to such committee members under the Applicable Rules. The members of each standing committee are appointed by the Board each year for a term of one year or until their successors are elected and qualified.

Board and Meeting Attendance

The Board met eight times during FY 2017. Each director attended at least 75% of the aggregate number of meetings of the Board and of all the standing and other committees on which he or she served. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with executive management, independent accountants, advisors and consultants and others on matters affecting the Company. Directors are also expected to attend the upcoming Annual Meeting. All directors attended the Annual Meeting of Stockholders held in July 2016. The membership of each standing committee and the number of meetings held during FY 2017 are identified in the table below.

8	- 2017 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS

Director	Audit	Compensation	Finance	Governance
Andy D. Bryant		Chair	✓
Wayne A. Budd	✓			Chair
N. Anthony Coles, M.D.		✓	Chair
John H. Hammergren
M. Christine Jacobs		✓		✓
Donald R. Knauss	✓			✓
Marie L. Knowles	Chair		✓
Edward A. Mueller		✓		✓
Susan R. Salka	✓			✓
Number of meetings held during FY 2017	7	5	6	4

In addition, the Board has, on occasion, established committees to deal with particular matters the Board believes appropriate to be addressed in that manner.

Committee Responsibilities and Other Information

Audit Committee

The Audit Committee is responsible for, among other things, reviewing with management the annual audited financial statements filed in the Annual Report on Form 10-K, including any major issues regarding accounting principles and practices, as well as the adequacy and effectiveness of internal control over financial reporting that could significantly affect the Company’s financial statements. Along with other responsibilities, the Audit Committee reviews with management and the independent registered public accounting firm (the “independent accountants”) the interim financial statements prior to the filing of the Company’s quarterly reports on Form 10-Q. In addition to appointing the independent accountants, monitoring their independence, evaluating their performance and approving their fees, the Audit Committee has responsibility for reviewing and accepting the annual audit plan, including the scope of the audit activities of the independent accountants. The Audit Committee at least annually reassesses the adequacy of its charter and recommends to the Board any proposed changes, and periodically reviews major changes to the Company’s accounting principles and practices. The committee also reviews the appointment, performance and replacement of the senior internal audit department executive and advises the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s code of conduct.

Additionally, the committee performs such other activities and considers such other matters as the Audit Committee or the Board deems necessary or appropriate. For example, the committee, and at times the Board as a whole, reviews the Company’s cybersecurity risk mitigation initiatives and related policies and procedures.

The composition of the Audit Committee, the attributes of its members, including the requirement that each be “financially literate” and have other requisite experience, and the responsibilities of the committee, as reflected in its charter, are in accordance with the Applicable Rules for corporate audit committees.

Audit Committee Financial Expert

The Board has designated Ms. Knowles as the Audit Committee’s financial expert and has determined that she meets the qualifications of an “audit committee financial expert” in accordance with SEC rules, and that she is “independent” as defined for audit committee members in the listing standards of the NYSE and applicable SEC requirements, and in accordance with the Company’s director independence standards.

Compensation Committee

The Compensation Committee has responsibility for, among other things, reviewing all matters relating to executive officer compensation. Along with its other responsibilities, the Compensation Committee, with respect to executive officers, annually reviews and determines the salary paid, the grants of cash-based incentives and equity compensation, the entering into or amendment or extension of any employment contract or similar arrangement, the severance or change in control arrangements, the material perquisites provided, and any other executive officer compensation matter that may arise from time to time as directed by the Board.

- 2017 Proxy Statement	9

ITEM 1. ELECTION OF DIRECTORS

The Compensation Committee periodically reviews and makes recommendations to the Board with respect to adoption of, or amendments to, all equity-based incentive compensation plans for employees, and cash-based incentive plans for executive officers, including an evaluation of whether the relationship between the incentives associated with these plans and the level of risk-taking by executive officers in response to such incentives is reasonably likely to have a material adverse effect on the Company. Subject to certain limitations, the Compensation Committee approves the grant of stock, stock options, stock purchase rights or other equity grants to employees eligible for such grants. Annually, the Compensation Committee reviews its charter and recommends to the Board any changes it determines are appropriate. It participates with management in the preparation of the Compensation Discussion and Analysis for the Company’s proxy statement. The committee also performs such other activities required by applicable law, rules or regulations and, consistent with its charter, as the Compensation Committee or the Board deems necessary or appropriate.

The Compensation Committee may delegate to any officer or officers the authority to grant awards to employees other than directors or executive officers, provided that such grants are within the limits established by the Delaware General Corporation Law and by resolution of the Board. The Compensation Committee determines the structure and amount of all executive officer compensation, including awards of equity, after considering the initial recommendation of management and in consultation with the Compensation Committee’s independent compensation consultant.

In accordance with its charter, the Compensation Committee annually evaluates the qualifications, performance and independence of its advisors. The Compensation Committee has the sole authority and right, when it deems necessary or appropriate, to retain, obtain the advice of and terminate compensation consultants, independent legal counsel or other advisors of its choosing. The committee has the sole authority to approve the fee arrangement and other retention terms of such advisors, and the Company must provide for appropriate funding. In this regard, the Compensation Committee is directly responsible for the appointment, fee arrangement and oversight of the work of any compensation consultant, independent legal counsel or other advisor retained.

During FY 2017, the Compensation Committee engaged an independent compensation consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”), and independent legal counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”). In addition to advising the Compensation Committee on executive compensation matters, Semler Brossy also provided independent consulting services to the Governance Committee in the area of director compensation. Additional information on the Compensation Committee’s process and procedures for consideration of executive compensation is addressed in the Compensation Discussion and Analysis.

Finance Committee

The Finance Committee has responsibility for, among other things, reviewing the Company’s dividend policy, reviewing the adequacy of the Company’s insurance programs and reviewing with management the long-range financial policies of the Company. Annually, the Finance Committee reviews its charter and recommends to the Board any changes it determines are appropriate. Along with other responsibilities, the Finance Committee provides advice and counsel to management on the financial aspects of significant acquisitions and divestitures, major capital commitments, proposed financings and other significant transactions. The committee also makes recommendations concerning significant changes in the capital structure of the Company, reviews tax planning strategies utilized by management, reviews the funding status and investment policies of the Company’s tax-qualified retirement plans, and reviews and (when authorized by the Board) approves the principal terms and conditions of securities that may be issued by the Company.

Governance Committee

The Governance Committee has responsibility for, among other things, reviewing the size and composition of the Board and recommending measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity, recommending the slate of nominees to be proposed for election at the annual meeting of stockholders, recommending qualified candidates to fill Board vacancies, and reviewing, in consultation with the Lead Independent Director, the composition of the standing committees of the Board and recommending any changes. The Governance Committee annually reviews its charter and recommends to the Board any changes it determines are appropriate. Along with other responsibilities, the Governance Committee evaluates the Board’s overall performance, develops and administers the Company’s related party transactions policy, monitors emerging corporate governance trends, and oversees and evaluates the Company’s corporate governance policies and programs. The committee annually reviews non-employee director compensation, including equity awards to directors, and advises the Board on these matters.

10	- 2017 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS

Director Qualifications, Nomination and Diversity

To fulfill its responsibility to recruit and recommend to the Board nominees for election as directors, the Governance Committee considers all qualified candidates who may be identified by any one of the following sources: current or former Board members, a professional search firm, Company executives or shareholders. Shareholders who wish to propose a director candidate for consideration by the Governance Committee may do so by submitting the candidate’s name, resume and biographical information and qualifications to the attention of the Secretary of the Company at One Post Street, 32nd Floor, San Francisco, California 94104. All proposals for recommendation or nomination received by the Secretary will be presented to the Governance Committee for its consideration. The Governance Committee and the Company’s CEO will consider those candidates who meet the criteria described below, and the Governance Committee will recommend to the Board nominees who best suit the Board’s needs. In order for a recommended director candidate to be considered by the Governance Committee for nomination for election at an upcoming annual meeting of stockholders, in accordance with the Advance Notice By-Law provisions, the recommendation must be received by the Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders. Shareholders may also request that director nominees be included in the Company’s proxy materials in accordance with the proxy access provision in the By-Laws. Such requests must be received no earlier than 150 days and no later than 120 days prior to the anniversary of the immediately preceding annual meeting of stockholders. Each shareholder seeking to include a director nominee in the Company’s proxy materials would be required to provide certain information, representations and undertakings as outlined in the By-Laws.

In evaluating candidates for the Board, the Governance Committee reviews each candidate’s biographical information and credentials, and assesses each candidate’s independence, skills, experience and expertise based on a variety of factors. Members of the Board should have the highest professional and personal ethics, integrity and values consistent with the Company’s values. They should have broad experience at the policy-making level in business, technology, healthcare or public interest, or have achieved national prominence in a relevant field as a faculty member or senior government officer. The Governance Committee will consider whether the candidate has had a successful career that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make, and whether the candidate’s skills are complementary to the existing Board members’ skills. Board members must take into account and balance the legitimate interests and concerns of all of the Company’s shareholders and other stakeholders, and each must be able to devote sufficient time and energy to the performance of his or her duties as a director, as well as have a commitment to diversity and inclusion.

The Governance Committee has responsibility under its charter to review annually with the Board the size and composition of the Board with the objective of achieving the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole. Although the Board does not maintain a formal policy regarding diversity, the Governance Committee considers diversity to include diversity of backgrounds, cultures, education, experience, skills, thought, perspectives, personal qualities and attributes, and geographic profiles (i.e., where the individuals have lived and worked), as well as race, ethnicity, gender, national origin and other categories. A high level of diversity on our Board has been achieved in these areas, as evidenced by the information concerning our directors that is provided under “Nominees” above. Our Governance Committee and the Board believe that a diverse representation on the Board fosters a robust, comprehensive, and balanced deliberation and decision-making process that is essential to the continued effective functioning of the Board and continued success of the Company.

Director Compensation

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on our Board. The Governance Committee annually reviews the level and form of the Company’s director compensation and, if it deems appropriate, recommends to the Board changes in director compensation. In reviewing our non-employee director compensation program, the committee is guided by these principles:

•

Compensation should pay directors at competitive levels for the work required in a company of our size and scope, differentiating among directors where appropriate to reflect different levels of responsibilities;

•	A significant portion of compensation should be in the form of stock, to align the directors’ interests with our shareholders; and

•	The structure of the program should be simple and transparent.

- 2017 Proxy Statement	11

ITEM 1. ELECTION OF DIRECTORS

The compensation for each non-employee director of the Company includes an annual cash retainer, an annual restricted stock unit (“RSU”) award and meeting fees. The Lead Independent Director and chairs of the standing committees receive an additional annual cash retainer, and the Lead Independent Director receives an additional annual grant of RSUs. Detail on the value of the annual retainer and RSU awards is provided below. With regard to the Board and standing committees, non-employee directors receive a $1,500 per-meeting fee, except that the fee is $2,000 for Audit Committee meetings. With regard to meetings other than standing committee meetings, the Governance Committee determines on a case-by-case basis whether meeting fees are appropriate for non-employee directors. Non-employee directors are paid their reasonable expenses for attending Board and committee meetings. Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board.

Cash Compensation

Each non-employee director receives an annual retainer, and the Lead Independent Director and chairs of the standing committees receive an additional annual retainer. These amounts, and information on meeting fees, are set forth in the table below. Directors may elect in advance of a calendar year to defer up to 100% of their annual retainer (including any standing committee chair or Lead Independent Director retainer) and meeting fees into the Company’s Deferred Compensation Administration Plan III (“DCAP III”). The minimum deferral period for any amounts deferred is five years; however, notwithstanding the director’s deferral election, if a director ceases to be a director of the Company for any reason other than death, disability or retirement, the account balance will be paid in a lump sum in the first January or July which is at least six months following and in the year after the director’s separation from service. In the event of death, disability or retirement, the account balance will be paid in accordance with the director’s deferral election. To be eligible for retirement, a director must have served on the Board for at least six consecutive years prior to the director’s separation. The Compensation Committee approves the rate at which interest or earnings are credited each year to amounts deferred into DCAP III. A director may elect to have all or part of his or her DCAP III account credited with earnings (or losses) based on the director’s choice of a hypothetical investment in certain funds, other than the McKesson stock fund, available under the Company’s tax-qualified 401(k) plan. To the extent no such hypothetical investment selection is made by the director, interest is credited at an interest rate determined by the committee, which for calendar year 2017 is 120% of the long-term applicable federal rate published for December 2016 by the Internal Revenue Service (“IRS“).

The following table summarizes the cash compensation provided to non-employee directors:

Non-Employee Director Cash Compensation	Total ($)
Annual cash retainer	80,000
Additional retainer for Lead Independent Director	25,000
Additional retainer for Chair of the Audit Committee	20,000
Additional retainer for Chair of the Compensation Committee	20,000
Additional retainer for Chair of all other standing committees	10,000
Meeting fee for each Audit Committee meeting attended	2,000
Meeting fee for each Board, committee or other meeting attended	1,500

Equity Compensation

Non-employee directors receive an automatic annual grant of RSUs with an approximate grant date value of $180,000. The actual number of RSUs granted is determined by dividing $180,000 by the closing price of the Company’s common stock on the grant date (with any fractional unit rounded up to the nearest whole unit); provided, however, that the number of units granted in any annual grant will in no event exceed 5,000, in accordance with our 2013 Stock Plan. In addition to the $25,000 annual cash retainer for the Lead Independent Director (as shown in the above table), the Lead Independent Director receives an annual grant of RSUs with an approximate grant date value of $25,000.

The RSUs granted to non-employee directors are vested upon grant. If a director meets the director stock ownership guidelines (currently $480,000, six times the annual cash retainer), then the director will, on the grant date, receive the shares underlying the RSUs, unless the director elects to defer receipt of the shares. The determination of whether a director meets the director stock ownership guidelines is made as of the last day of the deferral election period preceding the applicable RSU award. If a non-employee director has not met the stock ownership guidelines as of the last day of such deferral election period, then issuance of the shares underlying the RSUs will automatically be deferred until the director’s separation from service.

12	- 2017 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS

Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common shareholders, which is determined by our Board and currently is $0.28 per share each quarter. For our directors, dividend equivalents on RSUs are credited quarterly to an interest-bearing cash account and are not distributed until the shares underlying the RSUs are issued to the director. Interest accrues on directors’ credited dividend equivalents at the rate set by the Compensation Committee under the terms of our 2013 Stock Plan, which is currently 120% of the long-term applicable federal rate published for December 2016 by the IRS.

All Other Compensation and Benefits

Non-employee directors are eligible to participate in the McKesson Foundation’s Executive Request Program and Matching Gifts Program. Under the Executive Request Program, our non-employee directors may request that the foundation make donations to qualifying public charitable organizations. Under the Matching Gifts Program, our non-employee directors’ own gifts to schools, educational associations or funds and other public charitable organizations are eligible for a match by the foundation of up to $5,000 per director for each fiscal year.

2017 Director Compensation Table

The following table sets forth information concerning the compensation paid to or earned by each non-employee director for the fiscal year ended March 31, 2017. Mr. Hammergren, our Chairman, President and CEO, is not included in this table as he is an employee of the Company and receives no compensation for his service as a director. The compensation paid to or earned by Mr. Hammergren as an officer of the Company is shown in the 2017 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		All Other Compensation ($)(4)	Total ($)
Andy D. Bryant	128,500	180,182		-0-	308,682
Wayne A. Budd	122,000	180,182		10,000	312,182
N. Anthony Coles, M.D.	115,321	180,182		5,000	300,503
Alton F. Irby III	48,859	-0-		-0-	48,859
M. Christine Jacobs	105,500	180,182		-0-	285,682
Donald R. Knauss	112,000	180,182		-0-	292,182
Marie L. Knowles	135,000	180,182		1,000	316,182
David M. Lawrence, M.D.	42,152	-0-		-0-	42,152
Edward A. Mueller	130,500	205,191	(3)	-0-	335,691
Susan R. Salka	112,000	180,182		20,000	312,182
(1)

Consists of the following, as applicable, whether paid or deferred: director annual cash retainer; standing committee meeting fees; other meeting fees; and the annual standing committee chair and Lead Independent Director retainers.

(2)

Represents the aggregate grant date fair value of RSUs, computed in accordance with Accounting Standards Codification issued by the Financial Accounting Standards Board, Topic 718, labeled “Compensation — Stock Compensation” (“ASC Topic 718”) disregarding any estimates of forfeitures related to service-based vesting conditions. Such values do not reflect whether the recipient has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Financial Note 8 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended March 31, 2017 as filed with the SEC on May 22, 2017.

(3)	Represents both the regular annual grant of RSUs and the annual grant of RSUs for service as Lead Independent Director.

(4)	Represents the amount of donations and matching charitable contributions provided by the McKesson Foundation.

- 2017 Proxy Statement	13

ITEM 1. ELECTION OF DIRECTORS

Corporate Governance

McKesson is committed to, and for many years has adhered to, sound and effective corporate governance practices. Our Board diligently exercises its oversight responsibilities with respect to the Company’s business and affairs consistent with the highest principles of business ethics and corporate governance requirements of federal law, state law and the NYSE. We highlight these practices below.

Key Governance Attributes

Strong Role for Lead Independent Director	Initially established in 2013, the role of Lead Independent Director has a robust set of duties and authorities under our Corporate Governance Guidelines. Details of this role are provided below.

Leading on Board Diversity	One-half of McKesson’s 2017 director nominees are diverse. Since 2002, women have held 3 of our Board’s seats which represents one-third of our current nominees.

Annual Director Performance Evaluation	The Lead Independent Director conducts the performance evaluation of all Board members.

Annual CEO Succession Review

The Board is responsible for approving and maintaining a succession plan for the CEO and other executive officers. The annual CEO succession review is led by the Lead Independent Director and held in executive session of the full Board.

Leading on Proxy Access

A shareholder or shareholder group holding at least 3% of the Company’s stock for at least 3 years may include in McKesson’s proxy materials director candidates to fill up to 20% of available Board seats.

Shareholder Right to Call a Special Meeting

A By-Law amendment in 2013 established the right to call a special meeting of stockholders, for record holders who have held a net long position of at least 25% of the Company’s outstanding shares for at least 1 year.

Disclosure of Political Contributions

McKesson believes that transparency and accountability with respect to political expenditures are important. Beginning in 2017, McKesson voluntarily discloses corporate political contributions and trade associations to which payments exceed $50,000. The Company also prohibits trade organizations from using corporate dollars for political purposes.

Risk Oversight

The Board as a whole and its committees devote significant time and effort to understanding and reviewing enterprise risks. This includes oversight of our Company’s reputation as well as review of risks related to financial reporting, compensation practices, and cybersecurity.

Global Code of Conduct

McKesson’s Code of Conduct, which describes fundamental principles, policies and procedures that shape our work and help our employees, officers and directors make ethical decisions, has been adapted and translated to apply throughout our global presence.

Corporate Governance Guidelines

McKesson’s Corporate Governance Guidelines address various governance matters, consistent with NYSE listing requirements, including: director qualification standards; access to management and independent advisors; compensation; director orientation and continuing education; and management succession.

Independent Board	All directors, with the exception of Mr. Hammergren, are independent, consistent with NYSE requirements and our Corporate Governance Guidelines.

Other Investor-Friendly Practices	• Eliminated “poison pill” • Eliminated supermajority voting requirements • Majority voting standard for uncontested director elections • Declassified Board

14	- 2017 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS

You can access the following governance materials on our website at www.mckesson.com under the caption “Investors — Corporate Governance.”

•	Certificate of Incorporation

•	By-Laws

•	Corporate Governance Guidelines

•	Committee Charters

•	Director Independence Standards

•	Code of Conduct

Director Independence

Under the Company’s Corporate Governance Guidelines, the Board must have a substantial majority of directors who meet the applicable criteria for independence required by the NYSE. Each year, the Board must determine, based on all relevant facts and circumstances, whether in its business judgment each director satisfies the criteria for independence, including the absence of a direct or indirect material relationship with the Company. Provided that no relationship or transaction exists that would disqualify a director under these standards, and no other relationship or transaction exists of a type not specifically mentioned in NYSE standards that, in the Board’s opinion, taking into account all relevant facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the Board will deem such person to be independent. Applying these standards, and all applicable laws, rules or regulations, the Board has determined that, with the exception of John H. Hammergren, all of the Company’s directors, namely Andy D. Bryant, Wayne A. Budd, N. Anthony Coles, M.D., M. Christine Jacobs, Donald R. Knauss, Marie L. Knowles, Edward A. Mueller and Susan R. Salka, are independent.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide for a Lead Independent Director whenever the Chairman is not an independent director. In selecting a Lead Independent Director, the independent directors consider the characteristics and skills required to carry out the duties and responsibilities of the position, including promotion of strong governance and engagement among all directors, and a thorough knowledge of the Company’s strategy, business and operations.

Lead Independent Director Duties and Powers
• Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors
• Serve as liaison between the Chairman and the independent directors
• Approve Board meeting agendas
• Approve meeting schedules to assure that there is sufficient time for discussion of all agenda items
• Call meetings of the independent directors, as appropriate
• Lead the Board’s annual evaluation of the CEO succession process
• Lead the Board’s annual evaluation of directors and the CEO
• If requested by major shareholders, ensure that he or she is available for consultations and direct communication
• Carry out the responsibilities of the Lead Independent Director specified in the Company’s CEO Absence Event Management Process

•    Upon the occurrence of a temporary or permanent incapacity or disability or other similar temporary or permanent absence of the Chairman, assume the day-to-day duties and authorities of the Chairman on an interim basis

• Recommend to the Governance Committee membership of various Board committees, as well as selection of committee chairs
• Retain, or recommend retention of, independent legal, accounting, consulting and other advisors
• Assist in assuring compliance with, and implementation of, the Corporate Governance Guidelines

Mr. Mueller was recently elected to serve an additional two-year term as the Company’s Lead Independent Director effective July 26, 2017, subject to his continuing reelection and status as an independent director. He is also a member of the Compensation Committee and the Governance Committee.

- 2017 Proxy Statement	15

ITEM 1. ELECTION OF DIRECTORS

Mr. Hammergren serves as our Chairman and CEO. The Company does not have a policy regarding whether the Chairman and CEO roles should be combined or separated. Rather, the Company’s Corporate Governance Guidelines retain flexibility for the Board to choose its Chairman in any way that it deems best for the Company at any given time. Although the Company has in the past separated the roles of Chairman and CEO, the Board believes that having Mr. Hammergren serve as both Chairman and CEO, coupled with strong independent director leadership, which has been enhanced by establishing a Lead Independent Director with robust powers and duties, is the most appropriate and effective Board leadership structure for the Company at this time.

A number of factors support the current leadership structure. Mr. Hammergren has over 30 years of experience in the healthcare industry, and has served as the Chairman and CEO of the Company for more than 14 years. The Board believes that Mr. Hammergren’s in-depth knowledge of the healthcare industry and of the complex businesses and operations of the Company best equips him to lead Board meetings as the directors discuss key business and strategic matters, and to focus the Board on the most critical issues. The current combined Chairman and CEO structure has promoted decisive leadership, ensured clear accountability and enhanced our ability to communicate with a single and consistent voice to shareholders, customers, employees and other stakeholders. During the time Mr. Hammergren has served as both Chairman and CEO, the Company has achieved outstanding financial results as displayed in the Compensation Discussion and Analysis below.

In addition, the Board believes that other aspects of the current leadership structure, and the augmentation of that structure by instituting and enhancing the role of the Lead Independent Director, together with the principles and practices described in the Corporate Governance Guidelines, ensure effective independent Board leadership and oversight of management. As a matter of practice, the Chairman regularly elicits input from all of the independent directors as to the matters they would like covered at the meetings and the information they would find most helpful in their deliberations and decision-making. Strong independent director leadership is also enhanced by the fact that all of the Board’s standing committees are composed solely of, and chaired by, independent directors.

The Board’s role in risk oversight is discussed in greater detail below; however, with respect to the Board’s leadership structure, the Board believes that the current structure is consistent with, and indeed enhances the effectiveness of, its risk oversight role. In short, Mr. Hammergren’s extensive management experience and in-depth knowledge of the healthcare industry and of the complex businesses and operations of the Company, as discussed above, also assist the Board in understanding the risks facing the Company and, therefore, in more effectively performing its risk oversight function.

In sum, the Company’s existing Board leadership structure strikes an effective balance between strong, strategically advantageous Chairman and CEO leadership, and appropriate oversight of management provided by strong independent directors and a Lead Independent Director. The combined Chairman and CEO structure has served the Company and its shareholders well, and remains the most appropriate leadership structure for the Company at this time.

Board of Directors’ Role in Risk Oversight

The Company’s management is responsible for the day-to-day management of the risks facing the Company, including macroeconomic, financial, strategic, operational, public reporting, legal, regulatory, political, cybersecurity, compliance, and reputational risks. Management carries out this risk management responsibility through a coordinated effort among the various risk management functions within the Company.

Under our By-Laws and Corporate Governance Guidelines, the Board has responsibility for overseeing the business and affairs of the Company. This general oversight responsibility includes oversight of risk management, which the Board carries out as a whole or through its committees. Among other things, the Board as a whole periodically reviews the Company’s enterprise risk management processes for identifying, ranking and assessing risks across the organization, as well as the output of that process. The Board as a whole also receives periodic reports from the Company’s management on various risks, including risks facing the Company’s businesses. Although the Board has ultimate responsibility for overseeing risk management, it has delegated to its committees certain oversight responsibilities. For example, in accordance with its charter, the Audit Committee engages in ongoing discussions regarding major financial risk exposures and the process and system employed to monitor and control such exposures. Periodically, the Board, and at times the Audit Committee, will engage in a discussion with management concerning the process by which risk assessment and management are undertaken, including review of cybersecurity and information security procedures and policies. In carrying out these responsibilities, the Audit Committee, among other things, regularly reviews with the head of Internal Audit and other senior members of Internal Audit, the audits or assessments of significant risks conducted by Internal Audit personnel based on their audit plan; and the committee regularly meets in executive sessions with the head of Internal Audit. The Audit Committee also regularly reviews with the Controller the Company’s internal control over financial reporting, including any significant deficiencies. As part of the reviews involving Internal Audit and the Controller, the Audit Committee reviews steps taken by management to monitor,

16	- 2017 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS

control and mitigate risks. The Audit Committee also regularly reviews with the General Counsel and Chief Compliance Officer significant legal, regulatory, and compliance matters that could have a material impact on the Company’s financial statements or business. Finally, from time to time, executives who are responsible for managing a particular risk report to the Audit Committee on how the risk is being controlled and mitigated.

The Board has also delegated to other committees the responsibility to oversee risk within their areas of responsibility and expertise. For example, the Finance Committee exercises oversight with regard to the risk assessment and management processes related to, among other things, credit, capital structure, liquidity and insurance programs. As noted in the section below titled “Risk Assessment of Compensation Policies and Practices,” the Compensation Committee oversees risk assessment and management with respect to the Company’s compensation policies and practices.

In those cases in which committees have risk oversight responsibilities, the chairs of the committees regularly report to the full Board the significant risks facing the Company, as identified by management, and the measures undertaken by management for controlling and mitigating those risks.

Risk Assessment of Compensation Policies and Practices

We annually conduct a review of all incentive compensation plans utilized throughout the Company, using a framework for risk assessment provided to us by a nationally recognized outside compensation advisor. In conducting our review, a detailed assessment of each incentive compensation plan, without regard to materiality, is first prepared by representatives from the Company’s business units and then reviewed by senior executives of our Human Resources Department. The review framework requires representatives of our business units to examine and report on the presence of certain design elements under both cash and equity incentive compensation plans that could encourage our employees to incur excessive risk, such as the selection and documentation of incentive metrics, the ratio of incentive to fixed compensation, the year-over-year variability in payouts, the amount of management discretion, and the percentage of compensation expense as compared to the business units’ revenues. Consistent with our findings in past years, management concluded that for FY 2017 our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. A summary of management’s findings was reviewed with the Compensation Committee at its May 2017 meeting.

The Compensation Committee discussed management’s findings, and considered that the Company utilizes many design features that mitigate the likelihood of encouraging excessive risk-taking behavior. Among these design features are:

•	Multiple metrics across the entire enterprise that balance top-line, bottom-line and cash management objectives;

•	Linear payout curves, performance thresholds and caps;

•	Reasonable goals and objectives, which are well-defined and communicated;

•	Strong compensation recoupment (“clawback”) policy;

•	Modification of payouts based upon individual performance, including assessments against our “ICARE” principles (integrity, customer first, accountability, respect and excellence); and

•	Training on our Code of Conduct and other policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions.

In addition, our incentives for senior management feature the following:

•	Balance of short- and long-term variable compensation tied to a mix of financial and operational objectives and the long-term value of our stock;

•	The Compensation Committee’s ability to exercise downward discretion in determining payouts; and

•	Rigorous stock ownership and retention guidelines.

Based on the foregoing, the Compensation Committee concurred with management that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We believe that our incentive compensation plans do not provide incentives that encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and the risk management practices of the Company, and are supported by the oversight and administration of the Compensation Committee with regard to our executive compensation program.

- 2017 Proxy Statement	17

ITEM 1. ELECTION OF DIRECTORS

Related Party Transactions Policy

The Company has a written Related Party Transactions Policy requiring approval or ratification of certain transactions involving executive officers, directors and nominees for director, beneficial owners of more than 5% of the Company’s common stock, and immediate family members of any such persons where the amount involved exceeds $100,000. Under the policy, the Company’s General Counsel initially determines if a transaction or relationship constitutes a transaction that requires compliance with the policy or disclosure. If so, the matter will be referred to the CEO for consideration with the General Counsel as to approval or ratification in the case of other executive officers and/or their immediate family members, or to the Governance Committee in the case of transactions involving directors, nominees for director, the General Counsel, the CEO or holders of more than 5% of the Company’s common stock and/or their immediate family members. Annually, our directors, nominees and executive officers are asked to identify any transactions that might fall under the policy as well as to identify immediate family members. Additionally, they are required to notify the General Counsel promptly of any proposed related party transaction. The policy is administered by the Governance Committee. The transaction may be ratified or approved if it is fair and reasonable to the Company and consistent with its best interests. Factors that may be taken into account in making that determination include: (A) the business purpose of the transaction; (B) whether it is entered into on an arms-length basis; (C) whether it would impair the independence of a director; and (D) whether it would violate the provisions of the Company’s Code of Conduct.

The Company and its subsidiaries may, in the ordinary course of business, have transactions involving more than $100,000 with unaffiliated companies of which certain of the Company’s directors are directors and/or executive officers. The Governance Committee reviews these transactions in accordance with the policy. However, the Company does not consider the amounts involved in such transactions to be material in relation to its businesses, the businesses of such other companies or the interests of the directors involved. In addition, the Company believes that such transactions are on the same terms generally offered by such other companies to other entities in comparable transactions.

Communications with Directors

Shareholders and other interested parties may communicate with the Lead Independent Director or any of the other non-management directors by addressing their correspondence to the Board member or members, c/o the Corporate Secretary’s Department, McKesson Corporation, One Post Street, 32nd Floor, San Francisco, California 94104, or via e-mail to leaddirector@mckesson.com or to nonmanagementdirectors@mckesson.com. The Board has instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are irrelevant to or inconsistent with the Company’s operations, policies and philosophies, are deemed of a commercial or frivolous nature, or are otherwise deemed inappropriate for the Board’s consideration. The Corporate Secretary’s Department maintains a log of correspondence received by the Company that is addressed to members of the Board, other than advertisements, solicitations or correspondence deemed by the Secretary to be junk mail, of a frivolous nature, or otherwise not appropriate to retain. Members of the Board may review the log at any time, and request copies of any correspondence received.

Indemnity Agreements

The Company has entered into separate indemnity agreements with its directors and executive officers that provide for defense and indemnification against any judgment or costs assessed against them in the course of their service. Such agreements do not, however, permit indemnification for acts or omissions for which indemnification is not permitted under Delaware law.

18	- 2017 Proxy Statement

ITEM 2.	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2018

Your Board recommends a vote “FOR” this ratification proposal.

The Audit Committee of the Company’s Board of Directors has approved Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2018. D&T is knowledgeable about the Company’s operations and accounting practices, and is well qualified to act as the Company’s independent registered public accounting firm.

We are asking our shareholders to ratify the selection of D&T as the Company’s independent registered public accounting firm. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of D&T to our shareholders for ratification as a matter of good corporate practice. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain D&T. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders. Representatives of D&T are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so. For the fiscal years ended March 31, 2017 and 2016, professional services were performed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), which includes Deloitte Consulting. Fees for those years were as follows:

	FY 2017	FY 2016
Audit Fees	$24,431,000	$18,129,425
Audit-Related Fees	3,763,251	3,697,088
TOTAL AUDIT AND AUDIT-RELATED FEES	28,194,251	21,826,513
Tax Fees	757,088	1,504,223
All Other Fees	—	—
TOTAL	$28,951,339	$23,330,736

Audit Fees. This category consists of fees for professional services rendered for the audit of the Company’s consolidated annual financial statements, the audit of the Company’s internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by D&T in connection with statutory and regulatory filings or engagements. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, foreign statutory audits required by non-U.S. jurisdictions, registration statements and comfort letters. The increase in the fiscal year ended March 31, 2017 was primarily related to the Change Healthcare transaction.

Audit-Related Fees. This category consists of fees for professional services rendered in connection with the performance of an audit or reviews of the Company’s consolidated financial statements and is not reported under “Audit Fees.” This includes fees for employee benefit plan audits, accounting consultations, due diligence in connection with mergers, divestitures and acquisitions, attest services related to financial reporting that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees. This category consists of fees for professional services rendered for U.S. and international tax compliance, including services related to the preparation of tax returns and professional services. For the fiscal years ended March 31, 2017 and 2016, no amounts were incurred by the Company for tax advice, planning or consulting services.

All Other Fees. This category consists of fees for products and services other than the services reported above. The Company paid no fees in this category for the fiscal years ended March 31, 2017 and 2016.

- 2017 Proxy Statement	19

ITEM 2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the Applicable Rules, and as set forth in the terms of its charter, the Audit Committee has sole responsibility for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy that requires it to pre-approve all audit and permissible non-audit services, including audit-related and tax services, to be provided by Deloitte & Touche. Between meetings, the Chair of the Audit Committee is authorized to pre-approve services, which are reported to the committee at its next meeting. All of the services described in the fee table above were approved in conformity with the Audit Committee’s pre-approval process.

Audit Committee Report

The Audit Committee of the Company’s Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting processes. The functions of the Audit Committee are described in greater detail in the Audit Committee’s written charter adopted by the Company’s Board of Directors, which may be found on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance.” The Audit Committee is composed exclusively of directors who are independent under the applicable SEC and NYSE rules and the Company’s independence standards. The Audit Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm of Deloitte & Touche LLP (“D&T”) is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has: (i) reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended March 31, 2017; (ii) discussed with D&T the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) standards; (iii) received the written disclosures and the letter from D&T required by applicable requirements of the PCAOB regarding D&T’s communications with the Audit Committee concerning independence; and (iv) discussed with D&T its independence from the Company. The Audit Committee further considered whether the provision of non-audit related services by D&T to the Company is compatible with maintaining the independence of that firm from the Company. The Audit Committee has also discussed with management of the Company and D&T such other matters and received such assurances from them as it deemed appropriate.

The Audit Committee discussed with the Company’s internal auditors and D&T the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and D&T, with and without management present, to discuss the results of their audits, the evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements for the fiscal year ended March 31, 2017 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Audit Committee of the Board of Directors

Marie L. Knowles, Chair

Wayne A. Budd

Donald R. Knauss

Susan R. Salka

20	- 2017 Proxy Statement

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding ownership of the Company’s outstanding common stock by any entity or person, to the extent known by us or ascertainable from public filings, that is the beneficial owner of more than 5% of the outstanding shares of common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class*
Wellington Management Company LLP 280 Congress Street Boston, Massachusetts 02210	22,461,086	(1)	10.6%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	14,375,893	(2)	6.8%
BlackRock, Inc. 55 East 52nd Street New York, New York 10022	14,019,648	(3)	6.6%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	13,858,928	(4)	6.6%
*	Based on 211,456,289 shares of common stock outstanding as of May 31, 2017.

(1)

This information is based upon a Schedule 13G/A filed with the SEC on February 10, 2017 by Wellington Management Company LLP, which reports shared voting power with respect to 5,853,800 shares and shared dispositive power with respect to 22,461,086 shares.

(2)

This information is based upon a Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group, which reports sole voting power with respect to 354,649 shares, shared voting power with respect to 41,790 shares, sole dispositive power with respect to 13,984,431 shares, shared dispositive power with respect to 391,462 shares, and an aggregate beneficial ownership of 14,375,893 shares.

(3)

This information is based upon a Schedule 13G/A filed with the SEC on January 25, 2017 by BlackRock, Inc., which reports sole voting power with respect to 11,947,680 shares and sole dispositive power with respect to 14,019,648 shares as a result of being a parent company or control person of the following subsidiaries, each of which holds less than 5% of the outstanding shares: BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd, BlackRock Life Limited and FutureAdvisor, Inc.; and an aggregate beneficial ownership of 14,019,648 shares.

(4)

This information is based upon a Schedule 13G filed with the SEC on February 13, 2017 by Capital Research Global Investors, which reports sole voting power with respect to 13,858,928 shares and sole dispositive power with respect to 13,858,928 shares.

- 2017 Proxy Statement	21

PRINCIPAL SHAREHOLDERS

Security Ownership of Directors and Executive Officers

The following table sets forth, as of May 31, 2017, except as otherwise noted, information regarding ownership of the Company’s outstanding common stock by: (i) all directors and nominees; (ii) each executive officer named in the 2017 Summary Compensation Table below (collectively, the “NEOs”); and (iii) all directors, NEOs and executive officers as a group. The table also includes shares of common stock that underlie outstanding RSUs and options to purchase common stock of the Company that either vest or become exercisable within 60 days of May 31, 2017:

Name of Individual	Shares of Common Stock Beneficially Owned(1)		Percent of Class
James A. Beer	101,761	(3)	*
Patrick J. Blake	204,919	(2)(3)(5)	*
Andy D. Bryant	16,561	(2)	*
Wayne A. Budd	21,560	(2)	*
N. Anthony Coles, M.D.	2,706	(2)	*
Jorge L. Figueredo	67,372	(3)(5)	*
John H. Hammergren	1,633,457	(3)(4)(5)	*
Alton F. Irby III	18,201		*
M. Christine Jacobs	25,261	(2)	*
Paul C. Julian	428,961	(3)(5)	*
Donald R. Knauss	2,281	(2)	*
Marie L. Knowles	9,342	(2)	*
David M. Lawrence, M.D.	0		*
Edward A. Mueller	16,653	(2)	*
Susan R. Salka	4,286	(2)(4)	*
All directors, NEOs and executive officers as a group (18 persons)	2,628,206	(2)(3)(4)(5)	1.2%
*

Less than 1.0%. The number of shares beneficially owned and the percentage of shares beneficially owned are based on 211,456,289 shares of the Company’s common stock outstanding as of May 31, 2017, adjusted as required by the rules promulgated by the SEC. Shares of common stock that may be acquired by exercise of stock options or vesting of RSUs within 60 days of May 31, 2017 and vested RSUs that are not yet settled are deemed outstanding and beneficially owned by the person holding such stock options or RSUs for purposes of computing the number of shares and percentage beneficially owned, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.

(1)

Except as otherwise indicated in the footnotes to this table, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)

Includes vested RSUs or common stock units accrued under the 2013 Stock Plan, 2005 Stock Plan, Directors’ Deferred Compensation Administration Plan and the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan (the receipt of the underlying shares having been deferred) as follows: Mr. Blake, 10,504 units; Mr. Bryant, 16,561 units; Mr. Budd, 21,560 units; Dr. Coles, 2,706 units; Ms. Jacobs, 25,261 units; Mr. Knauss, 2,281 units; Ms. Knowles, 9,342 units; Mr. Mueller, 16,653 units; Ms. Salka, 2,281 units; and all directors, NEOs and executive officers as a group, 107,149 units. Directors, NEOs and executive officers have neither voting nor investment power with respect to such units.

(3)

Includes shares that may be acquired by exercise of stock options or vesting of RSUs within 60 days of May 31, 2017 as follows: Mr. Beer, 79,609 shares; Mr. Blake, 191,754 shares; Mr. Figueredo, 50,718 shares; Mr. Hammergren, 1,019,716 shares; Mr. Julian, 399,560 shares; and all directors, NEOs and executive officers as a group, 1,807,320 shares.

(4)

Includes shares held by immediate family members who share a household with the named person, by family trusts as to which the named person and his or her spouse have shared voting and investment power, or by an independent trust for which the named person disclaims beneficial ownership as follows: Mr. Beer, 22,152; Mr. Hammergren, 590,257 shares; Ms. Salka, 2,005 shares; and all directors, NEOs and executive officers as a group, 620,310 shares.

(5)

Includes shares held under the Company’s 401(k) plan as of May 31, 2017 as follows: Mr. Blake, 311 shares; Mr. Figueredo, 274 shares; Mr. Hammergren, 4,175 shares; Mr. Julian, 355 shares; and all NEOs and executive officers as a group, 5,115 shares.

22	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

- 2017 Proxy Statement	23

Compensation Discussion and Analysis

The Compensation Discussion and Analysis describes McKesson’s executive compensation program and reviews compensation decisions for our CEO, CFO and three other most highly compensated executive officers as of March 31, 2017 (collectively, our Named Executive Officers or “NEOs”). For FY 2017, our NEOs and their respective titles were as follows:

Name	Title
John H. Hammergren	Chairman of the Board, President and Chief Executive Officer
James A. Beer	Executive Vice President and Chief Financial Officer
Paul C. Julian	Executive Vice President and Group President
Patrick J. Blake	Executive Vice President and Group President
Jorge L. Figueredo	Executive Vice President, Human Resources

Overview

FY 2017 Performance Highlights

FY 2017 was a challenging year for McKesson and our industry overall, and we did not perform at our historical and targeted levels. As we entered FY 2017, we established plans to mitigate headwinds arising from moderating generics inflation and customer consolidation. However, we did not anticipate the sizeable additional headwinds we experienced around lower brand pharmaceutical inflation and increased selling price competition in the independent pharmacy space for generic pharmaceuticals, which contributed to a compression of our distribution segment adjusted operating margin. In FY 2017, we achieved improved efficiencies and realized material savings across our enterprise as a result of the 2016 cost alignment plan, we announced a new sourcing partnership for generic pharmaceuticals with Wal-Mart, we partnered with Blackstone to create a new scaled healthcare technology business named Change Healthcare, and we closed several acquisitions to expand our retail pharmacy footprint and broaden our specialty pharmaceutical capabilities. We successfully executed against each of these major initiatives in FY 2017 which were transformative in nature. We enter FY 2018 focused on building the strength of our customer and supplier relationships, which will drive growth and long-term value creation for our shareholders.

TOP LINE GROWTH $198.5B Total Revenues 5% Growth on a constant currency basis

BOTTOM LINE RESULTS $4.7B Operating Cash Flow 4% Adjusted EPS Growth

CASH-BASED INCENTIVE PLAN PAYOUTS MIP: Decreased 20% LTIP: Decreased 40%

STOCK PRICE Absolute TSR 1-YR: -5% 3-YR: -15% FY 2017 Closing Stock Price $148.26	REALIZED EQUITY VALUE FY 2015 — FY 2017 TSRUs 0% Payout FY 2015 — FY 2017 Options Underwater

FY 2017 Compensation Highlights

We tie a significant portion of our CEO and executive officers’ variable incentive pay to stock price or operational performance metrics that are directly aligned with the Company’s short- and long-term business plans. Despite the strategic actions we took in FY 2017 to reshape the Company for future growth, our returns to shareholders on a three-year basis were in the lower quartile relative to our peers. Additionally, McKesson did not achieve the rigorous performance targets which determine our Management Incentive Plan (“MIP”) and cash-based Long-Term Incentive Plan (“LTIP”) payouts, so payouts were down year-over-year. Consistent with McKesson’s philosophy to align pay with performance, the following highlights our compensation actions and pay outcomes for FY 2017:

•	CEO’s base salary remains unchanged since May 2010 (seventh consecutive year);

•	CEO’s target annual MIP opportunity remains flat since May 2008 (ninth consecutive year);

•	CEO’s total reported compensation declined for the fourth consecutive year;

•	Payouts under cash-based plans were down 20% in our annual plan and 40% in our long-term plan year-over-year;

•	Stock price performance resulted in no payout of shares under our FY 2015 — FY 2017 Total Shareholder Return Unit (“TSRU”) program; and

•	Stock option grants made in FY 2015, FY 2016 and FY 2017 were all underwater at fiscal year-end.

24	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

Progressive Executive Compensation and Governance Changes

As part of a thoughtful pay-setting process, the Compensation Committee continues to refine our compensation strategy to strike the right balance of pay for performance, executive retention and attraction of a diversified workforce. The committee balances market-based and operational performance metrics with short- and long-term focus to ensure pay for performance aligns with shareholder interests. The Compensation Committee also reviews and adjusts our compensation strategy to ensure our pay design supports our business and talent strategy. To balance our business needs with competitive market practice and shareholder expectations around dilution, in FY 2017 we rebalanced our long-term incentive (“LTI”) pay mix, added an operational metric in our TSRU program and replaced a metric in our long-term cash plan (LTIP). We chose three-year Cumulative Adjusted Earnings Per Share (“Cumulative Adjusted EPS”) and three-year Cumulative Adjusted Operating Cash Flow (“Cumulative Adjusted OCF”) for LTI awards because they align with McKesson’s financial and strategic objectives and drive performance in our multi-year strategic plan, which is expected to drive sustained long-term value creation for our shareholders. The following compensation and governance changes highlighted below reflect the committee’s historical responsiveness to balancing investor feedback with ongoing business goals and objectives when designing our executive compensation program.

FY 2017
✓	Rebalanced target LTI pay mix to 20% LTIP, 40% Total Shareholder Return Units (“TSRUs”) and 40% Stock Options
✓	Added an operational metric (Cumulative Adjusted EPS) to TSRU program
✓	Replaced Long-Term Earnings Growth with Cumulative Adjusted OCF as primary metric in LTIP
FY 2016
✓	Revised Stock Ownership Guidelines to align with market practice and added 75% net after-tax holding requirement until guideline is met
✓	Amended By-Laws to permit proxy access, allowing shareholders holding 3% for 3 years to nominate up to 20% of director candidates
FY 2015
✓	Replaced Adjusted EBITDA with Adjusted OCF as secondary financial metric in MIP
✓	Replaced Cumulative Adjusted OCF with Average ROIC as secondary metric in LTIP
✓	Adopted TSRU program to replace Performance Restricted Stock Unit program for executive officers
✓	Adopted vesting periods of at least three years for all long-term incentives awarded to executive officers
✓	Added a relative market-based metric (relative TSR) to financial metrics
✓	Refreshed Board committees and Board composition with one new committee chair and two new independent directors

In our discussion of executive compensation throughout this proxy statement, we refer to Adjusted EPS as a performance metric specifically used in our incentive programs. In Appendix A to this proxy statement, we provide a reconciliation of earnings from continuing operations, net of tax, per diluted share attributable to the Company, as calculated in accordance with generally accepted accounting principles (GAAP), to Adjusted EPS (non-GAAP).

New Long-Term Incentives Mix for FY 2018: To further align with the Company’s long-term strategic plan and in response to feedback from investors, the committee recently approved structural changes to our executive compensation program for FY 2018. For our FY 2018 LTIs granted in May 2017, we increased the overall weighting of our performance-based equity awards to 50% of target LTI value, and reduced our reliance on stock options to 30%. Additionally, to reinforce our focus and commitment to delivering on long-term profitability and financial performance at our historical levels, we rebalanced the weighting of the operational metric in our TSRU program to 75% three-year Cumulative Adjusted EPS and 25% Relative Total Shareholder Return (“rTSR”). In order to conserve shares and manage dilution responsibly, cash LTIP remained unchanged at 20% of target LTI value.

- 2017 Proxy Statement	25

EXECUTIVE COMPENSATION

Management Team Positions the Company for Sustained Performance

McKesson faced a challenging market environment in FY 2017. However, since Mr. Hammergren’s appointment as CEO in FY 2002, our executive team and the Board have driven long-term sustained performance and delivered total shareholder return of more than 500%. McKesson continues to build the strength of our customer and supplier relationships, which will drive growth and long-term value creation for our shareholders.

*

Cumulative TSR is calculated as stock price appreciation (or reduction) over the measurement period, including reinvestment of dividends when paid, divided by the stock price at the beginning of the period.

Total Shareholder Return of 75%, CEO Direct Pay Down 27%

We have a track record of building sustained value for our shareholders. From the end of FY 2012 through the end of FY 2017, McKesson delivered total shareholder return of 75%, while the Compensation Committee’s decisions and cumulative changes to our executive compensation program reduced CEO total direct compensation by 27% over the same time period.

Total Shareholder Return(1) vs. CEO Total Direct Compensation(2)

(1)	Total shareholder return (“TSR”) assumes $100 invested at the close of trading on March 31, 2012 and the reinvestment of dividends.

(2)

Total direct compensation (“TDC”) refers to total compensation disclosed in the Summary Compensation Table minus the amount displayed under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. We exclude this amount because it does not reflect Compensation Committee decisions based on Company or individual performance.

26	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

Best Practices in Compensation Governance

We received 80% approval for our advisory say-on-pay proposal at last year’s Annual Meeting of Stockholders. We appreciate our shareholders’ support of our executive compensation program. We are committed to seeking feedback and soliciting input, to ensure we meet ongoing shareholder expectations regarding our compensation and governance practices. Since our last annual meeting, we engaged with institutional investors and pension funds representing more than 60% of the Company’s common stock. The intent of these meetings is, in part, to (i) discuss investor philosophies on executive pay and consider their perspectives when designing the Company’s executive compensation program, (ii) review any recent changes to the Company’s executive compensation program, and (iii) answer questions or address concerns raised by investors with respect to our executive pay program. Our outreach meetings have resulted in meaningful dialogue with investors, and we received positive feedback consistent with the FY 2016 results from the Company’s say-on-pay shareholder vote. In response to shareholder feedback, for our FY 2018 grants, we increased the use of performance-based equity to 50% of target LTI value and reduced our reliance on stock options to 30% of target LTI value. To conserve shares and manage dilution, long-term performance cash remains unchanged at 20% of target LTI value.

The table below summarizes what we do and what we do not do with respect to our compensation governance practices. We maintain these best practices to encourage actions that are in the long-term interests of our shareholders and the Company.

What We Do
✓	Pay for performance	✓	Engage with investors
	Approximately 91% of CEO’s and 85% of other NEOs’ target direct compensation is tied to Company performance		Engagement with institutional investors and pension funds representing over 60% of outstanding common stock in FY 2017
✓	Emphasize long-term performance	✓	Designate Lead Independent Director
	62% of CEO’s and 56% of other NEOs’ target direct compensation is equity-based with at least three-year vesting		Effective independent Board leadership and robust oversight of management
✓	Develop sound financial goals	✓	Engage independent advisors
	Financial goals for incentive plans include significant corporate events		Compensation Committee engages independent compensation and legal advisors
✓	Manage use of equity incentive plan conservatively	✓	Maintain robust compensation recoupment policy
	Actively monitor our equity plan and use long-term cash to help manage the three-year average net equity burn rate to less than 1% per year		No “intent” or “materiality” restrictions and requires public disclosure of recouped amounts
✓	Use double-trigger vesting provisions	✓	Review tally sheets
	Vesting related to a change in control requires qualifying termination of employment		Review of executive compensation program components includes potential severance and change in control payouts
✓	Maintain rigorous stock ownership guidelines	✓	Mitigate undue risk
	10x base salary for CEO and 3x base salary for executive officers		Annually review all incentive programs for material risk
What We Don’t Do
	Allow directors and executive officers to hedge or pledge Company securities		Enter into new agreements with executive officers providing for golden parachute tax gross-ups
	Re-price or exchange stock options without shareholder approval		Accrue or pay dividend equivalents during performance periods
	Provide tax gross-ups for executive perquisites		Provide above-market interest

- 2017 Proxy Statement	27

EXECUTIVE COMPENSATION

Target Direct Compensation Mix

Our executive compensation program is predominantly performance-based. As an executive’s ability to impact operational performance increases, so does the proportion of his or her at-risk compensation. Target long-term compensation grows proportionately as job responsibilities increase, which encourages our officers to focus on McKesson’s long-term success and aligns with the long-term interests of our shareholders. The graphics below illustrate the mix of fixed, annual and long-term incentive compensation we provided to our CEO and other NEOs for FY 2017. These graphics also illustrate the amount of target direct compensation tied to achievement of performance goals.

FY 2017 CEO Compensation Mix	FY 2017 Other NEO Compensation Mix

FY 2017 Annual and Long-Term Incentive Highlights

The metrics below incentivize our executives to focus on operational objectives which are expected to drive shareholder returns. Our FY 2017 target pay design decisions were determined by the Compensation Committee in May 2016. All incentives are performance-based, and all LTIs have performance or vesting periods of at least three years.

Incentive Pay Element	Performance Metric	Target Pay

Management Incentive Plan (annual cash incentive)	Adjusted EPS
	Adjusted OCF	90% to 150% of base salary
Individual Modifier

Long-Term Incentive Plan (long-term cash incentive)	Cumulative Adjusted OCF	20% of target LTI value
Average ROIC

Total Shareholder Return Units (long-term equity incentive)	MCK TSR vs. S&P 500 Health Care Index	40% of target LTI value
Cumulative Adjusted EPS

Stock Options (long-term equity incentive)	Stock Price	40% of target LTI value

28	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

Our FY 2017 incentive payouts were significantly lower than last year’s payouts, which reflects strong pay-for-performance alignment in our plan design. The table below summarizes our FY 2017 performance decisions determined by the Compensation Committee in May 2017.

Incentive Plan	Performance Result	Actual Pay

FY 2017 Management Incentive Plan (MIP)	Adjusted EPS of $13.10
	Adjusted OCF of $4,789 million	108% to 135% of target award
Individual modifiers ranging from 120% to 150%

FY 2015 — FY 2017 Long-Term Incentive Plan (LTIP)	Long-Term Earnings Growth of 11.1%	120% of target award
Average ROIC of 18.1%

FY 2015 — FY 2017 Total Shareholder Return Units (TSRUs)	7th Percentile relative to S&P 500 Health Care Index	0% of target award

Performance-Based Program with Rigorous Targets

Performance Targets Reward Stretch Performance

Each year the Compensation Committee establishes business goals to drive operational performance and TSR growth. The committee reviews, challenges and determines performance targets for all our corporate incentive plans to motivate our leaders to deliver a high degree of business performance without encouraging excessive risk taking. Targets are set after a rigorous planning process that considers external factors, the competitive environment and McKesson’s business objectives. The committee also considers analysts’ growth expectations for our competitors, as well as the market outlook for our industry. Payout levels are then set commensurate with performance.

Key Considerations in Development of Annual and Long-Term Goals
External Factors	Competitive Environment	McKesson’s Objectives
• Analyst & Shareholder Expectations • Market Outlook • International Trends • Tax Policy • Public Policy	• Competitor Performance • Competitor Plans • Competitive Landscape • Market Growth • Industry Trends	• Historical Performance • Historical Trends • Long Range Planning • Capital Deployment Opportunities • Recent Capital Deployment Decisions • Long Range Corporate Strategy

Target Setting for Annual Plans

We set rigorous annual goals based on Company and industry outlook for the year, historical and projected growth rates for McKesson and its peers, and performance expectations from analysts. The annual incentive plan is aligned with the annual operating plan and is designed so that target payout requires achievement of a high degree of business performance without encouraging excessive risk-taking. Financial goals for our annual plans include significant corporate events, including acquisition activity. The Company’s annual operating and three-year strategic plans serve as the basis of the annual forward earnings guidance we communicate to investors. The annual operating plan builds on the prior year’s results and is based on the anticipated business environment, which can include McKesson’s operations and planned capital deployment. Our projected earnings growth reflects market conditions that affect our peer group and analyst forecasts. Cash flow goals are set by focusing on working capital efficiency and reviewing operating plans by business unit. FY 2017 target performance required an increase over FY 2016 results, as well as an increase over FY 2016 goals.

- 2017 Proxy Statement	29

EXECUTIVE COMPENSATION

Target Setting for Long-Term Plans

The Company’s three-year plan considers business strategies that will take longer than 12 months to accomplish and reflects projected acquisitions and other capital deployment, risks, opportunities and challenges. Our Long-Term Incentive Plan is aligned with the rolling three-year strategic plan and is designed so that a target payout requires achievement of stretch operational and financial goals. Our Average ROIC projections account for signed mergers and acquisitions.

Our FY 2015 — FY 2017 and FY 2016 — FY 2018 TSRU awards are based solely on TSR performance relative to the S&P 500 Health Care Index. For our FY 2017 — FY 2019 TSRU awards, we added an operational metric, three-year Cumulative Adjusted EPS, to drive sustainable earnings growth and returns for the Company. For payouts tied to rTSR performance, target payout continues to require above-median performance at the 55th percentile. No shares are earned for the rTSR portion of the award if rTSR for the three-year period falls below the 35th percentile.

Baseline

Internal Long Range Plan and Budget

Corroborating Evidence

Analyst Estimates	Market Data	Competitor Considerations

Finalized Goals

Threshold	Target	Maximum

Each Compensation Element Serves Unique Purpose

Motivating and rewarding our executive officers to meet and exceed challenging business goals and deliver sustained performance growth is a core objective of our executive compensation program. McKesson’s executive compensation program consists of four compensation elements that each serve a unique purpose. We provide three direct compensation elements: base salary, annual cash incentive, and long-term cash and equity incentives. The fourth element consists of other compensation and benefits (e.g., limited perquisites, severance and change in control benefits). We believe the metrics below are the key measures of success and drive long-term shareholder returns.

We focus on Adjusted EPS in our annual incentive plan, because earnings is one of the principal measures used by investors to assess financial performance. Operating cash flow is important to our value creation because thoughtful, efficient use of cash supports our portfolio approach to capital deployment. We grow our earnings by putting the cash we generate to work. For our FY 2017 — FY 2019 cash LTIP awards, we replaced our primary metric, long-term earnings growth, with Cumulative Adjusted OCF, because it reflects management of working capital and cash generation over a multi-year period. Average ROIC remains our secondary metric for cash LTIP awards, because it provides a good measure of capital efficiency and productive deployment of capital. For our FY 2017 — FY 2019 TSRU awards, the Compensation Committee added three-year Cumulative Adjusted EPS as a metric because it serves as a key indicator of operational performance and profitability.

30	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

Pay Element	Alignment with Shareholder Value Creation

Base Salary	Attracts and retains high-performing executives by providing market-competitive fixed pay

Management Incentive Plan	Adjusted EPS sets growth expectations for shareholders and serves as a key indicator of operational performance and profitability

Adjusted OCF measures the ability to translate earnings to cash which fuels our capital deployment with a goal of maximizing shareholder returns

Individual Modifier drives individual performance to achieve Company-wide and business unit results

Long-Term Performance-Based Incentives	Cumulative Adjusted OCF (Cash LTIP) measures effective management of working capital and cash generation over a multi-year period to return values to shareholders

Average ROIC (Cash LTIP) encourages leaders to make sound investments that will generate strong future returns for shareholders

TSR relative to the S&P 500 Health Care Index (TSRUs) rewards relative performance against peers over time

Cumulative Adjusted EPS (TSRUs) measures earnings power, drives returns for the Company and directly correlates to share price performance

Stock options directly align with value delivered to shareholders

Other Compensation and Benefits	Attracts and retains top executive talent by offering benefits comparable to those offered by competitors

Annual Compensation

Annual compensation is delivered in cash with a substantial portion at risk and contingent on the successful accomplishment of pre-established performance targets.

Base Salary

Base salary is the only fixed component of our executive officers’ total cash compensation and is intended to provide market-competitive pay to attract and retain executives. Salary decisions for executive officers are made in May of each year at the same time we review base salary decisions for all employees. At its May 2016 meeting, following a review of target direct compensation components and competitive market data derived from our Compensation Peer Group, the Compensation Committee awarded base salary increases to all of our NEOs other than our CEO. In May 2017, the Compensation Committee awarded base salary increases to NEOs other than our CEO, whose base salary has been unchanged since May 2010.

Management Incentive Plan

Overview. The Management Incentive Plan (“MIP”) is an annual cash incentive plan. MIP awards are conditioned on the achievement of Company financial performance goals and individual performance. Our CEO’s MIP target percentage opportunity has not increased since May 2008.

- 2017 Proxy Statement	31

EXECUTIVE COMPENSATION

FY 2017 MIP Performance Metrics for FY 2017 Payouts. In May 2016, the Compensation Committee selected Adjusted EPS and Adjusted OCF as financial metrics for FY 2017 MIP. The Compensation Committee may further adjust actual MIP awards by applying an individual modifier. The following summarizes each FY 2017 MIP performance metric:

•

Adjusted EPS. Adjusted EPS is an important driver of share price valuation and shareholder expectations and determines 75% of the award. The Compensation Committee applied an Adjusted EPS result of $13.10 for purposes of calculating FY 2017 MIP payouts. See Appendix A to this proxy statement for a reconciliation of diluted earnings per share from continuing operations as reported under U.S. generally accepted accounting principles (“GAAP”) to the Adjusted EPS result used for incentive payout purposes.

•

Adjusted OCF. Adjusted Operating Cash Flow fuels our portfolio approach to capital deployment and determines 25% of the award. For purposes of calculating FY 2017 MIP payouts, the Compensation Committee approved an Adjusted OCF result of $4,789 million, which includes an adjustment of $46 million for projected lost operating cash flow resulting from the contribution of McKesson Technology Solutions businesses to Change Healthcare in March 2017. The committee applied this result when determining FY 2017 MIP payouts to all MIP participants.

•

Individual Modifier. In addition to the metrics aligned to financial performance used to calculate MIP funding, the Compensation Committee applies an individual modifier which reflects the NEO’s performance against non-financial objectives and initiatives. These objectives focus on areas that provide immediate value, as well as those that are important for building future growth capability. For FY 2017, the Compensation Committee assessed Mr. Hammergren’s leadership of the Company through a challenging year, including the Company’s execution of the notable objectives and initiatives listed below, and awarded him an individual modifier of 150%. These achievements should drive significant value to McKesson in the years to come:

•	Partnered with Blackstone to create a new scaled healthcare technology business named Change Healthcare;

•	Entered into a new sourcing partnership for generic pharmaceuticals with Walmart;

•	Closed several acquisitions that significantly expanded our retail pharmacy footprint (Rexall Pharmacy in Canada), and specialty capabilities (Biologics and Vantage Oncology);

•	Implemented a cost alignment plan that improved operating efficiencies and realized material savings across the enterprise; and

•	Continued focus on long-range strategic planning including capital deployment, strategic acquisitions and partnerships, and organizational leadership.

For FY 2017, our CEO recommended, and the committee approved, individual modifiers ranging from 120% to 150% for each of the other NEOs. The achievements considered in the determination of each NEO’s modifier included, but was not limited to, the following: (i) long-term strategy execution; (ii) customer satisfaction and retention; (iii) leadership, workforce development and diversity; (iv) Six Sigma process improvements and operational success; and (v) employee engagement relative to norms established by global high-performing companies.

32	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

For FY 2017, our NEOs were eligible for MIP target award opportunities that ranged from 90% to 150% of their base salaries. The actual MIP award delivered to each NEO may range from zero to 300% of the target award amount. NEOs received FY 2017 MIP payouts ranging from 108% to 135% of their target awards based on the financial and operational results described above and individual modifiers ranging from 120% to 150%. As is the case for all of the Company’s performance-based payout scales, when a result falls between reference points, we use linear interpolation to determine the result.

FY 2018 MIP Targets. MIP goals are established in May, shortly after the beginning of each fiscal year. At its May 2017 meeting, following a review of all target direct compensation components and market data derived from our Compensation Peer Group, the Compensation Committee awarded an increase to the FY 2018 MIP target percentage opportunity for Mr. Beer. The committee did not increase the MIP target percentage opportunity for our other NEOs or our CEO, whose MIP target percentage opportunity has remained unchanged since 2008. The financial goals established by the Compensation Committee for FY 2018 MIP are consistent with the FY 2018 guidance published by the Company on May 18, 2017 that disclosed a projected (non-GAAP) range of $11.75 to $12.45 per diluted share.

Long-Term Incentive Compensation

Long-term incentive compensation is a critical component of our executive compensation program. It is in the shareholders’ interest that our executives foster a long-term view of the Company’s financial results. Long-term incentives are also an important retention tool that management and the Compensation Committee use to align the financial interests of executives and other key contributors with sustained shareholder value creation.

For FY 2017, the Company’s long-term direct compensation program for NEOs includes three award opportunities:

•	LTIP is performance-based cash (20% of target long-term incentive value);

•	TSRUs are performance-based awards paid in shares (40% of target long-term incentive value); and

•	Stock Options are time-vested equity grants (40% of target long-term incentive value).

Long-Term Incentive Plan

✓	New for FY 2017: Replaced 3-Year Long-Term Earnings Growth with 3-Year Cumulative Adjusted OCF as primary metric for FY 2017 — FY 2019 performance period

Overview. The Long-Term Incentive Plan (“LTIP”) is a cash-based long-term incentive plan. We use cash in our long-term incentive mix to reduce shareholder dilution attributable to equity compensation awards. LTIP awards are conditioned on the achievement of Company financial performance goals and are earned over a three-year performance period. A new three-year performance period with new performance goals begins each fiscal year. LTIP payouts made to executive officers may not exceed 200% of LTIP target awards.

FY 2015 — FY 2017 LTIP Performance Metrics for FY 2017 Payouts. In May 2014, the Compensation Committee established Long-Term Earnings Growth and Average ROIC as financial metrics for FY 2015 — FY 2017 LTIP. The following summarizes each FY 2015 — FY 2017 LTIP performance metric:

•

Long-Term Earnings Growth. Long-Term Earnings Growth reflects management’s ability to increase net income over a multi-year period and determines 75% of the award. Long-Term Earnings Growth is the compound annual growth rate of the Company’s adjusted earnings per diluted share measured over a three-year performance period. For FY 2015 — FY 2017, the Long-Term Earnings Growth result for LTIP payouts was 11.1%. Consistent with prior practice, we neutralized for foreign exchange and excluded the positive earnings impact from the Celesio acquisition in determining

- 2017 Proxy Statement	33

EXECUTIVE COMPENSATION

this result for LTIP payouts for all plan participants. The committee also approved adjustments to the FY 2017 result relating to the impact of the Change Healthcare transaction.

•

Average ROIC. Return on Invested Capital (“ROIC”) measures the Company’s ability to create value by generating a return that is above our weighted average cost of capital, and our adjusted three-year average ROIC determines 25% of the award. Adjusted three-year average ROIC measures, as a percentage, the average of our annual after-tax adjusted operating income divided by invested capital over the three-year performance period. The committee made adjustments to the ROIC component for FY 2017 to neutralize the impact of the formation of the Change Healthcare joint venture in March 2017. For FY 2015 — FY 2017, the Average ROIC result for LTIP payouts was 18.1%.

Based on these results, our NEOs received 120% of their FY 2015 — FY 2017 LTIP target awards. As with all of the Company’s performance-based payout scales, when a result falls between reference points, we use linear interpolation to determine the result.

FY 2017 Changes to Cash LTIP Awards. In May 2016, the Compensation Committee replaced Long-Term Earnings Growth with Cumulative Adjusted OCF as the primary metric for FY 2017 — FY 2019 LTIP awards. As noted above, Cumulative Adjusted EPS was selected as a metric in the FY 2017 — FY 2019 TSRU program. To both avoid duplicative measures and acknowledge the strong role efficient cash usage plays in our portfolio approach to capital deployment, Cumulative Adjusted OCF was selected as the new primary metric for the LTIP. Average ROIC remains as the secondary metric for determining LTIP payouts.

34	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

FY 2018 — FY 2020 LTIP Targets. LTIP goals are established in May, shortly after the beginning of each fiscal year. At its May 2017 meeting, following a review of all target direct compensation components and market data derived from our Compensation Peer Group, the Compensation Committee established the following LTIP target awards for our NEOs for the FY 2018 — FY 2020 performance period: Mr. Hammergren, $2,948,000; Mr. Beer, $743,000; Mr. Julian, $1,686,000; and Mr. Figueredo, $497,000.

Total Shareholder Return Unit Program

✓	New for FY 2017: Added 3-Year Cumulative Adjusted EPS as secondary metric for FY 2017 — FY 2019 performance period

Overview. The Total Shareholder Return Unit program (“TSRU”) is a long-term performance share plan conditioned on the achievement of the Company’s total shareholder return relative to the S&P 500 Health Care Index. We chose the S&P 500 Health Care Index as the peer group because it is an objective, widely available index with broad representation in the healthcare sector. Awards are earned over a three-year period with a new three-year performance period beginning each year. For FY 2017 — FY 2019 awards, TSRU payouts are based equally on McKesson’s TSR performance relative to the S&P 500 Health Care Index and Cumulative Adjusted EPS performance over the three-year period. We added an operational metric to improve line-of-sight and drive sustained operational performance. The Compensation Committee believes that the combination of Cumulative Adjusted EPS and rTSR over a three-year period will drive value creation and ensure alignment with shareholders. No changes were made to the peer group or slopes for the rTSR portion of the TSRU awards. The Company must continue to achieve above-median performance (55th percentile) relative to the S&P 500 Health Care Index to earn a target payout for the rTSR portion of the award. If the Company’s TSR is negative for the performance period, then the rTSR result is capped at target regardless of ranking relative to the index. No shares are earned for the rTSR portion of the award if rTSR for the three-year period falls below the 35th percentile.

FY 2015 — FY 2017 TSRU Performance Metric for FY 2017 Payouts. In May 2014, the Compensation Committee established total shareholder return relative to the S&P 500 Health Care Index as the sole performance metric for FY 2015 — FY 2017 TSRU payouts. Total shareholder return (“TSR”) is calculated as stock price appreciation (or reduction) over the performance period, including reinvestment of dividends when paid, divided by the stock price at the beginning of the period. At the end of the performance period, performance is determined by ranking the Company’s TSR against the TSR of the companies in the index. Upon certification of the result, participants receive shares of Company common stock if the performance threshold is met.

The Company had to achieve performance at the 35th percentile relative to the S&P 500 Health Care Index to earn a threshold payout. As our TSR was at the 7th percentile relative to the S&P 500 Health Care Index over the three-year period ending March 31, 2017, our NEOs did not receive a payout for the FY 2015 — FY 2017 performance cycle.

- 2017 Proxy Statement	35

EXECUTIVE COMPENSATION

FY 2018 — FY 2020 TSRU Targets. TSRU goals are established in May, near the beginning of each fiscal year. At its May 2017 meeting, following a review of all target direct compensation components and market data derived from our Compensation Peer Group, the Compensation Committee established the following TSRU target awards for our NEOs for the FY 2018 — FY 2020 performance period: Mr. Hammergren, 44,323 units; Mr. Beer, 11,182 units; Mr. Julian, 25,347 units; and Mr. Figueredo, 7,471 units.

Prior Long-Term Equity Incentive Program. Executive officers no longer participate in the Performance Restricted Stock Unit program (“PeRSU”). RSU grants under this program were conditioned on the achievement of Company financial performance goals. The final RSUs granted to executive officers under the PeRSU program vested pursuant to their terms in May 2017.

Stock Options

Overview. Stock option awards are time-vested equity grants that generally vest 25% on the first four anniversaries of the grant date and have a seven-year term. Stock option awards directly align the interests of executives with those of shareholders, because executives recognize value only if the market value of the Company’s stock appreciates over time. The Compensation Committee determines the proportion of total target long-term incentives that will be awarded in stock options by considering the balance of cash and equity in our annual and long-term incentive plans, our strategic and operational objectives, the responsibilities of our NEOs, a review of similar grants made at companies in our Compensation Peer Group and other factors the committee deems relevant.

FY 2017 Stock Option Awards. At its May 2016 meeting, following a review of all direct compensation components and market data derived from our Compensation Peer Group, the Compensation Committee awarded the following FY 2017 stock option awards to our NEOs: Mr. Hammergren, 182,201 shares; Mr. Beer, 41,039 shares; Mr. Julian, 104,172 shares; Mr. Blake, 34,549 shares; and Mr. Figueredo, 30,717 shares. The ultimate value of these awards will not be known until the options vest and are exercised. The stock options awarded in May 2016 were granted with an exercise price of $182.77. Our fiscal year-end stock price was $148.26.

FY 2018 Stock Option Awards. At its May 2017 meeting, following a review of all target direct compensation components and market data derived from our Compensation Peer Group, the Compensation Committee granted FY 2018 stock option awards to our NEOs as follows: Mr. Hammergren, 127,915 shares; Mr. Beer, 32,254 shares; Mr. Julian, 73,127 shares; and Mr. Figueredo, 21,551 shares.

Other Compensation and Benefits

The Company provides an array of benefits to all employees. These benefits are comparable to those offered by employers in our industry and geographic footprint, including a competitive suite of health and life insurance and retirement benefits. In providing these benefits, both management and the Compensation Committee determined that they are appropriate for the attraction and retention of talent. In addition to the discussion of benefits below, the compensation associated with these items is described in footnote 6 to the 2017 Summary Compensation Table.

The Company offers two voluntary nonqualified, unfunded deferred compensation plans: (i) the Supplemental Profit-Sharing Investment Plan II (“SPSIP II”) and (ii) the Deferred Compensation Administration Plan III (“DCAP III”). The SPSIP II is offered to all employees, including executive officers, who may be impacted by compensation limits that restrict participation in the Company’s tax-qualified 401(k) plan, the Profit-Sharing Investment Plan (“PSIP”). The DCAP III is offered to all employees eligible for MIP (annual cash incentive) targets of at least 15% of base salary, including executive officers.

All employees are eligible to participate in McKesson Foundation’s Matching Gifts Program. Under this program, gifts to schools, educational associations or funds and other public charitable organizations are eligible for a Company match of up to $2,500 per employee for each fiscal year.

The Company has two benefit plans that are generally restricted to executive officers: (i) the Executive Survivor Benefits Plan, which provides a supplemental death benefit in addition to the voluntary life insurance plan provided to all employees; and (ii) the Executive Benefit Retirement Plan, a nonqualified average final pay defined benefit pension plan. These plans were frozen to new participants in 2010 and 2007, respectively. The Compensation Committee discontinued the Company’s Executive Medical Plan and Executive Salary Continuation Program, effective January 1, 2008. In place of the Executive Medical Plan, we provide annual physical examinations to executive officers and their spouses.

A limited number of other benefits are provided to executive officers, because it is customary to provide such benefits or it is in the best interest of the Company and its shareholders to do so. Our Executive Officer Security Policy requires our CEO to use corporate aircraft for both business and personal use. Our CEO authorized Mr. Julian to use corporate aircraft for personal use during FY 2017. The Company provides security services for Mr. Hammergren and reimburses him for reasonable expenses related to the installation and maintenance of home security.

36	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Peer Group

Peer Selection Process

Each year, the Compensation Committee determines which companies best reflect McKesson’s competitors for customers, shareholders and talent. A key objective of our executive compensation program is to ensure that the total compensation package we provide to our executive officers is competitive with the companies against which we compete for executive talent. The Compensation Committee consults with its independent compensation consultant, Semler Brossy, to develop a compensation peer group of companies to serve as the basis for comparing McKesson’s executive compensation program to the market. The Compensation Committee uses the guiding principles and questions below as a foundational tool to determine McKesson’s Compensation Peer Group.

Guiding Principles for McKesson Peer Selection

Consider Industry to identify companies with similar business model or philosophy

•    Start with direct distribution peers in the healthcare industry

•    Expand to other healthcare peers that might interact with McKesson in its value supply chain

•     Extend search to non-healthcare peers with operationally similar business models (i.e., companies that have a manufacturing, distribution, wholesale and/or retail component)

Consider Size to ensure companies are similar in scope
Consider other Business Characteristics to identify publicly traded companies headquartered in the U.S.
Questions Addressed in Developing an Effective Peer Group
Who are key performance comparators?	• Who is McKesson competing against for customers? • Which companies have similar market demands and influences?
Who are closest competitors for talent?	• Which companies might try to recruit from McKesson? • If McKesson had to replace the executive team, from which companies might it recruit to attract executives with similar capabilities?
Who are the peers from an external perspective?	• Who is McKesson competing against for shareholders? • Who do key analysts name as peers? • Who do current peers name as peers?

FY 2017 Compensation Peer Group and How We Used the Data

Our Company has few direct business competitors, which makes it difficult to create a Compensation Peer Group based on industry codes, revenues or market capitalization alone. The Compensation Committee strives to develop a peer group that best reflects all aspects of McKesson’s complex business. For FY 2017, the committee and its independent compensation consultant used a value supply chain framework to identify companies that may compete with McKesson for executive talent. McKesson’s peers include the following: (1) healthcare companies that may compete or interact with McKesson’s supply chain; (2) non-healthcare companies that are operationally similar to McKesson or other companies in its supply chain; and (3) managed care companies.

The committee then considered factors such as revenue and market capitalization to derive an appropriate number of peers within our value supply chain framework. No information technology companies were included as peers because comparator companies had insufficient revenues or were divisions of much larger technology companies. The committee believes our diverse selection of peer group companies provides a better understanding of the evolving and competitive marketplace for executive talent.

- 2017 Proxy Statement	37

EXECUTIVE COMPENSATION

McKesson’s Peer Group Framework

	Manufacturer	▶	Distributor, Wholesaler, Logistics	▶	Pharmacy, Hospital, Retailer

Healthcare Peers	Abbott Laboratories Johnson & Johnson Merck Pfizer		AmerisourceBergen Cardinal Health Express Scripts		CVS Health HCA Walgreens Boots Alliance

Non- Healthcare Peers	Procter & Gamble		FedEx Sysco UPS		Costco Kroger Target

Managed Care Peers	Aetna	Anthem	Humana		UnitedHealth

The Compensation Committee used data derived from our Compensation Peer Group to inform its decisions about overall compensation, compensation elements, optimum pay mix and the relative competitive landscape of our executive compensation program. The committee used multiple reference points when establishing target compensation levels. The committee did not strive to benchmark any individual compensation component or compensation in the aggregate to be at any specific percentile level relative to the market. Our 21 peer companies below are sorted by revenue and market capitalization. They reflect the Compensation Peer Group utilized by the Compensation Committee at its May 2016 meeting, when it established FY 2017 target direct compensation for our executive officers.

FY 2017 Compensation Peer Group

(1)	Revenues are stated in billions for the most recently completed fiscal year as publicly reported by each company as of May 31, 2017.

(2)	Market capitalizations are stated in billions as of March 31, 2017, the last day of our fiscal year.

No Change for FY 2018 Compensation Peer Group. The Compensation Committee made no change to the peer group used to inform FY 2018 target compensation decisions.

38	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

Independent Review Process

The Compensation Committee sets performance goals, payout scales and target award levels for executive officers. The committee also determines incentive payouts for the prior fiscal year based on actual results against performance goals. While performance goals and payout scales are initially developed by senior management and driven by the one-year operating plan and the rolling three-year strategic plan reviewed with the Board, the Compensation Committee has the authority to approve, modify or amend management’s performance goals and payout scale recommendations. Performance goals are selected to be consistent with the operating and strategic plans reviewed, challenged and approved by the Board and information routinely communicated to employees or shareholders by management.

Setting Targets for Fiscal Year

✓	Independent compensation consultant uses Compensation Peer Group data from independent executive compensation surveys and data published by public companies to inform the Compensation Committee of competitive pay levels for executive officers.

✓	Compensation Committee sets pay targets for executive officers, including our CEO.

Mid-Year Review of Compensation Design, Shareholder Feedback and Market Trends

✓	Compensation Committee examines the design and purpose of all executive compensation pay elements, including a review of tally sheets for executive officers.

✓	Tally sheets include holistic displays of current compensation and estimated benefits on separations from service due to voluntary and involuntary terminations and terminations in connection with a change in control.

✓	Committee reviews and considers feedback from shareholders and proxy advisory firms regarding executive compensation program and policies.

✓	Committee reviews a compilation of outstanding earned equity awards, unearned cash awards and unvested equity awards for each executive officer.

✓	Management updates the Compensation Committee on actual performance against pre-established targets for performance-based incentive compensation plans.

✓	Committee reflects on market trends and emerging practices in executive compensation and application to McKesson.

Assessing Year-End Results and Approving Compensation Decisions

✓	Our CEO, in consultation with the Compensation Committee’s independent compensation consultant and our Executive Vice President, Human Resources, develops compensation recommendations for the other executive officers, for approval by the committee.

✓	Our CEO presents an assessment of his individual performance results to the Board and discusses his goals for the new fiscal year.

✓	Board conducts our CEO’s performance review and discusses in executive session his performance for the prior fiscal year and approves, modifies or amends his goals for the new fiscal year.

✓	Compensation Committee determines our CEO’s compensation in executive session with input from the Compensation Committee’s independent compensation consultant.

- 2017 Proxy Statement	39

EXECUTIVE COMPENSATION

At McKesson, the way we do business is just as important as the business itself, so each executive is evaluated on his or her commitment to the Company’s “ICARE” and “ILEAD” principles. These principles serve as a guide to all our employees enterprise-wide.

ICARE is the cultural foundation of the Company. Our ICARE principles unify the Company and guide individuals’ behavior toward each other, customers, vendors and other stakeholders.

Integrity	Customer first	Accountability	Respect	Excellence

ILEAD is our common definition, shared leadership framework and our commitment to how we drive better health for our company, our customers and the patients whose lives we touch.

Inspire	Leverage	Execute	Advance	Develop

Role of Independent Compensation Consultant and Legal Counsel

Pursuant to its charter, the Compensation Committee may retain and terminate any consultant or other advisor, as well as approve the advisor’s fees and other engagement terms. Each year, the Compensation Committee evaluates the qualifications, performance and independence of its independent compensation consultant and legal counsel. To ensure it receives independent and unbiased advice and analysis, the Compensation Committee adopted a formal independence policy certified annually by its compensation consultant and legal counsel.

The Compensation Committee retained Semler Brossy as its independent compensation consultant and Gunderson Dettmer as its independent legal counsel for FY 2017. Representatives from Semler Brossy and Gunderson Dettmer attended Compensation Committee meetings, participated in executive sessions and communicated directly with the committee. Semler Brossy also provided consulting advice to the Governance Committee regarding director compensation in FY 2017. Neither of the firms performed any services for management.

At the start of FY 2018, the Compensation Committee reviewed information regarding the independence and potential conflicts of interest of Semler Brossy and Gunderson Dettmer. The committee members took into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the NYSE listing standards, and concluded that its compensation consultant and legal counsel are both independent and that no conflict of interest exists with respect to the work performed by either firm.

Role of Management

Our CEO provides the Compensation Committee with pay recommendations for executive officers other than himself. The Compensation Committee, with input from the committee’s independent compensation consultant, determines our CEO’s compensation in executive session. Our Executive Vice President, Human Resources attends committee meetings to provide perspective and expertise relevant to the agenda. Management supports the committee’s activities by providing analyses and recommendations as requested.

Information on Other Compensation-Related Topics

Severance and Change in Control Benefits

Our Severance Policy for Executive Employees (“Executive Severance Policy”) affords benefits to selected management employees, including our executive officers, who do not have employment agreements. We provide severance benefits to give executives a measure of financial security following the loss of employment, and to protect the Company from competitive activities after the departure of certain executives. We believe these benefits are important to attract and retain executives in a highly competitive industry. This policy applies if an executive officer is terminated by the Company for reasons other than for cause and the termination is not covered by the Company’s Change in Control Policy for Selected Executive Employees (“CIC Policy”). The Executive Severance Policy does not apply to Mr. Hammergren or Mr. Julian, whose severance pay is governed by an employment agreement. A detailed description of the Executive Severance Policy is provided below at “Executive Employment Agreements – Executive Severance Policy.”

Our stock plan and award agreements include change in control provisions which provide for “double-trigger” vesting upon an involuntary or constructive termination of employment following a change in control. Our CIC Policy provides for severance benefits to selected management employees in the event of an involuntary or constructive termination of employment occurring in connection with a change in control. We believe our CIC Policy is in our shareholders’ best interest, so that senior

40	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

management can remain focused on important business decisions and not on how a potential transaction may affect them personally. The CIC Policy is administered by the Compensation Committee and benefits are consistent with current market practice. The CIC Policy does not apply to Mr. Hammergren or Mr. Julian, whose severance pay is governed by an employment agreement. A detailed description of the CIC Policy is provided below at “Executive Employment Agreements – Change in Control Policy.”

Mr. Hammergren’s employment agreement, in substantially its current form, was executed when he assumed the position of co-Chief Executive Officer in 1999. The agreement provides for severance benefits in the case of voluntary, involuntary and constructive termination with or without a change in control. The agreement’s severance provisions, including provisions regarding pension rights, have been in place for many years and are not materially different from the terms provided to his predecessor. However, Mr. Hammergren has relinquished his right to be paid a golden parachute tax gross-up and the right to have his change in control-related cash severance calculated as the product of 2.99 times the “base amount” as defined under Section 280G of the Internal Revenue Code (“IRC”). The employment agreement continues to provide for the alternative severance formulation of a cash lump sum equal to three years’ salary continuation and three years’ MIP participation. A detailed description of Mr. Hammergren’s employment agreement is provided below at “Executive Employment Agreements – Mr. John H. Hammergren.”

Employment Agreements

While we have discontinued the practice of entering into employment agreements with executive officers, we continue to honor our legacy contractual commitments. Mr. Hammergren and Mr. Julian entered into employment agreements with the Company upon their appointment to executive officer positions in 1996 and 1999, respectively. These are the only employment agreements in place among our executive officers.

Stock Ownership Policy

The Company has robust guidelines for stock ownership by executive officers. Our CEO’s ownership requirement is 10 times base salary, and the ownership requirement for each of the Company’s other executive officers is three times base salary. Stock options and TSRU target awards do not count toward ownership under the policy. The Company reserves the right to restrict sales of the underlying shares of vesting equity awards if executives fail to meet the ownership requirements specified in our Stock Ownership Policy. Additionally, we require executives to hold 75% of the net after-tax shares issued upon the vesting or exercise of an award until the policy’s requirements are met. The Company’s directors are also subject to stock ownership guidelines, which are summarized above at “Director Stock Ownership Guidelines.”

The Compensation Committee reviews executive officer compliance with our Stock Ownership Policy each year. As of March 31, 2017, each NEO satisfied his or her stock ownership requirement.

	Stock Ownership Policy
	Target Ownership		Actual Ownership
Name	Multiple of Base Salary	Multiple Expressed in Dollars	Multiple of Base Salary(1)	Value of Shares Held by Executives in Dollars(2)
John H. Hammergren	10	16,800,000	61	102,458,303
James A. Beer	3	2,535,000	5	4,082,932
Paul C. Julian	3	3,495,000	7	7,982,225
Patrick J. Blake	3	2,325,000	6	4,660,324
Jorge L. Figueredo	3	2,154,000	5	3,548,575
(1)	NEO ownership is stated as of March 31, 2017, using FY 2017 salary levels. The ownership requirement may be met through any combination of the following:

•

Direct stock holdings of the Company’s common stock, including shares held in a living trust, a family partnership or corporation controlled by the officer, unless the officer expressly disclaims beneficial ownership of such shares;

•	Shares of the Company’s common stock held in the PSIP, the Company’s 401(k) plan;

•	Shares of the Company’s common stock underlying outstanding restricted stock and restricted stock unit awards; and/or

•	Shares of the Company’s common stock underlying restricted stock units that are vested and deferred under a Company-sponsored deferral program.

(2)	Based on the closing price of the Company’s common stock as of March 31, 2017, which was $148.26 as reported by the NYSE.

- 2017 Proxy Statement	41

EXECUTIVE COMPENSATION

Insider Trading Policy

The Company maintains an insider trading policy applicable to all directors and employees. The policy provides that Company personnel may not: buy, sell or engage in other transactions in the Company’s stock while in possession of material non-public information; buy or sell securities of other companies while in possession of material non-public information about those companies they become aware of as a result of business dealings between the Company and those companies; disclose material non-public information to any unauthorized persons outside of the Company; or engage in hedging transactions through the use of certain derivatives, such as put and call options involving the Company’s securities. The policy also restricts trading for a limited group of Company employees (including all directors and NEOs) to defined window periods which follow our quarterly earnings releases.

Anti-Hedging and Pledging Policy

The Company adopted an anti-hedging and pledging policy in April 2013 which applies to all directors and executive officers. The policy prohibits these individuals from engaging in any hedging transaction with respect to Company securities. These individuals are also prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. Pledges of Company securities arising from certain types of hedging transactions are also prohibited under our insider trading policy, as described above.

Equity Grant Practices

The Company has a written Equity Grant Policy which states that stock options will be awarded at an exercise price equal to the closing price of the Company’s common stock on the date of grant. The policy also generally prohibits the granting of an equity award when the Company’s directors or employees may be in possession of material non-public information. When the Compensation Committee meeting occurs shortly following our public announcement of earnings, the grant date is the same day as the committee meeting. Otherwise, in most situations, the grant date is postponed until the third trading day following the release of our earnings results. The Company’s annual grant cycle occurs at the end of May each year, following our public announcement of financial results for the prior completed fiscal year and publication of our forward estimate of earnings for the current fiscal year.

Under the terms of our 2013 Stock Plan and 2005 Stock Plan, stock option re-pricing is not permitted without shareholder approval. Stock option awards generally vest ratably over four years with a contractual term of seven years. PeRSU target awards have a one-year performance period and convert to RSU awards that cliff-vest in three years. RSU awards that are not granted pursuant to PeRSU awards generally vest over four years. The TSRU program has a three-year performance period and the shares that are earned are not subject to any further vesting conditions.

Tax Deductibility and Considerations for Compensation Design

IRC Section 162(m) generally provides that publicly held corporations may not deduct in any taxable year specified compensation in excess of $1,000,000 paid to the CEO and the next three most highly compensated executive officers, excluding the chief financial officer. However, performance-based compensation in excess of $1,000,000 is deductible if specified criteria are met, including shareholder approval of the material terms of applicable plans.

The Compensation Committee’s intention is, and always has been, to comply with the requirements for deductibility under IRC Section 162(m), unless the committee concludes that adherence to the limitations imposed by these provisions would not be in the best interest of the Company or its shareholders. While base salaries in excess of $1,000,000 are not deductible, payments made under our MIP, LTIP and TSRU programs, the grants of RSUs made under our PeRSU program and the grants of stock options are intended to qualify for deductibility under IRC Section 162(m) as performance-based compensation.

For purposes of compliance with the IRC, awards under applicable programs will not be made to individuals subject to IRC Section 162(m) unless attainment of performance goals is certified by the Compensation Committee. In the event of attainment of minimum performance goals under these programs, the Compensation Committee will exercise negative discretion to adjust awards downward from a potential maximum amount in order to satisfy requirements under IRC Section 162(m), while still providing for awards based on Company and individual performance in accordance with our MIP, LTIP, TSRU and PeRSU programs.

Compensation Recoupment (“Clawback”) Policy

The Board is dedicated to maintaining and enhancing a culture focused on integrity and accountability which discourages conduct detrimental to the Company’s sustainable growth. On January 21, 2014, following constructive engagement by management with a group of key institutional investors and a review of the compensatory practices by peer companies, the

42	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Committee approved an updated Compensation Recoupment Policy (“Recoupment Policy”) that both expanded and clarified the previous policy that was incorporated into the Company’s annual and long-term incentive compensation plans. The new Recoupment Policy applies to all cash or equity incentive awards granted after January 1, 2014.

Under the Recoupment Policy, the Company may recover, or “claw back” incentive compensation if an employee: (i) engages in misconduct pertaining to a financial reporting requirement under the federal securities laws that requires the Company to file a restatement of its audited financial statements with the SEC to correct an error; (ii) receives incentive compensation based on an inaccurate financial or operating measure that when corrected causes significant harm to the Company; or (iii) engages in any fraud, theft, misappropriation, embezzlement or dishonesty to the detriment of the Company’s financial results as filed with the SEC.

If triggered, then to the fullest extent permitted by law, the Company may require the employee to reimburse the Company for all or a portion of any incentive compensation received in cash within the last 12 months, and remit to the Company any compensation received from the vesting or exercise of equity-based awards occurring within the last 12 months. The Company will publicly disclose the results of any deliberations about whether to recoup compensation from an executive officer under the Recoupment Policy unless, in individual cases and consistent with any legally mandated disclosure requirements, the Board or the Compensation Committee concludes that legal or privacy concerns would prevent such disclosure.

Our executive incentive plans provide that the Compensation Committee may also seek to recoup economic gain from any employee who engages in conduct that is not in good faith and which disrupts, damages, impairs or interferes with the business, reputation or employees of the Company.

Supplemental Death Benefits

In January 2010, the Board froze the Company’s Executive Survivor Benefits Plan to the then-current roster of participants, which includes all of our NEOs other than Mr. Beer. The Company will not enter into a new plan, program or agreement (“Benefit Agreement”) with any executive officer, or a material amendment of an existing Benefit Agreement with any executive officer that provides for a death benefit, including salary continuation upon death, if that benefit is not generally available to all employees, unless such Benefit Agreement or material amendment is approved by the Company’s shareholders pursuant to an advisory vote.

This plan continues to provide a supplemental death benefit for its participants, which is in addition to the voluntary and Company-provided life insurance plan afforded to all employees. A detailed description of this plan is available below at “Potential Payments upon Termination or Change in Control.”

Excise Tax Gross-Up Policy

The Company may not enter into any new agreement with an executive officer, or a material amendment of an existing executive officer agreement, that provides for payment or reimbursement of excise taxes that are payable by such executive officer under IRC Section 4999 as a result of a change in control of the Company. This policy does not adversely affect any Company plan, policy or arrangement generally available to management employees that provides for the payment or reimbursement of taxes.

- 2017 Proxy Statement	43

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference to McKesson Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

Compensation Committee of the Board of Directors

Andy D. Bryant, Chair

N. Anthony Coles, M.D.

M. Christine Jacobs

Edward A. Mueller

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of the four independent directors listed above. No member of the Compensation Committee is, or was during FY 2017, a current or former officer or employee of the Company or any of its subsidiaries. Additionally, during FY 2017, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

44	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

Executive Compensation Tables and Narratives

2017 Summary Compensation Table

The table below provides information regarding compensation and benefits earned by: (i) our Chairman of the Board, President and Chief Executive Officer; (ii) our Executive Vice President and Chief Financial Officer; and (iii) the three other most highly compensated executive officers as of March 31, 2017 (collectively, our Named Executive Officers or “NEOs”):

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

John H. Hammergren Chairman, President and Chief Executive Officer	2017	1,680,000	-0-	5,896,178	5,896,024	6,036,000	-0-	588,397	20,096,599
	2016	1,680,000	-0-	7,317,049	5,057,023	9,233,600	-0-	361,966	23,649,638
	2015	1,680,000	-0-	7,316,951	5,057,353	10,422,000	-0-	368,251	24,844,555
James A. Beer Executive Vice President and Chief Financial Officer	2017	840,167	-0-	1,328,150	1,328,022	1,554,195	-0-	85,096	5,135,630
	2016	813,333	-0-	1,659,003	1,162,005	2,454,213	-0-	41,176	6,129,730
	2015	800,000	-0-	1,587,902	1,096,968	1,344,000	-0-	11,123	4,839,993
Paul C. Julian Executive Vice President and Group President	2017	1,148,333	-0-	3,371,199	3,371,006	3,375,413	1,700,401	161,126	13,127,478
	2016	1,065,000	-0-	4,214,267	2,950,015	4,518,120	2,156,614	220,827	15,124,843
	2015	1,065,000	-0-	3,992,986	2,759,725	5,072,150	5,956,527	276,886	19,123,274
Patrick J. Blake Executive Vice President and Group President	2017	765,500	775,000	1,118,121	1,118,006	1,307,940	-0-	89,012	5,173,579
	2016	712,333	-0-	1,331,095	932,038	1,601,638	-0-	109,752	4,686,856
	2015	684,000	-0-	1,337,044	924,192	1,621,840	-0-	89,648	4,656,724
Jorge L. Figueredo Executive Vice President, Human Resources	2017	708,167	-0-	994,166	994,002	1,203,861	-0-	83,912	3,984,108
	2016	650,833	-0-	1,218,137	852,034	1,297,248	-0-	93,005	4,111,257
	2015	610,000	-0-	1,111,910	768,177	1,444,320	-0-	85,172	4,019,579
(1)	Mr. Hammergren’s base salary has remained unchanged since May 2010.

(2)

On March 31, 2017, Mr. Blake resigned as an executive officer. On May 15, 2017, the Compensation Committee awarded Mr. Blake a cash bonus in recognition of his leadership and the successful formation of our new joint venture, Change Healthcare, in FY 2017.

(3)

Amounts shown represent the aggregate grant date fair value of stock-based awards calculated in accordance with ASC Topic 718. These values do not include estimated forfeitures and may not reflect compensation actually received by our officers. The assumptions used to calculate the value of these awards can be found in Financial Note 8 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended March 31, 2017, as filed with the SEC on May 22, 2017. For awards that are not subject to performance conditions, such as stock options, the maximum award levels would not result in awards greater than disclosed in the table above. For awards that are subject to performance conditions, such as TSRUs, we report the value at grant date based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under ASC Topic 718, excluding the effect of estimated forfeitures.

The following represents the aggregate value based on the maximum number of shares that may be earned for TSRU awards computed in accordance with ASC Topic 718 for each of the fiscal years presented above: Mr. Hammergren, $11,792,355, $14,634,098 and $14,633,902; Mr. Beer, $2,656,300, $3,318,006 and $3,175,804; Mr. Julian, $6,742,397, $8,428,534 and $7,985,972; Mr. Blake, $2,236,242, $2,662,190 and $2,674,088; and Mr. Figueredo, $1,988,332, $2,436,274 and $2,223,820.

(4)	Amounts shown represent the payouts under the MIP and the LTIP:

•	MIP for FY 2017: Mr. Hammergren, $3,402,000; Mr. Beer, $982,995; Mr. Julian, $1,937,813; Mr. Blake, $826,740; and Mr. Figueredo, $803,061.

•	LTIP for FY 2015 — FY 2017: Mr. Hammergren, $2,634,000; Mr. Beer, $571,200; Mr. Julian, $1,437,600; Mr. Blake, $481,200; and Mr. Figueredo, $400,800.

(5)

Amounts shown represent the year-over-year change in actuarial present value of pension benefits: Mr. Hammergren, $0; and Mr. Julian, $1,700,401. Mr. Beer, Mr. Blake and Mr. Figueredo are not eligible to participate in the pension plan, since they were not executive officers in 2007 when participation in the plan was frozen.

The amount shown for Mr. Julian’s change in pension value does not represent actual compensation received during the current fiscal year. Rather, this amount reflects an actuarial amount calculated under SEC requirements. Pension values are calculated using assumptions used to prepare the Company’s audited financial statements for the applicable fiscal year. The assumptions used to calculate the change in pension value are described in the 2017 Pension Benefits Table below, in the subsection titled “Actuarial Assumptions.”

- 2017 Proxy Statement	45

EXECUTIVE COMPENSATION

(6)	Amounts shown represent the following with respect to FY 2017:

Defined Contribution Benefits and Nonqualified Plan Earnings

The Company made a matching contribution of $10,600 to each NEO’s PSIP (401(k)) retirement account.

As described below in the subsection titled “Narrative Disclosure to the 2017 Nonqualified Deferred Compensation Table,” the SPSIP II and the DCAP III provide for matching contributions. The amount contributed by the Company to each NEO’s SPSIP II account was as follows: Mr. Hammergren, $225,944; Mr. Beer, $57,094; Mr. Julian, $112,845; Mr. Blake, $50,486; and Mr. Figueredo, $43,235. The amount contributed by the Company to each NEO’s DCAP III account was as follows: Mr. Hammergren, $0; Mr. Beer, $13,281; Mr. Julian, $0; Mr. Blake, $4,000; and Mr. Figueredo, $5,982.

Perquisites and Other Personal Benefits

The value provided to each NEO under the Company’s Executive Officer Security Policy was as follows: Mr. Hammergren, $322,216; Mr. Beer, $0; Mr. Julian, $7,329; Mr. Blake, $0; and Mr. Figueredo, $0. The amounts represent the incremental cost of personal use of Company-provided aircraft and the reimbursement of reasonable expenses related to the installation and maintenance of home security equipment. The Company does not reimburse our NEOs for taxes due on imputed income for items or services provided under the Executive Officer Security Policy.

•

Company Aircraft: Mr. Hammergren is directed to use the Company’s aircraft for security, productivity and privacy reasons. The aggregate incremental cost of personal use of Company-provided aircraft for Mr. Hammergren in FY 2017 was $36,946. In FY 2017, Mr. Hammergren approved Mr. Julian’s personal use of the Company’s aircraft. The aggregate incremental cost of personal use of Company-provided aircraft for Mr. Julian in FY 2017 was $7,329. To calculate this cost, the Company determines the total variable annual operating cost for each aircraft, such as fuel, trip-related maintenance, landing and parking fees, crew expenses, supplies and catering. The total variable operating cost is then averaged for all flight hours flown and multiplied by the total number of personal flight hours for each NEO. Fixed annual costs that do not change based on usage, such as pilots’ salaries, home hanger expenses, general taxes, routine maintenance and insurance, are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or after dropping off a passenger flying for personal reasons, and the empty flight is not related to any other business-related travel, this “deadhead” segment is included in the incremental cost calculation for determining personal use.

•	Home Security: Mr. Hammergren was reimbursed $285,270 for the installation of home security devices and/or security monitoring services.

The value of financial counseling services provided to each NEO was as follows: Mr. Hammergren, $22,497; Mr. Beer, $3,891; Mr. Julian, $22,233; Mr. Blake, $20,966; and Mr. Figueredo, $21,592.

The value of items or services provided in connection with the annual Board of Directors planning sessions and employee award programs attended by our NEOs and their spouses was as follows: Mr. Hammergren, $7,140; Mr. Beer, $230; Mr. Julian, $8,119; Mr. Blake, $2,960; and Mr. Figueredo, $2,503.

46	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

2017 Grants of Plan-Based Awards Table

The table below provides information on plan-based awards, stock awards and stock options granted to our NEOs during the fiscal year ended March 31, 2017:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards (($)/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)(3)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
John H. Hammergren	5/24/2016								182,201	182.77	5,896,024
LTIP		-0-	2,947,000	5,894,000
TSRU						-0-	28,017	56,034			5,896,178
MIP		1,260,000	2,520,000	6,000,000	(6)
James A. Beer	5/24/2016								41,039	182.77	1,328,022
LTIP		-0-	663,000	1,326,000
TSRU						-0-	6,311	12,622			1,328,150
MIP		420,084	840,167	2,520,501
Paul C. Julian	5/24/2016								104,172	182.77	3,371,006
LTIP		-0-	1,686,000	3,372,000
TSRU						-0-	16,019	32,038			3,371,199
MIP		717,709	1,435,417	4,306,251
Patrick J. Blake	5/24/2016								34,549	182.77	1,118,006
LTIP		-0-	559,000	1,118,000
TSRU						-0-	5,313	10,626			1,118,121
MIP		382,750	765,500	2,296,500
Jorge L. Figueredo	5/24/2016								30,717	182.77	994,002
LTIP		-0-	496,000	992,000
TSRU						-0-	4,724	9,448			994,166
MIP		318,675	637,350	1,912,050
(1)

Amounts shown represent the range of possible cash payouts under (i) the LTIP for the FY 2017 — FY 2019 performance period and (ii) the MIP for the FY 2017 performance period. Amounts actually earned under the FY 2017 MIP are included in the 2017 Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.” Information regarding the operation of the LTIP and the MIP is provided above in the section titled “Each Compensation Element Serves Unique Purpose.”

(2)

Amounts shown represent the range of possible TSRU awards for the FY 2017 — FY 2019 performance period that the Compensation Committee determined at its May 2016 meeting. Payout decisions will be determined in May 2019. Information regarding the operation of the TSRU program is provided above in the section titled “Each Compensation Element Serves Unique Purpose.”

(3)	Amounts shown for MIP represent 50% of the target payout for the FY 2017 performance period, which is the threshold award payout.

(4)	Stock options have a seven-year term and vest 25% on the first four anniversaries of the grant date, subject to continued employment with the Company.

(5)	Amounts shown reflect the aggregate grant date fair values of option and TSRU awards computed in accordance with ASC Topic 718, and do not reflect actual realized values.

(6)	The maximum payout allowed under the MIP is $6,000,000.

- 2017 Proxy Statement	47

EXECUTIVE COMPENSATION

2017 Outstanding Equity Awards Table

The table below provides information on option awards and stock awards held by the NEOs as of March 31, 2017:

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
John H. Hammergren	301,000	—	83.51	5/24/2018	96,644	14,328,439	34,689	5,142,991
	298,000	—	87.24	5/22/2019
	157,725	52,575	118.41	5/21/2020
	71,817	71,817	183.37	5/27/2021
	28,570	85,713	237.86	5/26/2022
	—	182,201	182.77	5/24/2023
James A. Beer	32,854	10,952	155.87	10/29/2020	12,059	1,787,867	7,824	1,159,986
	15,577	15,578	183.37	5/27/2021
	6,565	19,695	237.86	5/26/2022
	—	41,039	182.77	5/24/2023
Paul C. Julian	165,000	—	87.24	5/22/2019	53,428	7,921,235	19,862	2,944,740
	87,300	29,100	118.41	5/21/2020
	39,189	39,190	183.37	5/27/2021
	16,666	50,001	237.86	5/26/2022
	—	104,172	182.77	5/27/2023
Patrick J. Blake	57,000	—	83.51	5/24/2018	18,352	2,720,868	6,527	967,693
	56,000	—	87.24	5/22/2019
	29,925	9,975	118.41	5/21/2020
	13,124	13,124	183.37	5/27/2021
	5,265	15,798	237.86	5/26/2022
	—	34,549	182.77	5/24/2023
Jorge L. Figueredo	8,525	8,525	118.41	5/21/2020	15,688	2,325,903	5,835	865,097
	10,908	10,909	183.37	5/27/2021
	4,813	14,442	237.86	5/26/2022
	—	30,717	182.77	5/24/2023
(1)

Stock options have a seven-year term and vest 25% on the first four anniversaries of the grant date, subject to continued employment with the Company. Mr. Beer’s stock option award granted October 29, 2013 vests 25% on the first four anniversaries of October 9, 2013, the date he commenced employment.

(2)	Stock awards shown in this column vest on May 27, 2017.

(3)	Based on the $148.26 closing price of the Company’s common stock as reported by the NYSE on March 31, 2017, the last day of our fiscal year.

(4)

SEC rules require us to disclose the threshold payout amounts for TSRU awards outstanding as of the end of the fiscal year, except that if performance during the last completed fiscal year has exceeded threshold performance, the disclosure is based on the next higher performance measure. TSRU awards granted May 2014 for the FY 2015 — FY 2017 performance period failed to meet threshold performance. Since there was no payout, no value is included in this table with respect to those awards.

Outstanding TSRUs actually earned, if any, will pay out in May 2018 and May 2019. The following amounts reflect threshold payouts for FY 2016 — FY 2018 TSRUs and target payouts for FY 2017 — FY 2019 TSRUs:

Completion of the three-year performance period ending March 31, 2018 — Mr. Hammergren, 6,672 shares; Mr. Beer, 1,513 shares; Mr. Julian, 3,843 shares; Mr. Blake, 1,214 shares; and Mr. Figueredo, 1,111 shares.

Completion of the three-year performance period ending March 31, 2019 — Mr. Hammergren, 28,017 shares; Mr. Beer, 6,311 shares; Mr. Julian, 16,019 shares; Mr. Blake, 5,313 shares; and Mr. Figueredo, 4,724 shares.

48	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

2017 Option Exercises and Stock Vested Table

The table below provides information on stock options exercised and stock awards vested with respect to our NEOs during the fiscal year ended March 31, 2017:

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John H. Hammergren	650,966	72,184,870	(3)	94,000	17,135,260
James A. Beer	-0-	-0-		6,416	1,063,901
Paul C. Julian	-0-	-0-		52,000	9,479,080
Patrick J. Blake	-0-	-0-		18,000	3,281,220
Jorge L. Figueredo	12,250	1,127,746		15,000	2,734,350
(1)	Amounts shown represent values realized, calculated as the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.

(2)

Amounts shown represent the aggregate fair market values of the Company’s common stock realized upon the vesting of RSUs. The Company’s RSUs accrue dividend equivalents, the values of which are factored into the grant date fair values. In addition to these amounts realized upon vesting of RSUs, participants received a cash payment of dividend equivalents and accrued interest as follows: Mr. Hammergren, $293,402; Mr. Beer, $20,704; Mr. Julian, $162,307; Mr. Blake, $56,183; and Mr. Figueredo, $46,819.

(3)	All of the stock options exercised by Mr. Hammergren in FY 2017 were due to expire on May 26, 2016 and May 25, 2017.

2017 Pension Benefits Table

The Executive Benefit Retirement Plan (“EBRP”) is a nonqualified average final pay defined benefit pension plan that was established in 1984. Participation was frozen effective June 1, 2007 to the then-current roster of executive officers. The following table provides information on the actuarial present values of the benefits accumulated by our NEOs under the EBRP calculated as of March 31, 2017:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
John H. Hammergren	EBRP	21	114,000,000	—
James A. Beer(2)	—	—	—	—
Paul C. Julian	EBRP	20	33,997,371	—
Patrick J. Blake(2)	—	—	—	—
Jorge L. Figueredo(2)	—	—	—	—
(1)

Amounts shown do not reflect potential future salary growth, because amounts are required to be calculated based on compensation and service as of March 31, 2017. For Mr. Julian, the present value is based on assumptions used to determine annual pension expense. Mr. Hammergren’s benefit is fixed at $114 million and no longer requires the use of actuarial assumptions to determine the present value of his pension benefit. Certain assumptions, such as future salary increases, are different for proxy disclosure purposes that assume no future pay increases, versus financial reporting purposes that assume future pay increases.

(2)	Mr. Beer, Mr. Blake and Mr. Figueredo are not eligible to participate in the EBRP, since they were not executive officers when participation in the plan was frozen in 2007.

- 2017 Proxy Statement	49

EXECUTIVE COMPENSATION

The 2017 Pension Benefits Table values are based on the following:

Actuarial Assumption	March 31, 2017	March 31, 2016
Discount rate	2.33%	2.12%
Lump-sum interest rate	1.25%	1.25%
Retirement ages	62	62
Withdrawal, disability or mortality before retirement	None	None
Post-retirement mortality rate	1994 Group Annuity Reserving Table	1994 Group Annuity Reserving Table
Future salary increases	None	None
MIP (annual cash incentive) payout	100% of target amount	100% of target amount
Form of payment	Lump sum	Lump sum

For additional information on the Company’s pension obligations, refer to Financial Note 19 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended March 31, 2017, as filed with the SEC on May 22, 2017.

Actuarial Assumptions

The amounts shown in the 2017 Summary Compensation Table and the 2017 Pension Benefits Table generally reflect actuarial present values of pension benefits accumulated through the end of FY 2017. Mr. Hammergren’s benefit under the EBRP is fixed at $114 million, so his pension benefit calculation no longer reflects actuarial assumptions.

At the end of each fiscal year, the Company reviews numerous assumptions used to calculate the present value of accumulated benefits reported in the pension benefits table. One key assumption is what the Pension Benefit Guarantee Corporation (“PBGC”) lump-sum interest rate will be when a plan participant reaches assumed retirement (generally, age 62). For FY 2017, the Company selected a PBGC lump-sum interest rate assumption of 1.25%, which is the same rate used for FY 2016. This assumption reflects the rate McKesson expects to use when settling EBRP benefits in the future

Pension benefit values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, annual earnings and the assumptions used to determine the present value of the accumulated benefit. For example, the Company is required to calculate the present value of future pension liabilities using a discount rate based on corporate bond yields. As discount rates decrease, potential pension liabilities may increase. As discount rates increase, potential pension liabilities may decrease.

Proxy pension benefit values are generally calculated using the same assumptions used to calculate pension benefit values for the Company’s audited financial statements, except retirement age is assumed to be the normal retirement age as defined in the EBRP for voluntary retirement or in the executive officer’s employment agreement. Normal retirement age is the earliest age at which the executive could retire without any benefit reduction due to age.

Under the EBRP, lump-sum distributions under Approved or Early Retirement are calculated using the lump-sum interest rate published monthly by the PBGC. Participants who separate from service who do not qualify for Approved or Early Retirement have vested lump-sum pension benefits determined using the General Agreement on Tariffs and Trade (“GATT”) lump-sum interest rate, which reflects the 30-year Treasury bond interest rate.

Narrative Disclosure to the 2017 Pension Benefits Table

Retirement at age 62 or older, or involuntary separation from service after attaining age 55 with at least 15 years of service. A participant vests in his or her EBRP benefit after completing five years of service as an executive officer. The following is a brief summary of the benefit that would be provided to a participant in the EBRP upon retirement at age 62 or older, or upon an involuntary separation from service after attaining age 55 with at least 15 years of credited service.

A vested participant is eligible to receive an “Approved Retirement” benefit if one of the following criteria is met:

•	Separation from service on or after reaching age 62;

•	Separation from service involuntarily after attaining age 55 with at least 15 years of credited service;

•	Separation from service at any time with approval of the Compensation Committee; or

•	As provided for in the participant’s employment agreement.

50	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

The Approved Retirement benefit is calculated by applying the following benefit formula: (i) a service-based percentage of the participant’s “average final compensation” as defined below, minus (ii) the annuity payment due under the Company’s “Retirement Plan” and the hypothetical annuity payment that is the actuarial equivalent of the amount earned under the “Retirement Share Plan” (together, “Basic Retirement Benefit”).

Calculation of average final compensation. The Approved Retirement benefit under the EBRP is based on the participant’s “average final compensation.” Average final compensation is the annual compensation received during the participant’s most highly paid five consecutive years of full-time employment in the final 15 years of service. Annual compensation includes annual base salary and MIP payments (including amounts voluntarily deferred under a Company-sponsored deferred compensation plan) and excludes long-term incentives such as LTIP and equity grants.

Percentage of average final compensation. The gross EBRP benefit, expressed as a percentage of the participant’s average final compensation, is equal to an initial base benefit of 20%, increased by 1.77% for each completed year of service (0.148% for each completed month if the executive completes less than a full year of service in the year in which he or she separates from service). The maximum benefit is 60% of average final compensation.

Service credit. For purposes other than vesting, the EBRP measures service from the commencement of an executive’s employment until the participant separates from service. Service prior to being named a participant is included in the determination of service credit. Separation from service generally has the same meaning as provided in IRC Section 409A. The EBRP allows service credit for certain rehire situations, leaves of absence and periods in which a participant is receiving severance pay.

EBRP benefit offsets. A benefit under the EBRP is offset by the annuity payment under the Company’s Retirement Plan and the hypothetical annuity payment under the Retirement Share Plan. The Retirement Plan is a tax-qualified defined benefit pension plan which was effective January 1, 1972 and frozen as of December 31, 1996. None of our NEOs participates in the Retirement Plan. The Retirement Share Plan, introduced in January 1997 and discontinued after March 31, 2004, was an element offered under the PSIP, the Company’s 401(k) plan. The offset for the hypothetical annuity benefit payable under the Retirement Share Plan is calculated by first determining the value of each share credited to the participant’s account as of the date it was credited, then applying an annual 12% rate to that value from the date the share was credited to the account to the date the participant’s EBRP benefit is scheduled to begin. The aggregate value of the shares credited to the participant’s Retirement Share Plan is then converted to a straight-life annuity. The resulting annuity is converted to a lump-sum amount using the interest rate prescribed by the PBGC for purposes of determining the present value of a lump-sum distribution for the month in which the participant retires and a table based upon the 1994 Group Annuity Reserving Table (1994 GAR) (“Present Value Calculation”). As of March 31, 2017, only Mr. Julian maintains a balance under the Retirement Share Plan which would offset his EBRP benefit. Mr. Hammergren’s EBRP benefit is now a fixed amount and is no longer subject to increase or further offset.

Distribution of benefit. A participant’s EBRP benefit is based on a straight-life annuity paid out on a monthly basis over the participant’s lifetime, which is then converted to a lump-sum actuarial equivalent using the above-described Present Value Calculation. A lump-sum payment is made in the seventh month following the month in which a participant separates from service.

For voluntary separation from service prior to age 62, but after attaining age 55 with at least 15 years of service. The following is a brief summary of the EBRP benefit provided to a participant who is not eligible for Approved Retirement and voluntarily separates from service after attaining 55 years of age with at least 15 years of credited service.

The EBRP provides for an “Early Retirement” benefit prior to reaching age 62 if the participant voluntarily separates from service:

•	After age 55 and completion of at least 15 years of service;

•	At any other time with approval of the Compensation Committee; or

•	As provided in the participant’s employment agreement.

A participant who is eligible for Early Retirement will receive the same EBRP benefit he or she would have received upon retirement after attaining age 62 (as described above), with the following adjustments:

•	The percentage of average final compensation used in the benefit formula is reduced by 0.3% for each month the actual separation precedes the date the participant reaches age 62; and

•	The participant’s Basic Retirement Benefit is calculated as of the participant’s age at the time he or she separates from service.

- 2017 Proxy Statement	51

EXECUTIVE COMPENSATION

Mr. Hammergren’s EBRP benefit will be paid in accordance with the provisions of the EBRP and his employment agreement should his employment terminate for any reason other than for Cause. Of the other NEOs, only Mr. Julian is an EBRP participant. As of March 31, 2017, Mr. Julian met the age and service requirements to qualify for Approved Retirement upon involuntary termination or Early Retirement upon voluntary termination.

Other separations from service prior to age 62. Participants with five years of service (“Vested Participants”) who separate from service for reasons other than for Cause, but separate prior to being eligible for Approved or Early Retirement, are also entitled to a lump-sum benefit. However, their lump-sum benefits are determined using the GATT lump-sum interest rate.

The EBRP allows a Vested Participant who separates from service to receive the same EBRP benefit he or she would have received upon termination due to an Approved Retirement prior to attaining age 62. However, the percentage of average final compensation used in the benefit formula is multiplied by a pro-rata percentage described below, then calculated as the present value of a benefit payable at age 65.

The pro-rata percentage is the higher of the following two percentages, but not greater than 100%:

•

The percentage determined by dividing the number of the participant’s whole months of service with the Company by the number of whole months from the date the participant was first hired by the Company to the date the participant reaches age 65, then multiplying by 100; or

•	The percentage determined by multiplying 4.44% by the number of the participant’s whole and partial years of completed service with the Company.

52	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

2017 Nonqualified Deferred Compensation Table

The table below provides information on the contributions, earnings and account balances for our NEOs participating in a Company-sponsored nonqualified deferred compensation program:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year-End ($)
John H. Hammergren
SPSIP Plans	282,430	225,944	294,504	-0-		11,151,180
DCAP Plans	-0-	-0-	659,106	-0-		22,761,197
Dividend Equivalents	-0-	134,561	9,052	293,402	(4)	290,964
James A. Beer
SPSIP Plans	71,367	57,094	19,638	-0-		160,564
DCAP Plans	332,035	13,281	42,757	-0-		469,095
Dividend Equivalents	-0-	18,896	1,249	20,704	(4)	36,304
Paul C. Julian
SPSIP Plans	140,146	112,845	130,606	-0-		4,846,089
DCAP Plans	-0-	-0-	225,757	-0-		7,796,146
Dividend Equivalents	-0-	74,399	5,005	162,307	(4)	160,854
Patrick J. Blake
SPSIP Plans	63,107	50,486	42,363	-0-		1,597,995
DCAP Plans	200,000	4,000	104,555	-0-		2,663,277
Dividend Equivalents	-0-	37,359	10,400	56,183	(4)	156,361	(5)
Deferred RSUs	-0-	-0-	-0-	-0-		1,557,323	(6)
Jorge L. Figueredo
SPSIP Plans	54,044	43,235	18,518	-0-		680,316
DCAP Plans	149,542	5,982	81,662	-0-		2,877,917
Dividend Equivalents	-0-	21,771	1,464	46,819	(4)	47,231
(1)	Amounts shown reflect deferrals into SPSIP II and/or DCAP III accounts. These amounts are reported as compensation in the 2017 Summary Compensation Table above.

(2)	Amounts shown represent Company contributions to SPSIP II and/or DCAP III accounts, as well as amounts credited on undistributed dividend equivalents.

(3)

Amounts shown include earnings on compensation previously deferred into SPSIP Plans and DCAP Plans. The SPSIP II is a successor plan to the Company’s Supplemental Profit-Sharing Investment Plan (“SPSIP,” together with SPSIP II, “SPSIP Plans”), which was frozen as of December 31, 2004. The DCAP III is a successor plan to the Company’s Deferred Compensation Administration Plan II (“DCAP II,” together with DCAP III, “DCAP Plans”), which was frozen as of December 31, 2004.

(4)	Amounts shown represent dividend equivalents and interest paid on accumulated dividends upon vesting of the underlying RSUs.

(5)	Amount shown includes dividend equivalents earned on deferred RSUs. Until April 2011, recipients of RSUs were permitted to defer payment of earned RSUs.

(6)	Amount shown represents the value of 10,504 deferred RSUs based on the $148.26 closing price of the Company’s common stock as reported by the NYSE on March 31, 2017, the last day of our fiscal year.

The Company sponsors two nonqualified deferred compensation plans. The Supplemental Profit-Sharing Investment Plan II (“SPSIP II”), is specifically for employees impacted by IRC Section 401(a)(17), which limits participation of highly paid employees in tax-qualified 401(k) plans. Compensation eligible for deferral into the SPSIP II includes base salary and MIP payments. The Deferred Compensation Administration Plan III (“DCAP III”) is a voluntary nonqualified deferred compensation plan. Compensation eligible for deferral in DCAP III includes base salary, MIP and LTIP payments.

The Compensation Committee determines the default interest crediting rate for deferrals under SPSIP II and DCAP III for each calendar year. Currently, the default interest rate is 120% of the long-term applicable federal rate published for December 2016 by the IRS. The committee also approved the crediting of earnings (or losses) to SPSIP II or DCAP III accounts based on the participant’s choice of a hypothetical investment in some of the funds, other than the McKesson stock fund, provided under the Company’s tax-qualified 401(k) plan.

- 2017 Proxy Statement	53

EXECUTIVE COMPENSATION

A third type of nonqualified deferred compensation is dividend equivalents and the related interest income. All recipients of RSUs, including NEOs, receive dividend equivalents at the same dividend rate received by the Company’s common stock investors, which is currently $0.28 per share per quarter. Dividend equivalents are credited quarterly to an interest-bearing account and are distributed in cash upon vesting of the RSUs. Under the terms of our 2005 Stock Plan and 2013 Stock Plan, interest accrues on employees’ credited dividend equivalents at a rate set by the Compensation Committee, which is currently 120% of the long-term applicable federal rate published for December 2016 by the IRS.

Narrative Disclosure to the 2017 Nonqualified Deferred Compensation Table

Supplemental Profit-Sharing Investment Plan II

The SPSIP II was adopted by the Board on January 1, 2005 and is the successor plan to the Supplemental Profit-Sharing Investment Plan (“SPSIP”), which was frozen effective December 31, 2004. The SPSIP II includes deferral and distribution provisions intended to comply with IRC Section 409A.

U.S. employees, including NEOs, may elect to participate in the SPSIP II. Participants may elect to defer, in whole percentages, from 1.0% to 5.0% of covered compensation in excess of the IRC Section 401(a)(17) limit (currently $270,000 per year). An election to participate in the SPSIP II remains in effect until the participant informs the plan administrator that he or she wishes to cease participation. In that case, the election to cease participation becomes effective at the beginning of the next calendar year. Some NEOs have elected to participate in the plan at the 5.0% level. At an employee participation level of 5.0%, the Company contributes an additional 4.0% of the participant’s pay as a matching contribution, consistent with the terms of the PSIP (“Company Match”). Participants are always 100% vested in both the Company Match and their own contributions in the SPSIP II.

Participants in the SPSIP and the SPSIP II also elect how distributions of deferred amounts are to be made upon separation from service. Upon separation of service, distributions may be made in a lump sum or in installments. A different distribution election may be made for a separation from service due to death. Distributions under both plans are subject to ordinary income taxes.

Consistent with prior practice, accounts in the SPSIP II are credited with interest at the same rate determined by the Compensation Committee for deferrals under the DCAP III. Currently, the default interest rate selected by the Compensation Committee is 120% of the long-term applicable federal rate published for December 2016 by the IRS. In addition, the committee approved the crediting of earnings (or losses) to an employee’s DCAP III account based on the employee’s choice of a hypothetical investment in some of the funds, other than the McKesson stock fund, provided under the Company’s tax-qualified 401(k) plan.

Accounts in the legacy SPSIP were credited with earnings at a rate equal to the amount earned during the same period by the BNY Mellon Stable Value Fund investment option in the Company’s PSIP.

Unlike tax-qualified retirement accounts, assets for the payment of benefits under the SPSIP and SPSIP II are not held in trust. Distributions under these plans are paid from the Company’s general corporate funds. Participants and their beneficiaries are unsecured general creditors of the Company with no special or prior right to any Company assets for payment of any obligation under the plans.

Deferred Compensation Administration Plan III

The DCAP III was adopted by the Board on January 1, 2005 and is the successor plan to the Deferred Compensation Administration Plan II, which was frozen effective December 31, 2004. The DCAP III includes deferral and distribution provisions intended to comply with IRC Section 409A.

Participation in the DCAP III is open to all employees eligible for participation in the MIP with a bonus target of at least 15% of annual base salary and other highly compensated employees. For calendar year 2016, approximately 5,400 employees were eligible to participate in the DCAP III, including NEOs.

Participants may elect to defer into the DCAP III up to 75% of their annual base salary, up to 90% of their annual MIP payment and for those who also participate in the LTIP, up to 90% of any LTIP payment. Unlike the SPSIP II, an employee’s election to participate in the DCAP III is in effect for only one calendar year. Amounts deferred under the DCAP III are credited to a book account, and the Compensation Committee approves the rate at which interest or earnings are credited each year to the account. Currently, the default interest rate selected by the Compensation Committee is 120% of the long- term applicable federal rate published for December 2016 by the IRS. In addition, the committee approved the crediting of earnings (or losses) to an employee’s DCAP III account based on the employee’s choice of a hypothetical investment in some of the funds, other than the McKesson stock fund, provided under the Company’s tax-qualified 401(k) plan.

54	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

Participants in the DCAP III make a distribution election at the time they elect to defer compensation. Distributions may be made at one or more specified dates in the future or upon separation of service in either a lump sum or in installments. A different distribution election may be made for a separation from service due to retirement, disability or death. However, if the separation from service is not due to retirement, disability or death, the entire account balance is distributed as a lump sum at a time such payment would comply with IRC Section 409A. Distributions under both plans are subject to ordinary income taxes.

Earnings that are deferred into the DCAP III are not considered “covered compensation” for PSIP or SPSIP II purposes as defined by those plans. No PSIP or SPSIP II employee deductions are taken from compensation deferred into the DCAP III. To keep the DCAP III participants whole with respect to their Company Match, an amount is credited to a participant’s DCAP III account equal to the additional Company Match that would have been credited to the PSIP and/or the SPSIP II had a participant not participated in the DCAP III.

As with the SPSIP and the SPSIP II, assets for the payment of benefits under the DCAP plans are not held in trust. Distributions are paid from the Company’s general corporate funds. Participants and their beneficiaries are unsecured general creditors of the Company with no special or prior right to any Company assets for payment of any obligation under the plans.

Executive Employment Agreements

The Company entered into employment agreements with Mr. Hammergren and Mr. Julian which provide for the employment term, compensation and benefits payable during the agreement term, as well as specified payments in the case of employment termination. Both agreements provide that the executives will participate in all compensation and fringe benefit programs made available to all executive officers. These employment agreements were most recently amended in November 2008, primarily to ensure that post-employment payments and benefits under the agreements comply with IRC Section 409A.

The descriptions that follow are qualified in their entirety by the agreements themselves, which have been included as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008, as filed with the SEC on October 29, 2008.

Mr. John H. Hammergren

The Company first entered into a three-year employment agreement with John H. Hammergren effective January 31, 1996, as Corporate Vice President and President of McKesson Health Systems (“1996 Employment Agreement”). The terms of that agreement were based in part on certain compensation elements provided to Mr. Hammergren by his previous employer and offered to him as inducement to accept our offer of employment.

The Company later entered into an Amended and Restated Employment Agreement with Mr. Hammergren, initially effective June 21, 1999, and as amended on April 1, 2004, November 1, 2006 and November 1, 2008 (“Hammergren Agreement”), which continues to be operative in his current role as Chairman, President and Chief Executive Officer. These subsequent versions of the Hammergren Agreement consist in large measure of compensation elements and terms that existed in the 1996 Employment Agreement, or terms provided to his predecessor as Chairman, President and Chief Executive Officer.

On March 27, 2012, Mr. Hammergren delivered to the Chair of the Compensation Committee a letter relinquishing his right under his employment agreement to be paid a golden parachute tax gross-up and the right to have his change in control-related cash severance calculated as the product of 2.99 times his “base amount” (as defined in IRC Section 280G), leaving in place the alternative cash severance formulation of a lump sum equal to three years’ salary continuation and MIP participation.

In addition, on February 27, 2014, Mr. Hammergren voluntarily agreed that his pension benefit under the EBRP would be a fixed amount of $114 million, rather than have the benefit continue to be subject to fluctuations based on continued service, changes in pay rates or changes in interest rate assumptions. Mr. Hammergren’s pension benefit will no longer be subject to additional adjustments. The value of his pension was reduced by almost 30% from the amount disclosed in our 2013 proxy statement as being payable had he resigned at the end of FY 2013.

The Hammergren Agreement renews automatically, so the remaining term is always three years. The Hammergren Agreement provides for an annual base salary of at least $1,580,000 and such additional incentive compensation, if any, as may be determined by the Board or any duly authorized committee. Incentive compensation awarded to Mr. Hammergren under the MIP is calculated using an individual target award of not less than 150% of his base salary. Mr. Hammergren is entitled to receive all other benefits generally available to other members of the Company’s management, and those benefits for which key executives are or become eligible.

- 2017 Proxy Statement	55

EXECUTIVE COMPENSATION

The agreement provides that if the Company terminates Mr. Hammergren without “Cause” or he terminates for “Good Reason” (both as defined in the Hammergren Agreement, and described below under “Definition of Cause” and “Definition of Good Reason”) and he remains in compliance with his post-employment non-disclosure and non-solicitation restrictions, he will be entitled to receive the following: (A) payment of his final monthly base salary for, and MIP awards whose performance periods end during, the remainder of the term of the Hammergren Agreement (“Severance Period”), with the MIP individual modifier equal to his average MIP individual modifier over the prior three years; (B) lifetime medical benefits and financial counseling program, as well as lifetime office space and secretarial support; (C) continued accrual and vesting of his rights and benefits under the Executive Survivor Benefits Plan (“ESBP”) and the EBRP for the Severance Period; (D) accelerated vesting of stock options and restricted stock, subject to certain forfeiture and repayment provisions; (E) continued participation in pro-rata awards under the LTIP for the remainder of the Severance Period; and (F) for purposes of DCAP III and the 1994 Stock Option and Restricted Stock Plan (or any similar plan or arrangement), his termination will be deemed to have occurred as if he qualified as a retiree.

Payments that are required to be delayed for “specified employees” under IRC Section 409A will be delayed following a separation from service. Any payments delayed as a result of such compliance will accrue interest at a rate determined in advance by the Compensation Committee, as in effect on the date of separation. The current rate for this purpose is the interest rate applicable to amounts deferred under the DCAP III (“DCAP Rate”).

If Mr. Hammergren’s employment is terminated within six months preceding, or within two years following, a “Change in Control” as defined in his employment agreement and described below under “Definition of Change in Control,” he will receive a lump-sum payment calculated in accordance with the provision described in clause (A) of the preceding paragraph and he will continue to receive all of the other severance benefits described in the second preceding paragraph. The Change in Control severance payment and payment of his benefit under the EBRP may be delayed following his separation from service to comply with IRC Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate.

If Mr. Hammergren voluntarily terminates employment for other than “Good Reason” after the close of the fiscal year in which he has attained at least age 55 and has completed 15 years of continuous service in one or more of the following positions: Executive Chairman of the Board, Chief Executive Officer and/or co-Chief Executive Officer, upon retirement he will be entitled to receive the following: (i) the benefits set forth in clauses (B) and (F) above; and (ii) the continued vesting of his equity compensation, the full term to exercise his outstanding stock options, continued participation in the LTIP and the MIP with the individual modifier equal to the average individual modifier over the prior three years, and the cash equivalent of PeRSUs granted under the Company’s 2005 Stock Plan (or successor plans), for the performance periods that begin prior to, but end after, his retirement. Receipt of these added benefits is conditioned on Mr. Hammergren providing advance notice of his intent to retire and the Board either electing or approving by resolution his successor as Chief Executive Officer or approving a plan of succession. Mr. Hammergren will forfeit the aforementioned benefits if he breaches his confidentiality and non-solicitation obligations to the Company after his retirement.

If Mr. Hammergren voluntarily terminates his employment with the Company other than for Good Reason (other than under the circumstances described above), he will be entitled to receive the benefits set forth in clauses (B) and (F) above. If Mr. Hammergren is prevented from carrying out his duties and responsibilities due to disability, he will continue to receive his then-current salary for the period of his disability or, if less, a period of 12 months. If Mr. Hammergren’s employment is terminated for Cause, the Company’s obligations under the Hammergren Agreement cease and terminate. Any rights he may have under the Company’s benefit plans will be determined solely in accordance with the express terms of those plans. If Mr. Hammergren dies during the term of his agreement, the Company will continue to pay his salary to his surviving spouse or designee for a period of six months. The Company will also pay to his spouse or designee his benefits under the EBRP.

The Hammergren Agreement provides that, for a period of at least two years following the termination of his employment with the Company, Mr. Hammergren may not solicit or hire employees or solicit competitive business from any person or entity that was a customer of the Company within the two years prior to his termination. In addition, he is forever prohibited from using or disclosing any of the Company’s Confidential Information, as defined in the Hammergren Agreement.

Mr. Paul C. Julian

The Company entered into an employment agreement with Paul C. Julian effective August 1, 1999, which was amended and restated effective April 1, 2004, November 1, 2006 and November 1, 2008 (“Julian Agreement”). The Julian Agreement provides that the Company will continue to employ Mr. Julian as Executive Vice President and Group President, or in such other executive capacities as may be specified by our CEO, for an initial three-year term with automatic one-year extensions commencing on November 1, 2012 and on each November 1 thereafter.

The Julian Agreement provides for an annual base salary of at least $986,000 and such additional incentive compensation, if any, as may be determined by the Compensation Committee. Any incentive compensation awarded to Mr. Julian under the

56	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

MIP shall be calculated using an individual target award of 110% of his base salary. Mr. Julian also shall receive all other benefits generally available to other members of the Company’s management and those benefits for which key executives are or become eligible.

The agreement provides that if the Company terminates Mr. Julian without “Cause,” or he terminates for “Good Reason” (both as defined in the Julian Agreement and described below under “Definition of Cause” and “Definition of Good Reason”), the Company shall: (A) continue his then-monthly base salary, reduced by any compensation he receives from a subsequent employer, for the remainder of the term; (B) consider him for a prorated bonus under the MIP for the fiscal year in which termination occurs; (C) continue his medical benefits or provide comparable coverage until the expiration of the term; and (D) continue the accrual and vesting of his rights, benefits and existing awards for the remainder of the term of his agreement for purposes of the ESBP and the Company’s equity compensation plans; and (E) calculate his EBRP benefit as if he continued employment until the end of the term. Any of these payments or benefits that are required to be delayed for “specified employees” under IRC Section 409A will be delayed following his separation from service. Certain payments delayed as a result of such compliance will accrue interest at the DCAP Rate.

If Mr. Julian’s employment is terminated within six months preceding, or within two years following, a Change in Control (as defined in his agreement and described below under “Definition of Change in Control”), he will receive a lump-sum payment in lieu of the salary and incentive payments described in subsections (A) and (B) above and will continue to receive all of the other severance benefits described in the preceding paragraph. This lump-sum payment will be equal to 2.99 multiplied by his “Earnings,” as described below in the “Change in Control Policy” narrative.

If the benefits received by Mr. Julian under his agreement are subject to the excise tax provision set forth in Section 4999 of the IRC, the Company will provide him with a full gross-up payment to cover any excise taxes and interest imposed on “excess parachute payments” as defined in IRC Section 280G. The Change in Control severance payment, payment of his benefit under the EBRP and his tax gross-up payment may be delayed following his separation from service to comply with IRC Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate.

If Mr. Julian is prevented from carrying out his duties and responsibilities due to disability, he will continue to receive his then-current salary for the period of his disability or, if less, 12 months. If Mr. Julian’s employment with the Company is terminated by his death, the Company will continue to pay his salary to his surviving spouse or designee for a period of six months.

If Mr. Julian’s employment is terminated for Cause, the Company’s obligations under his agreement cease and terminate. Any rights he may have under the Company’s benefit plans will be determined solely in accordance with the express terms of those plans.

The Julian Agreement provides that, for a period of at least two years following the termination of his employment with the Company, Mr. Julian may not solicit or hire employees or solicit competitive business from any person or entity that was a customer of the Company within the three years prior to his termination. In addition, he is forever prohibited from using or disclosing any of the Company’s Confidential Information as defined in the Julian Agreement.

Executive Severance Policy

The Severance Policy for Executive Employees, as amended and restated on April 23, 2013 (“Executive Severance Policy”), applies in the event an executive officer is terminated by the Company for reasons other than for “Cause,” as described below in “Definition of Cause,” and the termination is not covered by the Company’s CIC Policy as described below.

The benefit payable to participants under the Executive Severance Policy is the sum of 12 months’ base salary plus one month’s base salary per year of service, up to the lesser of (i) 24 months and (ii) the number of months until the participant turns age 62. Benefits under this plan are paid over time and are reduced or eliminated by any income the executive receives from subsequent employers during the severance payment period. Participants must execute a general release of the Company and its affiliates in order to receive severance benefits. A terminated executive who is receiving payments under the terms of an employment agreement he or she may have with the Company is not entitled to receive additional payments under the Executive Severance Policy.

Commencement of payments under the Executive Severance Policy may be delayed following a participant’s separation from service to comply with IRC Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate until paid. Pursuant to the Executive Severance Policy, the Company will seek shareholder approval for any future arrangement with a participant in the plan that would provide for severance pay and benefits having a present value exceeding 2.99 times the sum of the executive’s base salary and target bonus.

- 2017 Proxy Statement	57

EXECUTIVE COMPENSATION

Change in Control Policy

The Change in Control Policy for Selected Executive Employees, amended and restated on October 26, 2010 (“CIC Policy”), provides severance payments to employees of the Company (including executive officers) selected annually for participation in the Compensation Committee’s discretion. Payments under the CIC Policy are paid only upon a qualifying separation from service that occurs within six months prior to, or 24 months following, a “Change in Control” (as defined in the policy and described below in “Definition of a Change in Control”). Under the CIC Policy, a qualifying separation from service is one that is by the Company without “Cause” (as defined in the policy) and either proximate to or instigated by the party involved in, or otherwise in connection with, the Change in Control, or one that is initiated by the participant for “Good Reason” (as defined in the policy).

The CIC Policy expands eligibility for benefits to a larger employee group than is eligible under the Executive Severance Policy, but like the Executive Severance Policy, it excludes participation by an executive who has an individual agreement with the Company providing for change in control benefits. Participants in the CIC Policy are designated by the Compensation Committee to participate in one of three tiers. Tier one participants (which would include any NEO participating in the CIC Policy) are entitled to a cash benefit equal to 2.99 times the participant’s “Earnings,” defined by the policy as the sum of (i) annual base salary plus (ii) the greater of (A) the participant’s target bonus under the MIP or (B) the average of the participant’s MIP award for the latest three years for which the participant was eligible to receive an award (or such lesser period of time during which the participant was eligible to receive an award).

CIC Policy participants are eligible for a full gross-up payment if benefits payable under the policy are subject to an excise tax under IRC Section 4999. If a tier one participant is covered by the EBRP, the participant’s straight-life annuity benefits under that plan will be calculated by adding three additional years of age and three additional years of service to the participant’s actual age and service. Tier one participants are eligible for three years of continued coverage under the Company’s medical plans (or plans providing comparable coverage) at no greater cost to the executive and Company-paid life insurance for three years. CIC Policy severance payments may be delayed following a participant’s separation from service to comply with IRC Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate until paid.

Definition of a “Change in Control”

For purposes of the CIC Policy and Mr. Julian’s employment agreement, a “Change in Control” is defined as the occurrence of any change in ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, all as defined in IRC Section 409A.

For purposes of Mr. Hammergren’s Agreement, a “Change in Control” of the Company is deemed to have occurred if any of the following events occur: (A) during any period of not more than 12 consecutive months, any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) excluding the Company or any of its affiliates, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; (B) during any period of not more than 12 consecutive months, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A), (C) or (D) of this paragraph) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (C) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or (D) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

58	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

Notwithstanding the foregoing, under the terms of Mr. Hammergren’s Agreement, no Change in Control is deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which, in the judgment of the Compensation Committee, the holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately prior to such transaction or series of transactions.

Definition of “Good Reason”

Both Mr. Hammergren and Mr. Julian have “Good Reason” to resign if any of the following actions is taken without his express written consent: (A) any material change by the Company in the executive officer’s functions, duties or responsibilities if that change would cause his position with the Company to become of less dignity, responsibility, or importance; (B) any reduction in the executive officer’s base salary, other than one in conjunction with an across-the-board reduction for all executive employees of the Company; (C) any material failure by the Company to comply with any of the provisions of the executive’s employment agreement; (D) relocation to an office more than 25 miles from the office at which the executive officer was based as of the effective date of the executive’s employment agreement; or (E) in the case of the Julian Agreement, in the event of a Change in Control, any change in the level of the officer within the Company to whom Mr. Julian reports as such level existed immediately prior to the Change in Control.

Under the Hammergren Agreement, the following additional actions constitute Good Reason: (i) termination of his obligation and right to report directly to the Board, but not if he ceases to serve as Chairman, unless such action is taken in conjunction with a Change in Control; (ii) the Board removes him as Chairman at or after a Change in Control (or prior to a Change in Control if at the request of any third party participating in or causing the Change in Control), unless such removal is required by then applicable law; (iii) a change in the majority of the members of the Board as it was construed immediately prior to the Change in Control; (iv) failure by the Company to obtain the express assumption of his agreement by any successor or assign of the Company; or (v) cancellation of the automatic renewal provision in his agreement. Any incapacity he may develop due to physical or mental illness will not affect his ability to resign for Good Reason.

Definition of “Cause”

Generally under the Company’s plans and programs, “Cause” means the executive’s willful misconduct and in some cases the executive’s negligent misconduct which in any case is injurious to the Company. The specific consequences of such behavior are reflected in the agreement or plan documents.

The Hammergren Agreement provides that the Company may generally terminate Mr. Hammergren’s employment if he: (i) willfully engages in misconduct that is demonstrably and materially injurious to the Company and its subsidiaries taken as a whole; (ii) engages in willful and material dishonesty involving the Company’s assets or those of any of its affiliated companies; or (iii) materially fails to comply with any of the provisions of his agreement. Before a termination for Cause may take effect, the Company must provide Mr. Hammergren with formal written notice after giving him the opportunity to be heard before the Board, give him a 15-day opportunity to cure his conduct, if appropriate, and have his termination confirmed by arbitration.

The Julian Agreement provides that the Company may terminate Mr. Julian’s employment for “Cause” under a definition that is similar, but not identical, to the Hammergren Agreement and provides Mr. Julian with the same procedural protections in the event of a termination for Cause.

- 2017 Proxy Statement	59

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

The narrative and tables that follow describe potential payments and benefits that may be received by our NEOs or their respective beneficiaries pursuant to existing employment agreements, plans or arrangements under various separation scenarios including termination of employment or Change in Control.

Unless otherwise noted, the amounts shown assume a March 31, 2017 separation date, reflect the total present value of the obligation and, where applicable, are calculated using the $148.26 closing price of the Company’s common stock on March 31, 2017. Where the Company’s obligation is to provide services (e.g., office and secretarial support), the discounted present value of the obligation is shown. These amounts are estimates only, as the actual obligation can only be determined at the time of actual separation from the Company.

The following tables show six termination events where an NEO, or the NEO’s beneficiary, may receive benefits: (i) death; (ii) disability; (iii) termination for Cause; (iv) voluntary termination; (v) involuntary termination not involving a change in control; and (vi) involuntary termination following a change in control. For both death and disability, the narrative and tabular disclosures include all benefits that may be provided to each NEO. Starting with involuntary termination, to avoid repetition, the narrative and tabular disclosures reflect only the incremental value that may be conveyed to each NEO. We are required to report the values below as if the NEO separated from service on March 31, 2017, the last day of our fiscal year.

For the Pension Benefits Table, we are generally required to report the values payable on a future date (the assumed retirement date) discounted to the pension benefit measurement date of March 31, 2017. This is one of the reasons why, except with respect to Mr. Hammergren, the EBRP values shown in the hypothetical voluntary termination table differ from the values reported in the Pension Benefits Table. In addition, amounts shown in the 2017 Pension Benefits Table do not include interest paid on amounts delayed for six months to comply with IRC Section 409A. Except for Mr. Hammergren’s benefit, which is a fixed amount, the pension benefits shown below are estimated values which may vary significantly based on subsequent events, such as changes in actuarial assumptions, changes in PBGC and GATT lump-sum interest rates and changes in compensation used to calculate pension benefits for our NEOs.

Additionally, the amounts in the 2017 Pension Benefits Table reflect current service, actual plan compensation through FY 2017 (FY 2017 MIP amounts are assumed to equal target amounts) and an assumed 1.25% lump-sum interest rate. The payment amounts below reflect current service, actual plan compensation through FY 2017 (using actual FY 2017 MIP payout amounts), the NEO’s age on March 31, 2017 and the lump-sum conversion rate prescribed in the EBRP for a March 31, 2017 termination date. Mr. Julian, due to his age and service, is entitled to a lump-sum pension benefit computed using a 1.25% rate. The determination of these benefits is more fully explained in the narrative following the 2017 Pension Benefits Table.

On January 20, 2010, the Company froze the Executive Survivor Benefits Plan (“ESBP”) to new participants. All of our NEOs except Mr. Beer participate in the ESBP, which provides a supplemental cash death benefit to the executive’s named beneficiary on a tax-neutral basis. Under the terms of the ESBP, beneficiaries receive a cash death benefit of 300% of the executive’s annual base salary, up to a maximum of $2,000,000, if the executive dies while an active employee.

Participants in the ESBP are also entitled to post-employment coverage if they are granted “Approved Retirement.” A participant is eligible for Approved Retirement and is an “Approved Retiree” under the ESBP: (i) upon termination after age 62; (ii) for any involuntary termination after age 55 and completion of 15 years of service; (iii) with the approval of the Compensation Committee for any termination prior to (i) or (ii) above if the participant is at least age 55 and has completed five years of service; or (iv) as provided in a written employment agreement or at the Board’s discretion. However, the post-termination benefit conveyed to an Approved Retiree’s beneficiary under the ESBP is reduced to 150% of the participant’s final annual base salary up to a maximum of $1,000,000. Under the terms of his employment agreement, Mr. Hammergren is entitled to Approved Retirement under the ESBP should his employment terminate for any reason other than for Cause.

On March 31, 2017, Patrick J. Blake resigned as Executive Vice President and Group President of the Company, following the successful formation of our new joint venture, Change Healthcare LLC. Mr. Blake continues to assist the Company with its remaining technology businesses. On May 15, 2017, in recognition of his leadership in the joint venture transaction and many contributions to the Company’s success, the Compensation Committee awarded Mr. Blake two bonuses totaling in the aggregate $1,550,000. One-half of the total amount, relating to the successful formation of the joint venture, is disclosed in the 2017 Summary Compensation Table. Mr. Blake’s service to the Company will end on July 1, 2017, and the committee has approved separation compensation and benefits for Mr. Blake totaling approximately $2 million.

In each of the tables below, a “-0-” indicates no monetary value is associated with the benefit, while a “— ” indicates the NEO is not entitled to the benefit.

60	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

Benefits and Payments upon Death

In the event of death, employees receive accelerated vesting of their outstanding options and RSUs, prorated TSRU awards, prorated MIP awards and prorated LTIP awards for any LTIP performance period that is at least 50% complete. Prorated TSRU, MIP and LTIP payments are made at the end of the performance period when payments are made to other plan participants. Vested stock options remain exercisable for three years, subject to expiration of the option term.

The table below reflects the benefits payable in the event of death of our NEOs effective March 31, 2017:

Name	Salary Continuation to Spouse or Designee ($)(1)	Value of Option Vesting ($)(2)	Value of Stock Vesting ($)(2)	MIP ($)(3)	LTIP ($)(4)	Cash Death Benefit (ESBP) ($)(5)	Executive Pension (EBRP) ($)(6)
John H. Hammergren	840,000	1,569,364	18,350,881	3,402,000	4,097,333	3,311,258	114,000,000
James A. Beer	—	-0-	2,697,837	982,995	903,200	—	—
Paul C. Julian	582,500	868,635	10,232,163	1,937,813	2,280,267	3,311,258	28,391,083
Patrick J. Blake	—	297,754	3,463,304	826,740	747,200	3,819,214	—
Jorge L. Figueredo	—	254,471	2,998,509	803,061	644,133	3,819,214	—
(1)	Amounts shown represent six months of base salary as of March 31, 2017, payable in accordance with the terms of the NEO’s employment agreement.

(2)

Amounts shown represent the value of unvested stock options, RSUs and TSRUs as of March 31, 2017. In the event of death, NEOs are eligible for accelerated vesting of options and RSUs and a prorated TSRU award reflecting the amount earned through the month of death. The value shown for option acceleration is calculated as the difference between the option exercise price and $148.26, the closing price of the Company’s common stock on March 31, 2017, the last day of our fiscal year. Beneficiaries have the earlier of three years or the option expiration date to exercise vested stock options. The value shown for TSRU awards represents actual performance for FY 2015 — FY 2017 awards and target performance for FY 2016 — FY 2018 and FY 2017 — FY 2019 awards. For more information on unvested equity awards held by NEOs, refer to the 2017 Outstanding Equity Awards Table.

(3)

Amounts shown represent actual MIP payouts for FY 2017 as reported in the 2017 Summary Compensation Table. In the event of death, NEOs are eligible for a prorated MIP award reflecting the amount earned through the month of death.

(4)

Amounts shown represent actual LTIP payouts for FY 2015 — FY 2017 as reported in the 2017 Summary Compensation Table and pro-rata portions (66.7%) of FY 2016 — FY 2018 LTIP target awards. In the event of death, NEOs are eligible for a prorated LTIP award reflecting the amount earned through the month of death for any performance period that is at least 50% complete.

(5)

Amounts shown represent 300% of annual base salary, up to a maximum of $2,000,000, on a tax-neutral basis. Mr. Beer is not an ESBP participant, since he was not an executive officer when participation in the plan was frozen in 2010.

(6)

Amounts shown represent the present value of lump-sum pension benefits payable to surviving spouses or designees. The following assumptions were used to determine the present value of benefit amounts: (i) the surviving spouse or designee is the same age as the NEO; (ii) participant was granted Early, or Approved Retirement if eligible, on the day before death; and (iii) participant elected to receive benefits in the actuarially reduced form of a joint and 100% survivor annuity. Mr. Hammergren and Mr. Julian have vested EBRP benefits. Mr. Beer, Mr. Blake and Mr. Figueredo are not EBRP participants, since they were not executive officers when participation in the plan was frozen in 2007.

- 2017 Proxy Statement	61

EXECUTIVE COMPENSATION

Benefits and Payments upon Termination Due to Disability

In the event of termination due to permanent and total disability, employees receive accelerated vesting of their outstanding options and RSUs, prorated TSRU awards, prorated MIP awards and prorated LTIP awards for any LTIP performance period that is at least 50% complete. TSRU, MIP and LTIP payments are made at the end of the performance period when payments are made to other plan participants. With respect to NEOs, a termination due to disability occurs on the first anniversary of the date the executive is unable to perform services.

The table below reflects the benefits payable in the event of termination due to disability effective March 31, 2017, which for purposes of this presentation is considered to be a “voluntary termination” under Mr. Hammergren’s and Mr. Julian’s employment agreements and the Executive Severance Policy for Mr. Beer, Mr. Blake and Mr. Figueredo:

Name	Medical ($)(1)	Office and Secretary ($)(1)	Financial Counseling ($)(1)	Value of Option Vesting ($)(2)	Value of Stock Vesting ($)(2)	MIP ($)(3)	LTIP ($)(4)	Cash Death Benefit (ESBP) ($)(5)	Executive Pension (EBRP) ($)(6)
John H. Hammergren	886,333	1,585,187	356,724	1,569,364	18,350,881	3,402,000	4,097,333	1,655,629	114,000,000
James A. Beer	—	—	—	-0-	2,697,837	982,995	903,200	—	—
Paul C. Julian	—	—	—	868,635	10,232,163	1,937,813	2,280,267	—	34,537,073
Patrick J. Blake	—	—	—	297,754	3,463,304	826,740	747,200	—	—
Jorge L. Figueredo	—	—	—	254,471	2,998,509	803,061	644,133	—	—
(1)

Mr. Hammergren’s employment agreement provides for lifetime post-employment medical coverage, office and secretary and financial counseling. We used the following assumptions to determine the present value of benefit amounts:

•

Medical: monthly full family (COBRA) rate together with dental and vision of $1,255, increased by a multiple for higher expected claims due to disability; a future value discount rate of 3.84%; a pre-Medicare healthcare trend of 6.50%, grading down 0.25% per year to an ultimate trend rate of 5.00%; a post-Medicare healthcare trend of 6.00% grading down 0.25% per year to an ultimate trend rate of 5.00%; and the RP-2014 Disabled Retiree Mortality Table projected backward to the year 2006 with Scale MP-2014 for Annuitants with fully generational MP-2016 projection.

•

Office and Secretary, Financial Counseling: an annual cost of $120,880 for office and secretary and $27,202 for financial counseling; a 3.0% trend rate for cost appreciation and a future value discount rate of 3.78%; a utilization rate of 100% to age 67 gradually decreasing until age 99, after which it is zero; and the RP-2014 Disabled Retiree Mortality Table projected backward to the year 2006 with Scale MP- 2014 for Annuitants with fully generational MP-2016 projection.

(2)

Amounts shown represent the value of unvested stock options, RSUs and TSRUs as of March 31, 2017. In the event of disability, NEOs are eligible for accelerated vesting of options and RSUs and a prorated TSRU award reflecting the amount earned through the month of disability. The value shown for option acceleration is calculated as the difference between the option exercise price and $148.26, the closing price of the Company’s common stock on March 31, 2017, the last day of our fiscal year. Employees or their beneficiaries have the earlier of three years or the option expiration date to exercise vested stock options. The value shown for TSRU awards represents actual performance for FY 2015 — FY 2017 awards and target performance for FY 2016 — FY 2018 and FY 2017 — FY 2019 awards. For more information on unvested equity awards held by NEOs, refer to the 2017 Outstanding Equity Awards Table.

(3)

Amounts shown represent actual MIP payouts for FY 2017 as reported in the 2017 Summary Compensation Table. In the event of disability, NEOs are eligible for a prorated MIP award reflecting the amount earned through the month of disability.

(4)

In the event of disability, NEOs are eligible for a prorated LTIP award reflecting the amount earned through the month of disability for any performance period that is at least 50% complete. Amounts shown for NEOs represent actual LTIP payouts for FY 2015 — FY 2017 as reported in the 2017 Summary Compensation Table and pro-rata portions (66.7%) of FY 2016 — FY 2018 LTIP target awards.

(5)	As an Approved Retiree under the ESBP, Mr. Hammergren is eligible for a post-employment benefit of $1,000,000 on a tax-neutral basis.

(6)

Mr. Hammergren and Mr. Julian have vested EBRP benefits. Mr. Beer, Mr. Blake, and Mr. Figueredo are not EBRP participants, since they were not executive officers when participation in the plan was frozen in 2007. Mr. Julian is entitled to an Early Retirement benefit under the EBRP.

Termination for Cause

In the event of termination for Cause as described above under “Definition of Cause,” or as defined in the Company’s contracts, plans or policies, all obligations or commitments are canceled or voided, including outstanding equity grants, vested stock options, MIP and LTIP awards and EBRP benefits. However, payments such as accrued but unpaid salary and paid time off are made as required by federal and state laws.

62	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

Benefits and Payments upon Voluntary Termination

In the event of voluntary termination for all NEOs except Mr. Hammergren, (or for Mr. Julian, for other than for Good Reason), all unvested equity is canceled. Employees whose age plus service equals 65 (“65 points”) are eligible for prorated MIP awards. For LTIP awards made before May 26, 2015, employees with at least 65 points are eligible for a prorated LTIP award, reflecting the amount earned through the month of voluntary termination, for any performance period that is at least 50% complete. For LTIP awards made on or after May 26, 2015, employees who have attained age 60 with at least 10 years of service (or age 57 with 10 years of service for EBRP participants) are eligible for continued participation in the LTIP, provided that they have worked at least one year of the performance period. Under our equity plans, all employee participants with at least 65 points have three years to exercise vested stock options, subject to expiration of the option term. For equity awards made on or after May 26, 2015, employees who have attained age 60 with at least 10 years of service (or age 57 with 10 years of service for EBRP participants) are eligible for continued vesting of equity compensation and the full term to exercise stock options, provided that they have completed at least one year of service following grant date. Among NEOs, Mr. Hammergren, Mr. Julian, Mr. Blake and Mr. Figueredo had 65 points on March 31, 2017. Mr. Julian, as an EBRP participant, had attained age 57 with at least 10 years of service as of March 31, 2017.

Under the terms of his employment agreement, at the end of FY 2015 Mr. Hammergren became eligible upon voluntary termination to receive the continued vesting of his equity compensation, the full term to exercise his stock options and continued participation in the LTIP and the MIP. Mr. Hammergren receives Approved Retiree status under the ESBP in the event of voluntary termination. Approved Retiree status extends coverage under the ESBP into retirement at a level of 150% of final annual base salary, up to a maximum of $1,000,000, on a tax-neutral basis. Under the terms of his employment agreement, Mr. Hammergren receives lifetime medical coverage, office and secretary and financial counseling.

The table below reflects the benefits payable in the event of voluntary termination effective March 31, 2017:

Name	Medical ($)(1)	Office and Secretary ($)(1)	Financial Counseling ($)(1)	Value of Option Vesting ($)(2)	Value of Stock Vesting ($)(2)	MIP ($)(3)	LTIP ($)(4)	Cash Death Benefit (ESBP) ($)(5)	Executive Pension (EBRP) ($)(6)
John H. Hammergren	487,471	1,924,724	433,132	1,569,364	22,439,002	3,402,000	7,776,000	1,655,629	114,000,000
James A. Beer	—	—	—	—	—	—	—	—	—
Paul C. Julian	—	—	—	-0-	2,278,904	1,937,813	4,387,600	—	34,999,870
Patrick J. Blake	—	—	—	—	—	826,740	481,200	—	—
Jorge L. Figueredo	—	—	—	—	—	803,061	400,800	—	—
(1)

Mr. Hammergren’s employment agreement provides for lifetime post-employment medical coverage, office and secretary and financial counseling. We used the following assumptions to determine the present value of benefit amounts:

•

Medical: monthly full family (COBRA) rate together with dental and vision of $1,255, a future value discount rate of 3.84%; a pre-Medicare healthcare trend of 6.50%, grading down 0.25% per year to an ultimate trend rate of 5.00%; a post-Medicare healthcare trend of 6.00% grading down 0.25% per year to an ultimate trend rate of 5.00%; and the RP-2014 Mortality Table projected backward to the year 2006 with Scale MP-2014 for Annuitants with fully generational MP-2016 projection.

•

Office and Secretary, Financial Counseling: an annual cost of $120,880 for office and secretary and $27,202 for financial counseling; a 3% trend rate for cost appreciation and a future value discount rate of 3.78%; a utilization rate of 100% to age 67, gradually decreasing until age 99, after which it is zero; and the RP-2014 Mortality Table projected backward to the year 2006 with Scale MP-2014 for Annuitants with fully generational MP-2016 projection.

(2)

Under the terms of his employment agreement, Mr. Hammergren is entitled to receive the continued vesting of his equity compensation and the full term to exercise his stock options. The value shown for option vesting is calculated as the difference between the option exercise price and $148.26, the closing price of the Company’s common stock on March 31, 2017, the last day of our fiscal year. The value shown for TSRU awards represents actual performance for FY 2015 — FY 2017 awards and target performance for FY 2016 — FY 2018 and FY 2017 — FY 2019 awards. Mr. Julian has attained age 57 with at least 10 years of service as of March 31, 2017 and is eligible for normal retirement treatment for equity awards granted on or after May 26, 2015, provided he has worked at least one year following grant date.

(3)

Amounts shown represent actual MIP payouts for FY 2017 as reported in the 2017 Summary Compensation Table. Under the terms of his employment agreement, Mr. Hammergren is entitled to receive continued full participation in the MIP. As “Retirees” under the MIP with 65 points as of March 31, 2017, Mr. Julian, Mr. Blake and Mr. Figueredo are eligible for prorated MIP awards.

(4)

Under the terms of his employment agreement, Mr. Hammergren is entitled to receive continued full participation in the LTIP. The amount shown for Mr. Hammergren represents the actual LTIP payout for FY 2015 — FY 2017 as reported in the 2017 Summary Compensation Table and target payouts for the FY 2016 — FY 2018 and FY 2017 — FY 2019 performance periods. Mr. Julian has 65 points and is an EBRP participant who has attained age 57 with at least 10 years of service as of March 31, 2017. The amount shown for Mr. Julian represents the actual LTIP payout for FY 2015 — FY 2017 as reported in the 2017 Summary Compensation Table and target payouts for

- 2017 Proxy Statement	63

EXECUTIVE COMPENSATION

the FY 2016 — FY 2018 and FY 2017 — FY 2019 performance periods. Mr. Blake and Mr. Figueredo had 65 points as of March 31, 2017. The amounts shown for Mr. Blake and Mr. Figueredo represent the actual LTIP payouts for FY 2015 — FY 2017 as reported in the 2017 Summary Compensation Table.

(5)	As an Approved Retiree under the ESBP, Mr. Hammergren is eligible for a post-employment benefit of $1,000,000 on a tax-neutral basis.

(6)

Mr. Hammergren and Mr. Julian have vested EBRP benefits. Mr. Beer, Mr. Blake and Mr. Figueredo are not EBRP participants, since they were not executive officers when participation in the plan was frozen in 2007. For Mr. Julian, who is entitled to an Early Retirement benefit under the EBRP, the amount shown includes six months’ interest accrued at the DCAP Rate, since payment of the benefit is delayed six months to comply with IRC Section 409A.

Incremental Benefits and Payments upon Involuntary Termination or Voluntary Termination for Good Reason

The Executive Severance Policy covers employees nominated by management and approved by the Compensation Committee. This policy covers NEOs without employment agreements. The Executive Severance Policy is described above in “Executive Employment Agreements.”

Mr. Hammergren and Mr. Julian are eligible for severance benefits upon involuntary termination without Cause, or for voluntary termination for Good Reason as described above in “Executive Employment Agreements.” Mr. Hammergren’s agreement provides for accelerated vesting of all outstanding equity grants. Additionally, he maintains his status as an active employee under the ESBP and continues his participation in outstanding LTIP performance periods for the duration of his “Severance Period,” which is defined in his employment agreement. Mr. Julian’s agreement provides for continued vesting of outstanding equity grants for the remaining term of his employment agreement.

The table below reflects the incremental benefits payable, in addition to the amounts in the table above, in the event of involuntary termination other than for Cause, and with respect to Mr. Hammergren and Mr. Julian, in the event of voluntary termination for Good Reason effective March 31, 2017:

Name	Salary Continuation/ Severance ($)(1)	Medical ($)(2)	Office and Secretary ($)	Financial Counseling ($)	Value of Option Vesting ($)(3)	Value of Stock Vesting ($)(3)	MIP ($)(4)	LTIP ($)(5)	Cash Death Benefit (ESBP) ($)(6)	Executive Pension (EBRP) ($)(7)
John H. Hammergren	5,046,720	-0-	-0-	-0-	-0-	-0-	11,340,000	-0-	-0-	-0-
James A. Beer	1,059,630	—	—	—	—	—	—	—	—	—
Paul C. Julian	3,014,243	42,162	—	—	868,635	10,296,212	-0-	-0-	1,655,629	3,837,615
Patrick J. Blake	1,553,100	—	—	—	—	—	-0-	-0-	—	—
Jorge L. Figueredo	1,199,539	—	—	—	—	—	-0-	-0-	—	—
(1)

Amounts shown represent the following: (i) for Mr. Hammergren and Mr. Julian, salary continuation as provided under their respective employment agreements; (ii) for Mr. Beer, Mr. Blake and Mr. Figueredo, severance as provided under the Executive Severance Policy; and (iii) for all NEOs, six months’ interest accrued at the DCAP Rate, since payment of vested benefits is delayed six months to comply with IRC Section 409A.

(2)

Mr. Julian’s employment agreement provides for medical coverage for the remaining term of his employment agreement as of March 31, 2017. The amount shown represents the monthly individual (COBRA) rate for 31 months.

(3)

Mr. Hammergren’s employment agreement provides for the accelerated vesting of stock options and RSUs and continued vesting of TSRUs. The amount shown under option acceleration is calculated as the difference between the option exercise price and $148.26, the closing price of the Company’s common stock on March 31, 2017, the last day of our fiscal year. Mr. Hammergren has the earlier of three years or the option expiration date to exercise vested stock options. The value shown for TSRU awards represents actual performance for FY 2015 — FY 2017 awards and target performance for FY 2016 — FY 2018 and FY 2017 — FY 2019 awards. Mr. Julian’s employment agreement provides for continued vesting of outstanding equity awards. The amount shown represents the additional vesting that occurs for the remaining term of his employment agreement. For more information on unvested equity awards held by NEOs, refer to the 2017 Outstanding Equity Awards Table.

(4)

Mr. Hammergren’s and Mr. Julian’s employment agreements provide for continued participation in the MIP. Amounts shown represent the following: (i) for Mr. Hammergren, the actual MIP payout for FY 2017 as reported in the 2017 Summary Compensation Table plus three years of FY 2017 MIP opportunity paid at target; and (ii) for Mr. Julian, the actual MIP payout for FY 2017 as reported in the 2017 Summary Compensation Table. The amounts shown for Mr. Blake and Mr. Figueredo represent actual MIP payouts for FY 2017 as reported in the 2017 Summary Compensation Table. As “Retirees” under the MIP with 65 points as of March 31, 2017, Mr. Blake and Mr. Figueredo are eligible for prorated MIP awards.

(5)

Under the terms of his employment agreement, Mr. Hammergren is entitled to receive continued full participation in the LTIP. The amount shown for Mr. Hammergren represents the actual LTIP payout for FY 2015 — FY 2017 as reported in the 2017 Summary Compensation Table and target payouts for the FY 2016 — FY 2018 and FY 2017 — FY 2019 performance periods. Mr. Julian has 65 points and is an

64	- 2017 Proxy Statement

EXECUTIVE COMPENSATION

EBRP participant who has attained age 57 with at least 10 years of service as of March 31, 2017. The amount shown for Mr. Julian represents the actual LTIP payout for FY 2015 — FY 2017 as reported in the 2017 Summary Compensation Table and target payouts for the FY 2016 — FY 2018 and FY 2017 — FY 2019 performance periods. Mr. Blake and Mr. Figueredo had 65 points as of March 31, 2017. The amounts shown for Mr. Blake and Mr. Figueredo represent the actual LTIP payouts for FY 2015 — FY 2017 as reported in the 2017 Summary Compensation Table.

(6)	As an Approved Retiree under the ESBP, Mr. Julian is eligible for a post-employment benefit of $1,000,000 on a tax-neutral basis.

(7)

Mr. Julian’s employment agreement provides for additional service credits for the remaining terms of his employment agreement. For Mr. Julian, who is entitled to an Approved Retirement benefit under the EBRP, the amount shown includes six months’ interest accrued at the DCAP Rate, since payment of the benefit is delayed six months to comply with IRC Section 409A.

Incremental Benefits and Payments upon Involuntary Termination in Conjunction with a Change in Control

The CIC Policy provides severance benefits to employees nominated by management and approved by the Compensation Committee. This policy covers NEOs without employment agreements. A detailed discussion of our CIC policy is provided above at “Executive Employment Agreements.”

Upon termination in conjunction with a Change in Control, the 2013 Stock Plan, 2005 Stock Plan and applicable award agreements provide for accelerated vesting of outstanding unvested equity awards. Award agreements under the 2013 Stock Plan provide that upon a Change in Control, TSRUs convert into time-based vesting awards based on the greater of target or actual performance under the terms of the awards through the date of the Change in Control. The MIP provides for payment after the end of the fiscal year in which a Change in Control occurs, equal to the greatest of (i) the target award; (ii) the award payable based on actual performance; or (iii) the average award payable to the participant for the prior three years. This MIP award is also payable if the participant’s employment is involuntarily terminated within 12 months after a Change in Control. The LTIP and applicable award agreements provide for payout of outstanding awards upon an involuntary termination in conjunction with a Change in Control. The LTIP payout is calculated based on achievement against performance measures through the last completed fiscal year.

The table below reflects the incremental benefits payable, in addition to the amounts in the two previous tables, in the event of an involuntary termination in conjunction with a Change in Control effective March 31, 2017:

Name	Gross- Up ($)(1)	Severance ($)(1)	Medical ($)(2)	Office and Secretary ($)	Financial Counseling ($)	Value of Option Vesting ($)(3)	Value of Stock Vesting ($)(3)	MIP ($)(1)(4)	LTIP ($)(5)	Cash Death Benefit (ESBP) ($)	Executive Pension (EBRP) ($)(6)
John H. Hammergren	—	11,552,772	-0-	-0-	-0-	-0-	5,440,104	(9,752,400)	-0-	-0-	-0-
James A. Beer	-0-	4,665,561	55,167	—	—	-0-	4,801,251	1,044,461	1,732,200	—	—
Paul C. Julian	-0-	7,544,234	6,800	—	—	-0-	2,968,758	381,757	-0-	-0-	(879,033)
Patrick J. Blake	-0-	3,565,603	67,064	—	—	297,754	5,222,458	87,564	958,000	—	—
Jorge L. Figueredo	-0-	3,653,046	53,346	—	—	254,471	4,511,700	80,417	861,000	—	—
(1)

Except for Mr. Hammergren, amounts shown are incremental tax-neutral amounts which include six months’ interest accrued at the DCAP Rate, since severance payments are delayed six months to comply with IRC Section 409A. Mr. Hammergren relinquished his right to an excise tax gross-up on March 27, 2012. In the event of an involuntary termination in conjunction with a Change in Control, Mr. Hammergren’s employment agreement provides for a lump-sum cash severance payment equal to the amount payable in the event of an involuntary termination absent a Change in Control. For the other NEOs covered by the CIC Policy and for Mr. Julian, who is covered by an employment agreement, amounts shown represent 2.99 times the sum of annual base salary, plus the greater of a MIP target award or the average actual MIP payout over the last three fiscal years.

(2)	Amounts shown represent the post-employment medical coverage to be provided in conjunction with a Change in Control.

(3)

Amounts shown represent the value of unvested stock options, RSUs and TSRUs as of March 31, 2017. The value shown under option acceleration is calculated as the difference between the option exercise price and $148.26, the closing price of the Company’s common stock on March 31, 2017, the last day of our fiscal year. Employees have the earlier of three years or the option expiration date to exercise vested stock options. Values for TSRU awards reflect target payout amounts. Award agreements under the 2013 Stock Plan provide that upon a Change in Control, TSRUs convert into time-based vesting awards based on the greater of target or actual performance under the terms of the awards through the date of the Change in Control. For more information on unvested equity awards held by NEOs, refer to the 2017 Outstanding Equity Awards Table.

(4)

For Mr. Hammergren, the amount shown represents a reduction from the amount that would be payable in the event of an involuntary termination not for Cause or a voluntary termination for Good Reason, because the amount shown under “Severance” as described in

- 2017 Proxy Statement	65

EXECUTIVE COMPENSATION

footnote (1) above includes the estimated value of three years’ participation in the MIP. Mr. Julian’s employment agreement provides for continued participation in the MIP. For Mr. Beer, Mr. Julian, Mr. Blake and Mr. Figueredo, the amounts shown represent the average MIP payout for the latest three years.

(5)	Amounts shown represent the actual LTIP payout from the FY 2015 — FY 2017 performance period and target payouts for the FY 2016 — FY 2018 and FY 2017 — FY 2019 performance periods.

(6)

For Mr. Julian, who is entitled to an Early Retirement benefit under the EBRP, amounts shown include six months’ interest accrued at the DCAP Rate, since payment of the benefit is delayed six months to comply with IRC Section 409A.

66	- 2017 Proxy Statement

ITEM 3.	Advisory Vote on Executive Compensation

Your Board recommends a vote “FOR” the approval of the compensation of our NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

As required by Exchange Act Section 14A, shareholders are entitled to vote to approve, on a non-binding advisory basis, the compensation of named executive officers (“NEOs”) as disclosed in this proxy statement. This item, commonly known as a “say on pay” proposal, gives shareholders the opportunity to express their views on compensation for NEOs. The vote is not intended to address any specific item of compensation, but rather the overall compensation of NEOs and the objectives, policies and practices described in this proxy statement. Accordingly, you are asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosure.”

Our Board recommends a vote “FOR” this resolution. Despite a challenging year for our industry and for McKesson, we took important steps to position the business for continued, long-term success. We entered FY 2017 with plans to mitigate headwinds arising from moderating generics inflation and customer consolidation. However, we experienced unanticipated, sizeable additional headwinds around lower brand pharmaceutical inflation and increased selling price competition. In FY 2017, in addition to implementing a cost alignment plan to achieve improved efficiencies and realize material savings across the enterprise, we announced a new sourcing partnership for generics with Wal-Mart, we joined with Blackstone Partners to create a new, scaled healthcare technology business, Change Healthcare LLC, and we announced several acquisitions to expand our retail pharmacy footprint and broaden our specialty pharmaceutical capabilities. Having successfully executed against these major, transformative initiatives, we enter FY 2018 focused on building the strength of our customer and supplier relationships, which will drive growth and long-term value creation for our shareholders.

At the same time, because of headwinds we faced in the last fiscal year, we did not perform at our historical levels and as a result, our incentive compensation payouts are down. We tie a significant portion of our CEO and executive officer long-term incentive pay to stock price or operational performance that is directly aligned with the Company’s short- and long-term business plans. The Company’s total shareholder return over the last three years resulted in no payout of shares to our NEOs under the recently completed Total Shareholder Return Unit performance period, and stock option grants made over the last three years are underwater. Fiscal year 2017 payouts to our NEOs under the Company’s annual and long-term cash incentive plans are also down year over year. These results demonstrate strong alignment between pay and performance.

The Compensation Committee continues to establish ambitious targets under our incentive plans. The progressive changes to our executive compensation program reflect our continuing commitment to strengthen McKesson’s pay for performance alignment and to embrace compensation and governance best practices. For more information about our program, including information about the FY 2017 compensation of NEOs, please read the “Compensation Discussion and Analysis” that appears above.

While the say on pay vote is advisory and therefore not binding on the Company, our Board and our Compensation Committee value the opinions of our shareholders, which we receive through a number of vehicles including the say on pay vote. We carefully and thoughtfully consider our shareholders’ concerns and opinions in evaluating our executive compensation program. Since 2011, we have provided for an annual advisory vote on compensation of NEOs.

This year, our shareholders have the opportunity to cast a non-binding advisory vote on the frequency of the Company’s say on pay vote. The proposal is found at Item 4 of this proxy statement.

- 2017 Proxy Statement	67

ITEM 4.	Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation

Your Board recommends a vote “FOR an annual (1-year) frequency” for the advisory vote on executive compensation.

Section 14A of the Exchange Act requires that we provide our shareholders with an opportunity to indicate their preference as to how frequently we should seek an advisory vote on the compensation of our named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every year, once every two years, or once every three years. Shareholders also may abstain from voting on this proposal. We last conducted a non-binding advisory vote on the frequency of an advisory vote on executive compensation at the 2011 Annual Meeting of Stockholders, and since that time we have conducted an annual non-binding advisory vote on executive compensation.

After careful consideration of this proposal, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore your Board recommends that you vote for an annual (1-year) frequency for the advisory vote on executive compensation.

In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation allows our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our shareholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our shareholders on this proposal.

You may cast your vote on your preferred voting frequency by choosing the option of once every year (“1 year”), once every two years (“2 years”), once every three years (“3 years”), or you may abstain from voting on this proposal.

The option of 1 year, 2 years or 3 years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation recommended by shareholders. While this vote on the frequency of the advisory vote on executive compensation is non-binding, the Board and the Compensation Committee will consider the outcome of the vote when determining the frequency of the advisory vote on executive compensation. The Board may determine that it is advisable and in the best interests of the shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option preferred by shareholders.

68	- 2017 Proxy Statement

ITEM 5.	Shareholder Proposal on Independent Board Chairman

The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by the International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC 20001, which represents that it is the holder of 110 shares of the Company’s common stock:

Shareholders of McKesson Corp. (“the Company”), urge the Board of Directors (the “Board”) to take the steps necessary to adopt a policy, with amendments to governing documents as needed, so that, to the extent feasible, the Chairman of the Board shall be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligations and should specify the process for selecting a new independent chairman if the chairman ceases to be independent between annual meetings of shareholders or if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT:

McKesson’s CEO currently serves as Board Chairman. In our view, the chairman should be an independent director, who has not previously served as an executive, in order to provide robust oversight and accountability of management, and to facilitate effective deliberation of corporate strategy, which we believe, is difficult to accomplish when the CEO serves as chairman. Even with robust responsibilities, we believe the position of a lead independent director is inadequate to this task because ultimate responsibility for board leadership remains with the chairman/CEO.

In our opinion, these considerations are especially critical at McKesson given the potential reputational, legal and regulatory risks McKesson faces over its role in the nation’s opioid epidemic, including its history of compliance challenges concerning the distribution of controlled substances. According to the Centers for Disease Control, prescription opioids claim the lives of 62 people a day in this country.

In January 2017, McKesson agreed to pay a $150 million civil penalty for alleged violations of the Controlled Substances Act regarding the distribution of opioids and to suspend sales of controlled substances from four distribution centers. This settlement with the U.S. Department of Justice follows a $13.25 million civil penalty in 2008 for similar violations. The Department stated that the “government’s investigation developed evidence that, even after designing a compliance program after the 2008 settlement, McKesson did not fully implement or adhere to its own program.”

McKesson is also subject to a potentially precedent-setting lawsuit from the State of West Virginia, which alleges intentional and reckless actions by McKesson in failing to investigate, report and cease fulfilling suspicious prescriptions in the state. The case was pending as of February 2017. According to a review of the Drug Enforcement Administration’s drug shipping sales by The Charleston Gazette-Mail, McKesson supplied over 100 million hydrocodone and oxycodone pills between 2007 and 2012 to West Virginian pharmacies, enough for more than 54 pills for every man, woman and child in the state.1

In the midst of such scrutiny, we believe an independent chairman can be invaluable in ensuring McKesson maintains good communications and credibility with stakeholders. In addition, independent board leadership could strengthen board-management dialogue on risk strategy and compliance.

[1]	http://www wvgazettemail.com/news-health/20161217/drug-firms-poured-780m-painkillers-into-wv-amid-rise-of-overdoses

Your Board recommends a vote “AGAINST” this proposal for the following reasons:

The Board has considered this proposal and believes it is not in the best interests of McKesson or its shareholders.

The Board should be able to select its leadership structure based on what will best serve shareholders’ interests under the circumstances.

Our Corporate Governance Guidelines provide the Board with the necessary flexibility to select its Chairman “in any way that it deems best for the Company at any given point in time.” This provides the Board the opportunity to determine, using independent judgment, whether at any given time the Chairman should be an independent director, including whether the positions of Chairman and CEO should be held by the same or separate persons. Adopting a policy that restricts the Board’s judgment and discretion would deprive the Board of the ability to select the most qualified and appropriate individual to serve as Chairman at any given time.

- 2017 Proxy Statement	69

ITEM 5. SHAREHOLDER PROPOSAL ON INDEPENDENT BOARD CHAIRMAN

The Company’s strong Lead Independent Director role, combined with other governance features, already provides the management oversight and independent leadership requested by the shareholder proposal.

Pursuant to our Corporate Governance Guidelines, if the Chairman is not an independent director, the independent directors will appoint an independent director to serve as Lead Independent Director for a two-year term, unless he or she resigns from such position or ceases to be an independent director. Mr. Mueller was elected as the Board’s first Lead Independent Director in July 2013, and he was recently reelected to serve an additional two-year term effective July 26, 2017. The Lead Independent Director has significant authority and responsibilities with respect to the operation of the Board that serve to protect shareholders’ interests by promoting strong management oversight and accountability. The Lead Independent Director’s duties and powers include, but are not limited to, the following:

•	Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	Serve as liaison between the Chairman and the independent directors;

•	Approve meeting agendas for the Board;

•	Approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Call meetings of the independent directors, as appropriate;

•	If requested by major shareholders, ensure that he or she is available for consultations and direct communication;

•	Lead the Board’s annual evaluation of directors and the CEO;

•

Lead the Board’s annual evaluation of the CEO succession process, carry out the responsibilities of the Lead Independent Director specified in the Company’s CEO Absence Event Management Process, and upon the occurrence of a temporary or permanent incapacity or disability or other similar temporary or permanent absence of the Chairman, assume the day-to-day duties and authorities of the Chairman on an interim basis;

•	Recommend to the Governance Committee membership of various Board committees, as well as selection of committee chairs;

•	Retain, or recommend retention of, independent legal, accounting, consulting and other advisors; and

•	Assist in assuring compliance with, and implementation of, the Corporate Governance Guidelines.

Additional information concerning the Lead Independent Director’s role at the Company is available in the section of this proxy statement titled “Board Leadership Structure.”

The Company’s governance structure is working effectively as evidenced by the Company’s strong financial performance during Mr. Hammergren’s tenure and by shareholder support.

Consistent with our Corporate Governance Guidelines, the Board periodically reviews the appropriateness and effectiveness of its leadership structure and determined that, at the present time, Mr. Hammergren’s combined role as Chairman and CEO provides the Company and the Board with strong leadership and continuity of expertise in the Company’s business and corporate governance matters. The Board believes that Mr. Hammergren’s in-depth knowledge of the healthcare industry and of the complex businesses and operations of the Company best equips him to lead Board meetings as the directors discuss key business and strategic matters, as well as to focus the Board on the most critical issues. In addition, maintaining a combined Chairman and CEO structure enables Mr. Hammergren to act as a bridge between management and the Board, which assists the Company’s senior management in understanding and executing on the Board-endorsed vision and strategy. Together, our Lead Independent Director and Mr. Hammergren promote decisive leadership, ensure accountability and oversight of the Company and enhance our ability to communicate with a single and consistent voice to shareholders, customers, employees and other stakeholders. This leadership structure has proven to be a successful governance structure and Board dynamic that has helped the Company achieve strong financial results over Mr. Hammergren’s tenure in the combined role of Chairman and CEO.

Given the length of Mr. Hammergren’s tenure and our performance during that period, the Board believes that separating the roles of Chairman and CEO undermines the clarity of the Company’s strategic focus. In the future, the Board may choose to have an independent director serve as Chairman if it were to determine that this decision would be in the best interests of the Company and its shareholders, and the Board has in fact made this determination in the past. However, the Board strongly believes that it should retain the responsibility to determine the Board leadership structure based on specific circumstances

70	- 2017 Proxy Statement

ITEM 5. SHAREHOLDER PROPOSAL ON INDEPENDENT BOARD CHAIRMAN

and the needs of the Company. This proposal would hinder the Board’s flexibility and independent judgment to structure the Company’s leadership in a manner that serves the best interests of the Company and its shareholders.

McKesson shares the proponent’s view that the opioid epidemic is a public health crisis and the Company is committed to engaging with other stakeholders to advance meaningful solutions.

McKesson has strong programs and processes in place to stop the shipment of controlled substances to pharmacies with suspicious ordering patterns. Providing prescription medications to patients with serious medical needs without letting them get into the hands of bad actors is a healthcare industry-wide challenge. An effective solution will require close coordination by all parties involved in the flow of these medications, including doctors, pharmacists, distributors, manufacturers and regulators.

McKesson is committed to working with the Drug Enforcement Administration on an ongoing basis to identify new ways to prevent misuse of controlled substances. This new level of partnership with regulators, along with the enhancements McKesson has made to its programs and practices, strengthens McKesson’s ability to partner with all participants in the prescription drug supply chain to help prevent diversion while ensuring services to meet patient needs. The Company has published a white paper presenting McKesson’s public policy recommendations to help tackle the problem, entitled “Combatting the Opioid Abuse Epidemic: A Shared Responsibility that Requires Innovative Solutions.” We are discussing these recommendations with federal and state policy makers as well as other stakeholders to work collaboratively towards meaningful solutions.

For the foregoing reasons the Board of Directors believes that this proposal is not in the best interests of McKesson or our shareholders.

Your Board recommends a vote “AGAINST” this proposal.

- 2017 Proxy Statement	71

ITEM 6.	Shareholder Proposal on Action by Written Consent of Shareholders

The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, who represents that he is the holder of no less than 60 shares of the Company’s common stock:

Proposal 6—Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

This proposal topic won our majority support at our 2012 annual meeting. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. Taking action by written consent saves the expense of holding a special shareholder meeting.

Also our company requires 25% of shares to aggregate their holdings to call a special meeting—a much higher hill to climb than the 10% of shares permitted by Delaware law. Dozens of Fortune 500 companies provide for both shareholder rights—to act by written consent and to call a special meeting. Our high 25% threshold for shareholders to call a special meeting is one more reason that we should have the right to act by written consent.

Our lack of confidential voting is another incentive to vote for this proposal and hold our management to a higher standard. Our management can now monitor incoming votes and then use shareholder money to blast shareholders back with costly solicitations on matters where they have a direct self-interest such as such as the ratification of lucrative stock options and to obtain artificially high votes for their lucrative executive pay.

Our management can now do an end run on the effectiveness of say-on-pay votes. Instead of improving executive pay practices in response to disapproving shareholder votes, our management can easily manipulate the say-on-pay vote to a higher percentage—funded by shareholders without their consent. Without confidential voting our management can simply blast shareholders by using multiple professional proxy solicitor firms at shareholder expense (no timely disclosure of the complete cost) with one-way communication by mail and electronic mail (right up to the deadline) to artificially boost the vote for their self-interest executive pay ballot items. Our management received 19% disapproval for its executive pay in 2016—which is relatively high disapproval.

Returning to the core topic of this proposal,

Please vote to enhance shareholder value:

Right to Act by Written Consent—Proposal 6

Your Board recommends a vote “AGAINST” this proposal for the following reasons:

The Board has considered this proposal and believes it is not in the best interests of McKesson or its shareholders.

Our shareholders already have the right to call a special meeting at any time.

The Board believes that implementation of this proposal about shareholder action by written consent is unnecessary given the ability of shareholders to call special meetings. Currently, any matter that either McKesson or its shareholders wish to present for a vote must be presented at an annual or special meeting of shareholders. This allows all shareholders to consider, discuss and vote on pending shareholder actions. In contrast, the written consent proposal at issue would permit a small group of

72	- 2017 Proxy Statement

ITEM 6. SHAREHOLDER PROPOSAL ON ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

shareholders (including those who accumulate a short-term voting position through the borrowing of shares) with no fiduciary duties to other shareholders to initiate action with no prior notice either to the other shareholders or to the Company, thus preventing all shareholders from having an opportunity to deliberate in an open and transparent manner, and to consider arguments for and against any action, including the Company’s position.

Our shareholders have expressed that the right of shareholders to act by written consent is not warranted.

Our shareholders last considered the right to act by written consent at the 2014 Annual Meeting of Stockholders, at which our shareholders rejected a shareholder proposal requesting that the Board take the steps necessary to permit shareholder action by written consent. This voting result is consistent with feedback we received directly from a number of shareholders through our investor outreach. For more information, see the section of the proxy statement titled “Corporate Governance—Shareholder Right to Call a Special Meeting.”

In addition to considering feedback from our shareholders, the Board has considered the costs and risks to the Company that the right of shareholders to act by written consent would introduce. The Board believes that the governance process whereby corporate actions are approved at a meeting of the shareholders, whether an annual meeting or a special meeting, provides certain protections and advantages to our shareholders. Approval of proposals at a shareholder meeting ensures that proposals are widely disseminated to our shareholders through the proxy statement and any additional soliciting materials, which must contain information about the proposed action as specified by the Securities and Exchange Commission. If a meeting is convened, the Board is provided with an opportunity to present an analysis of such proposals and can present its recommendations to the Company’s shareholders. The proxy statement and any additional soliciting materials must be distributed to all shareholders of record in advance of the meeting, providing shareholders with sufficient time and opportunity to consider the proposals and make a decision regarding how to vote or direct their proxies.

By contrast, action by less than unanimous written consent at any time does not guarantee any of these protections or advantages. In general, shareholders are not entitled to receive notice of actions to be taken by written consent and, thus, may not be given sufficient time or opportunity to evaluate the proposed action. Further, the Board does not have the opportunity to analyze and provide a recommendation with respect to a proposed action by written consent, and proponents of the proposed action need not provide any information regarding themselves or their interests in the proposed action to other shareholders or the Company.

Action by written consent is not an effective means for shareholders to express their views.

Apart from the desirability of a shareholder right to call a special meeting compared with a shareholder’s right to act by written consent, the Board believes this proposal is not in the best interests of the Company. The Board opposes this proposal because it could have adverse consequences to McKesson and its shareholders, including potential abuse, disenfranchisement of minority shareholders, lack of transparency and accountability to our shareholders, and the undermining of an orderly governance process for taking significant corporate actions, all as described more fully below.

This proposal, if implemented by the Company, would provide certain of our shareholders with the ability to take an action without input from and notice to all of our shareholders. As a result, this proposal could have adverse consequences, as noted above, including effectively disenfranchising those shareholders not participating in the written consent. This is of particular concern in cases involving significant corporate actions and in the context of contests for corporate control of the Company. For example, our Certificate of Incorporation and By-Laws permit our shareholders to remove directors without cause and to fill vacancies on the Board. Shareholders could act by written consent to remove one or more of our directors without cause and replace a removed director, all outside of the normal cycle of the annual meetings of our shareholders or a special meeting of our shareholders. Consequently, the written consent process could be used to replace existing members of the Board with little or no notice to the Board or the Company’s other shareholders, which could be highly disruptive to the Company and, therefore, not in the best interests of the Company or our shareholders.

In addition, because proponents of an action by written consent need not satisfy any holding requirements with respect to our common stock, market participants engaging in short-term speculation could potentially determine the outcome of any particular issue. Such shareholders may not act in the interests of longer-term holders of our common stock.

The Board believes that the potential for abuse and disenfranchisement of minority shareholders and other adverse consequences associated with the right to act by less than unanimous written consent outweighs any potential benefits to our shareholders. In addition, our shareholders have other avenues for raising important matters with our Board other than in connection with our annual meeting of stockholders. Besides the right to call a special meeting, the Company has procedures in place that provide our shareholders with the opportunity to communicate directly with members of the Board, including the Lead Independent Director, as described in the section of this proxy statement titled “Communications with Directors.”

- 2017 Proxy Statement	73

ITEM 6. SHAREHOLDER PROPOSAL ON ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

We have demonstrated a commitment to corporate governance best practices.

In addition to providing for shareholders’ right to call special meetings, the Company has enhanced its governance practices in response to shareholder feedback. The Board believes the need for adoption of this proposal should be evaluated in the context of the Company’s other governance best practices, as described in the section of this proxy statement titled “Corporate Governance.”

Finally, it should be noted that the proponent’s miscellaneous comments in this proposal regarding executive compensation and proxy solicitation are not relevant in evaluating the advisability of permitting action by written consent. Nevertheless, in light of such comments, we urge you to review the sections of this proxy statement titled “Executive Compensation” and “Election of Directors” which address matters raised by those comments.

For the foregoing reasons, the Board of Directors believes that this proposal is not in the best interests of McKesson or our shareholders.

Your Board recommends a vote “AGAINST” this proposal.

74	- 2017 Proxy Statement

ADDITIONAL MATTERS

Proxies and Voting at the Annual Meeting

Record Date; Who Can Vote

On June 16, 2017, the Company began delivering proxy materials to all shareholders of record at the close of business on May 31, 2017 (“Record Date”). On the Record Date, there were 211,456,289 shares of the Company’s common stock outstanding and entitled to vote. As a shareholder, you are entitled to one vote for each share of common stock you held on the Record Date, including shares: (A) held for you in an account with a broker, bank or other nominee; (B) held directly in your name as the shareholder of record; or (C) allocated to your account in the Company’s Profit-Sharing Investment Plan (“PSIP”).

How to Vote

Shareholders can vote by using the Internet, telephone or mail, or in person at the Annual Meeting.

Shareholders of Record or a Participant in the Company’s PSIP

If you are a shareholder of record or a participant in the Company’s PSIP, you can vote your shares by using the Internet, by calling a toll-free number, or by mailing your signed proxy card(s). Specific instructions for voting by means of the Internet or telephone are included on the accompanying proxy card. The Internet and telephone voting procedures are designed to authenticate your identity, allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you do not wish to vote via the Internet or by telephone, please complete, sign and return the proxy card in the self-addressed, postage-paid envelope provided.

Street Name Shareholders

If you have shares held by a broker, bank or other nominee, you can vote your shares by following the instructions provided by your broker, bank or other nominee. If you wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instruction regarding obtaining a legal proxy.

Your vote as a shareholder is important. Please vote as soon as possible to ensure that your vote is recorded.

Valid Proxies

All shares represented by valid proxies will be voted as specified. If you sign and return a proxy card without specific voting instructions, your shares will be voted as recommended by our Board of Directors on all proposals described in this proxy statement, and in the discretion of the designated proxy holders as to any other matters that may properly come before the Annual Meeting. We currently know of no matter to be presented at the Annual Meeting in addition to the proposals described in this proxy statement.

All votes cast at the Annual Meeting will be tabulated by Broadridge Financial Solutions, Inc. (“Broadridge”), which has been appointed the independent inspector of election. Broadridge will determine whether or not a quorum is present.

Revocation

You can revoke your proxy at any time before the Annual Meeting by sending to the Company’s Secretary a written revocation or a proxy bearing a later date. You may also revoke your proxy by attending the Annual Meeting in person and casting a ballot. If you hold your shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee as to how to vote your shares, you must obtain a legal proxy and bring it to the meeting in order to change your vote or to vote at the meeting. Please contact your broker, bank or other nominee for specific information on how to obtain a legal proxy.

- 2017 Proxy Statement	75

ADDITIONAL MATTERS

Attendance

You will need to bring your admission ticket and any valid government-issued form of identification if you plan to attend the Annual Meeting. You will find an admission ticket attached to the proxy card if you are a registered shareholder or PSIP participant. If your shares are held in the name of a broker, bank or other nominee and you plan to attend the Annual Meeting in person, you may obtain an admission ticket at the Annual Meeting by presenting proof of ownership, such as a brokerage or bank account statement, along with a valid form of identification. Shareholders who do not have an admission ticket will only be admitted at the sole discretion of the Company upon verification of ownership.

Dividend Reinvestment Plan

For those shareholders who participate in the Company’s Automatic Dividend Reinvestment Plan (“DRP”), the enclosed proxy card includes all full shares of common stock held in your DRP account on the Record Date for the Annual Meeting, as well as your shares held of record.

Vote Required and Method of Counting Votes

Item 1 – Election of Directors. Each share of the Company’s common stock you own entitles you to one vote at the Annual Meeting. You may vote “for” or “against” one or more of the director nominees, or “abstain” from voting on the election of any nominee. A nominee will be elected as a director if he or she receives a majority of votes cast (that is, the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). Abstentions or broker non-votes (as described below) will not count as votes cast and will have no effect on the outcome of the matter. There is no cumulative voting with respect to the election of directors.

Item 4 – Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation. The frequency that receives the highest number of votes cast will constitute the non-binding, advisory recommendation of the stockholders as to the frequency of holding an advisory vote on executive compensation. You may vote for a frequency of once every year, once every two years, or once every three years, or you may “abstain” from voting on this proposal. Abstentions or broker non-votes, if any, will not count as votes cast and therefore will not have an effect on the outcome.

All Other Items – For all other items to be presented at the Annual Meeting, approval of each of these proposals requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. You may vote “for” or “against,” or “abstain” from voting on, each of these other proposals. Shares represented by abstentions on a proposal will be counted as present at the Annual Meeting and will have the effect of a vote against the matter; however, broker non-votes with respect to a proposal will have no effect on the outcome of the matter.

Voting Results

We intend to announce preliminary voting results at the Annual Meeting, and publish preliminary voting results or, if available, final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

Quorum Requirement

The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. In the event of abstentions or broker non-votes, the shares represented will be considered present for quorum purposes.

Broker Non-Votes

Generally, broker non-votes occur when a broker, bank or other nominee does not have discretion to vote on a proposal without specific instructions from the beneficial owner and instructions are not given. Rules of the NYSE prohibit discretionary voting by brokers on certain matters. At the Annual Meeting, if brokers, banks and other nominees have not received instructions from the beneficial owners, they will not be permitted to vote on any proposal other than the ratification of the appointment of the independent registered public accounting firm (Item 2).

Therefore, we encourage all beneficial owners to provide voting instructions to your nominees to ensure that your shares are voted at the Annual Meeting.

76	- 2017 Proxy Statement

ADDITIONAL MATTERS

Profit-Sharing Investment Plan

Participants in the Company’s tax-qualified 401(k) plan, the PSIP, have the right to instruct the PSIP trustee, on a confidential basis, how the shares allocated to their accounts are to be voted, and will receive a voting instruction card for that purpose. In general, the PSIP provides that all shares for which no voting instructions are received from participants will be voted by the trustee in the same proportion as shares for which voting instructions are received. However, shares that have been allocated to PSIP participants’ PAYSOP accounts for which no voting instructions are received will not be voted.

List of Shareholders

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the meeting and for 10 days prior to the meeting for any purpose germane to the Annual Meeting, during ordinary business hours, at our principal executive offices at One Post Street, 32nd Floor, San Francisco, California 94104. You may obtain this information by contacting the Secretary of the Company.

Online Access to Annual Reports on Form 10-K and Proxy Statements

The notice of annual meeting, proxy statement and Annual Report on Form 10-K for our fiscal year ended March 31, 2017 are available at www.proxyvote.com. Instead of receiving future copies of the proxy statement and Annual Report on Form 10-K by mail, you may, by following the applicable procedures described below, elect to receive these documents electronically, in which case you will receive an e-mail with a link to these documents.

Shareholders of Record: You may elect to receive proxy materials online next year in place of printed materials by logging on to www.proxyvote.com and entering your control number, which you can find on the accompanying proxy card. By doing so you will save the Company printing and mailing expenses, reduce the impact on the environment and obtain immediate access to the Annual Report on the Form 10-K, proxy statement and voting form when they become available.

Beneficial Shareholders: If you hold your shares through a broker, bank or other holder of record, you may also have the opportunity to receive copies of the proxy statement and Annual Report on Form 10-K electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank or other holder of record regarding the availability of this service or contact the broker, bank or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

If you elect to receive your materials via the Internet, you can still request paper copies by leaving a message with Investor Relations at (800) 826-9360 or by sending an e-mail to investors@mckesson.com.

Householding of Proxy Materials

In a further effort to reduce printing costs, postage fees and the impact on the environment, we have adopted a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless any of these shareholders notifies us that he or she wishes to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another shareholder and received only one set of proxy materials, but would like to request a separate copy of these materials, please contact Broadridge by calling (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Similarly, you may also contact Broadridge if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Solicitation of Proxies

The Company is paying the cost of preparing, printing and mailing these proxy materials. We will reimburse brokerage firms, banks and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. The Company has retained Broadridge to assist in distributing these proxy materials. We have also engaged Georgeson Shareholder Communications Inc. (“Georgeson”), a proxy solicitation firm, to assist in the solicitation of proxies. We expect Georgeson’s fee to be approximately $20,000 plus out-of-pocket expenses. The directors, officers and employees of the Company may also participate in the solicitation without remuneration in addition to compensation received as directors, officers or employees.

- 2017 Proxy Statement	77

ADDITIONAL MATTERS

Proxy Authority

In addition to voting choices specifically marked, and unless otherwise indicated by the shareholder, the proxy card confers discretionary authority on the named proxy holders to vote on any matter that properly comes before the Annual Meeting, which is not described in these proxy materials. At the time this proxy statement went to press, the Company knew of no other matters that might be presented for shareholder action at the Annual Meeting.

Other Matters

Certain Relationships and Related Transactions

The Company and its subsidiaries may have transactions in the ordinary course of business with unaffiliated companies of which certain of the Company’s directors are directors and/or executive officers. The Company does not consider the amounts involved in these transactions to be material in relation to its businesses, the businesses of such other companies or the interests of the directors involved. In addition, the Company believes that these transactions are on the same terms generally offered by such other companies to other entities in comparable transactions. The Company anticipates that similar transactions may occur in FY 2018.

The brother-in-law of Mr. Hammergren is employed by the Company and received approximately $139,576 in salary and bonus during FY 2017 and was eligible to participate in the Company’s general employee benefit plans. The son, daughter and son-in-law of Mr. Julian are employed by the Company and in the aggregate they received $503,476 in salary and bonus during FY 2017 and were eligible to participate in the Company’s general employee benefit plans. Such compensation was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. The Company believes that the relationships and transactions described herein were on terms that were reasonable and in the best interests of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires certain persons, including the Company’s directors and executive officers, to file reports of ownership and changes in ownership with the SEC. Based on the Company’s review of the reporting forms that it received, the Company believes that all such filing requirements were satisfied for FY 2017.

Shareholder Proposals for the 2018 Annual Meeting

To be eligible for inclusion in the Company’s 2018 proxy statement pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals must be sent to the Secretary of the Company at the principal executive offices of the Company, One Post Street, 32nd Floor, San Francisco, California 94104, and must be received no later than February 8, 2018. The Company’s Advance Notice By-Law provisions require that shareholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted in accordance with the requirements of the By-Laws, no later than April 27, 2018 and no earlier than March 28, 2018.

A copy of the full text of the Company’s Advance Notice By-Law provisions referred to above may be obtained by writing to the Secretary of the Company.

By Order of the Board of Directors

John G. Saia

Associate General Counsel and Corporate Secretary

June 16, 2017

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, on file with the Securities and Exchange Commission, excluding certain exhibits, may be obtained without charge by writing to Investor Relations, Box K, McKesson Corporation, One Post Street, San Francisco, California 94104.

78	- 2017 Proxy Statement

APPENDIX A — SUPPLEMENTAL INFORMATION

Reconciliation of GAAP Earnings Per Share to Adjusted Earnings Per Share (Non-GAAP)

	Years Ended March 31,
	2017		2016		2015		2014
Diluted earnings per share from continuing operations, net of tax, attributable to McKesson Corporation (GAAP)	$23.28		$9.84		$7.54		$6.08
Adjustments, net of tax:
Amortization of acquisition-related intangibles	1.39		1.27		1.43		0.85
Acquisition expenses and related adjustments	(13.03)		0.34		0.63		0.63
Claim and litigation reserve adjustments	(0.02)		—		0.64		0.23
LIFO-related adjustments	(0.01)		0.63		0.87		0.81
Adjusted Earnings per diluted share (Non-GAAP)(1)	$11.61		$12.08		$11.11		$8.60

Adjustments, net of tax:
Goodwill impairment charges	1.26		—		—		—
Restructuring charges related to the 2016 cost alignment plan	0.04		0.73		—		—
Gains from sale of businesses	—		(0.29)		—		—
Other	0.19	(a)(b)	0.05	(a)(b)	0.09	(a)	—
Adjusted EPS for incentive compensation calculation (Non-GAAP)(1)	$13.10		$12.57		$11.20		$8.35	(c)
(1)	Certain computations may reflect rounding adjustments.

(a)	Excludes foreign currency effects primarily related to Euro and Canadian dollar of $0.07, $0.01 and $0.09 per adjusted diluted shares in 2017, 2016 and 2015.

(b)	2017 and 2016 include adjustments of $0.12 and $0.04 to neutralize for the full year effect of divestitures completed during the applicable fiscal year.

(c)

2014 Adjusted EPS of $8.35 per share represents our results “as reported” in May 2014. 2014 Adjusted EPS was subsequently recast to $8.60 per share primarily due to the reclassification of our Brazilian Pharmaceutical distribution business to discontinued operations.

Supplemental Non-GAAP Financial Information

In an effort to provide investors with additional information regarding the company’s financial results as determined by generally accepted accounting principles (“GAAP”), McKesson Corporation (the “Company” or “we”) also presents the following non-GAAP measures. The Company believes the presentation of non-GAAP measures provides useful supplemental information to investors with regard to its operating performance, as well as assists with the comparison of its past financial performance to the Company’s future financial results. Moreover, the Company believes that the presentation of non-GAAP measures assists investors’ ability to compare its financial results to those of other companies in the same industry. However, the Company’s non-GAAP measures may be defined and calculated differently by other companies in the same industry.

•

Adjusted Earnings (Non-GAAP): We define Adjusted Earnings as GAAP income from continuing operations attributable to McKesson, excluding amortization of acquisition-related intangible assets, acquisition expenses and related adjustments, certain claim and litigation reserve adjustments and Last-In-First-Out (“LIFO”) inventory-related adjustments, as well as the related income tax effects. The Company evaluates its definition of Adjusted Earnings on a periodic basis and updates the definition from time to time. The evaluation considers both the quantitative and qualitative aspect of the Company’s presentation of Adjusted Earnings.

Amortization of acquisition-related intangibles — Amortization expense of acquired intangible assets purchased in connection with business acquisitions by the Company.

- 2017 Proxy Statement	A-1

APPENDIX A

Acquisition expenses and related adjustments — Transaction, integration and other expenses that are directly related to business acquisitions and the Healthcare Technology Net Asset Exchange by the Company. Examples include transaction closing costs, professional service fees, restructuring or severance charges, retention payments, employee relocation expenses, facility or other exit-related expenses, recoveries of acquisition-related expenses or post-closing expenses, bridge loan fees, gains or losses related to foreign currency contracts, and gains or losses on business combinations and gain on the Healthcare Technology Net Asset Exchange.

Claim and litigation reserve adjustments — Adjustments to the Company’s reserves, including accrued interest if applicable, for estimated probable losses for its Controlled Substance Distribution Claims and the Average Wholesale Price litigation matters, as such terms are defined in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

LIFO-related adjustments — Last-In-First-Out (“LIFO”) inventory-related adjustments.

Income taxes on Adjusted Earnings are calculated in accordance with Accounting Standards Codification (“ASC”) 740, “Income Taxes,” which is the same accounting principle used by the Company when presenting its GAAP financial results.

•

Constant Currency (Non-GAAP): To present our financial results on a constant currency basis, we convert current year period results of our operations in foreign countries, which are recorded in local currencies, into U.S. dollars by applying the average foreign currency exchange rates of the comparable prior year period. To present Adjusted Earnings per diluted share on a constant currency basis, we estimate the impact of foreign currency rate fluctuations on the Company’s noncontrolling interests and adjusted income tax expense, which may vary from quarter to quarter. Revenues on a Constant Currency basis for 2017 were $199.7 billion.

The Company internally uses non-GAAP financial measures in connection with its own financial planning and reporting processes. Specifically, Adjusted Earnings serves as one of the measures management utilizes when allocating resources, deploying capital and assessing business performance and employee incentive compensation. The Company conducts its business worldwide in local currencies, including Euro, British pound and Canadian dollar. As a result, the comparability of our results reported in U.S. dollars can be affected by changes in foreign currency exchange rates. We present constant currency information to provide a framework for assessing how our business performed excluding the estimated effect of foreign currency exchange rate fluctuations. Nonetheless, non-GAAP financial results and related measures disclosed by the Company should not be considered a substitute for, nor superior to, financial results and measures as determined or calculated in accordance with GAAP.

A-2	- 2017 Proxy Statement

McKESSON CORPORATION C/O CORPORATE SECRETARY’S DEPARTMENT ONE POST STREET, 32ND FLOOR SAN FRANCISCO, CA 94104

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until the cut-off time.* Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until the cut-off time.* Have your proxy card in hand when you call and then follow the instructions.

	*Cut-off Time:	11:59 P.M. Eastern Time on July 23, 2017, for participants in the McKesson Corporation Profit-Sharing Investment Plan. 11:59 P.M. Eastern Time on July 25, 2017, for all other stockholders.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E29880-P85736                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

McKESSON CORPORATION

The Board of Directors recommends a vote FOR the listed nominees:

1.	Election of eight directors for a one-year term.

	Nominees:		For	Against	Abstain

	1a.	Andy D. Bryant	☐	☐	☐

	1b.	N. Anthony Coles, M.D.	☐	☐	☐

	1c.	John H. Hammergren	☐	☐	☐

	1d.	M. Christine Jacobs	☐	☐	☐

	1e.	Donald R. Knauss	☐	☐	☐

	1f.	Marie L. Knowles	☐	☐	☐

	1g.	Edward A. Mueller	☐	☐	☐

	1h.	Susan R. Salka	☐	☐	☐

The Board of Directors recommends a vote FOR the following proposals:		For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending March 31, 2018.	☐	☐	☐

3.	Advisory vote on executive compensation.	☐	☐	☐

The Board of Directors recommends a vote for 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain

4.	Advisory vote on the frequency of the advisory vote on executive compensation. ☐	☐	☐	☐

The Board of Directors recommends a vote AGAINST the following proposals:		For	Against	Abstain

5.	Shareholder proposal on independent board chairman.	☐	☐	☐

6.	Shareholder proposal on action by written consent of shareholders.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or partner.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

V.1.1

Annual Meeting Admission Ticket

McKesson Corporation

Annual Meeting of Stockholders

Wednesday, July 26, 2017

8:30 A.M. Central Daylight Time

Irving-Las Colinas Chamber of Commerce

5201 N. O’Connor Blvd.

Irving, TX 75039

This Admission Ticket and valid picture I.D. will be required to admit you to the meeting

Please write your name and address in the space provided below and present this ticket when you enter

Name:

Address:

City, State and Zip Code:

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E29881-P85736

McKESSON CORPORATION

This proxy is solicited by the Board of Directors

Annual Meeting of Stockholders

July 26, 2017, 8:30 A.M. Central Daylight Time

The stockholder(s) hereby appoint(s) James A. Beer, Lori A. Schechter and John G. Saia, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of McKesson Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders, and any adjournment or postponement thereof. If the stockholder(s) hold(s) shares of common stock of McKesson Corporation in the corporation’s Profit-Sharing Investment Plan (“PSIP”), the stockholder(s) hereby authorize(s) and direct(s) the trustee of the PSIP to vote all shares in the account of the stockholder(s) under the PSIP in the manner indicated on the reverse side of this proxy at the Annual Meeting, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted in accordance with the Board of Directors’ recommendations, and in the discretion of the proxy holder on any other matter that may properly come before the meeting. If shares are held in the PSIP and no direction is given, the trustee will vote such shares in the same proportion as shares for which voting instructions are received.

Address Changes/Comments:

Continued and to be signed on reverse side

V.1.1